Exhibit 10.1
Final Execution Copy
AMENDED AND RESTATED MASTER PROFESSIONAL SERVICES AGREEMENT
     This Amended and Restated Master Professional Services Agreement (this “Agreement”) is entered into effective February 24, 2009 (the “Effective Date”) by and between ABM Industries Incorporated, a Delaware corporation having a principal place of business in San Francisco, California (“ABM or Customer”), and International Business Machines Corporation, a New York corporation having a principal place in Somers, New York (“Supplier”).
     WHEREAS, ABM and Supplier have engaged in extensive negotiations, discussions and due diligence that have culminated in the formation of the contractual relationship described in this Amended and Restated Agreement; and
     WHEREAS, ABM terminated the following Functional Service Areas (and any Cross-Tower Services performed by Supplier in connection with or as part of such Functional Service Areas) (the "Terminated Services”) under the Master Professional Agreement entered into between ABM Industries Incorporated and International Business Machines Corporation as of October 1, 2006 (the “Original Agreement”), for convenience effective as of January 20, 2009:
•	Network Services, as further described in Schedule E.2;

•	VIP and Workstation Services, as further described in Schedule E.3:

•	Help Desk Services, as further described in Schedule E.4;

•	Application Management Services (“AMS”), as further described in Schedule E.5; and

•	Data Center and Server Services, as further described in Schedule E.1; and
     WHEREAS, Supplier has provided and will continue to provide the Terminated Services in accordance with Section 4.3(b)(8) (as modified by the Memorandum of Understanding dated January 20, 2009) of the Original Agreement to and until the transition of such Services to ABM or a successor provider;
     WHEREAS, ABM desires to procure from Supplier, and Supplier desires to provide to ABM and the Eligible Recipients the Data Center Services described in this Amended and Restated Agreement and in the Companion Agreement(s) (defined below), on the terms and conditions specified herein.
     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and of other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, ABM and Supplier (the “Parties” and each, a “Party”) hereby agree as follows:
1.	BACKGROUND AND OBJECTIVES

1.1	ITO Services.

ABM desires that certain information technology services presently performed and managed by or for ABM and the Eligible Recipients and certain additional information technology services, as each is described in this Agreement (collectively “ITO Services”) be performed and managed by Supplier. Supplier has carefully reviewed ABM’s requirements, has performed all due diligence it deems necessary, and desires to perform and manage such ITO Services for ABM and the Eligible Recipients.

1.2	Goals and Objectives.

The Parties acknowledge and agree that the specific goals and objectives of the Parties in entering into this Agreement are to:
(a)	attain ABM’s specific objectives for the Services, including:
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(i)	providing Services and solutions in full alignment with business unit requirements and exploiting the technologies and associated services for competitive advantage;

(ii)	maintaining and continuously improving quality of the Services, improving availability and responsiveness of the Services and meeting deliverables on time and on budget;

(iii)	reducing overall expenses and efficiently deploying capital associated with the Services; and

(iv)	measuring and improving overall customer satisfaction, proactively anticipating customer needs and maintaining clear accountability with respect to the Services; and
(b)	attain ABM’s broader objectives for entering into this Agreement with Supplier, including:
(i)	improving ABM’s and the Eligible Recipients’ access to resources and technology, and leveraging Supplier’s size, scale, and expertise to make overall improvements in delivery of the Services; and

(ii)	achieving additional reductions in expenses and capital that are otherwise not achievable by ABM, changing fixed costs to variable costs by procuring Services as needed, based on business demand and providing better linkage of cost to the discrete Services provided, and increasing ABM’s and the Eligible Recipients’ ease and accuracy associated with invoicing and internal chargeback capabilities.
1.3	Interpretation.

The provisions of this Article 1 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties’ obligations or alter the plain meaning of this Agreement’s terms and conditions, as set forth hereinafter. However, to the extent the terms and conditions of this Agreement are unclear or ambiguous, such terms and conditions are to be construed so as to be consistent with the background and objectives set forth in this Article 1.

2.	DEFINITIONS AND DOCUMENTS

2.1	Definitions.

As used in this Agreement:
(1)	“ABM Data” shall mean any data or information of ABM or any Eligible Recipient that is provided to or obtained by Supplier in connection with the negotiation and execution of this Agreement or the performance of its obligations under this Agreement, including data and information with respect to the businesses, customer, operations, facilities, products, rates, regulatory compliance, competitors, consumer markets, assets, expenditures, mergers, acquisitions, divestitures, billings, collections, revenues and finances of ABM or any Eligible Recipient. ABM Data also shall mean any data or information of ABM or an Eligible Recipient (i) created, generated, collected or processed by Supplier in the performance of its obligations under this Agreement, including data processing input and output, asset information, Reports, third party service and product agreements of ABM or an Eligible Recipient, and retained expenses or (ii) that resides in or is accessed through Software, Equipment or Systems provided, operated, supported, or used by Supplier in connection with the Services, as well as information derived from this data and information. ABM Data shall not include any Supplier Proprietary Information.

(2)	“ABM Facilities” means the facilities listed in Schedule O.1 provided by ABM or the Eligible Recipient for the use of Supplier to the extent necessary to provide the Services.
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(3)	“ABM Owned Materials” shall have the meaning given in Section 14.1(a).

(4)	“ABM Owned Software” means Software owned by ABM or an ABM Affiliate or an Eligible Recipient, including ABM Owned Software installed in Supported Equipment, as this term is defined herein.

(5)	“ABM Personal Data” shall mean that portion of ABM Data that is subject to any Privacy Laws.

(6)	“ABM Contract Manager” shall have the meaning given in Section 10.1.

(7)	“ABM Hires” shall have the meaning given in Section 17.2(j)(i).

(8)	Reserved.

(9)	“ABM Third Party Contractors” shall have the meaning given in Section 4.4(a).

(10)	“Acceptance” shall mean the determination, in ABM’s reasonable discretion, and in accordance with the criteria agreed to by the Parties that a contract deliverables are in Compliance in all material respects with the Specifications.

(11)	“Additional Resource Charge” or “ARC” is the charge per Resource Unit that is applicable whenever the actual consumption of a Resource Unit by the Eligible Recipients exceeds the Resource Baseline set forth in Schedule J. The total additional charges will be calculated by multiplying the Additional Resource Charge by the number of Resource Units in excess of the Resource Baseline actually consumed by the Eligible Recipients.

(12)	Reserved.

(13)	“Affiliate” shall mean, generally, with respect to any Entity, any other Entity Controlling, Controlled by or under common Control with such Entity.

(14)	“Agreement” shall have the meaning given in the Preamble.

(15)	“Allocation of Pool Percentage” means for a particular Critical Performance Indicator, the portion of At Risk Amount allocated to such Critical Performance Indicator and used to calculate the Service Level Credit payable to ABM in the event of a Service Level Default in such Critical Performance Indicator. In no event shall the sum of all Allocations of Pool Percentage exceed one hundred percent (100%).

(16)	“Antivirus Software” means all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used to monitor for, filter and detect the presence of Malicious Code and repair or remediate the effects of Malicious Code to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(17)	“Applications Software” or “Applications” shall mean those software application programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) used to support day-to-day business operations and accomplish specific business objectives to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(18)	“Asset Management Software” means all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used to record, track and report information required to manage asset
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inventories to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(19)	“At Risk Amount” means, for any month during the Term, an amount, expressed as a percentage of the Monthly Charges, which is the maximum amount that the Supplier will have at risk for Service Level Credits. The At Risk Amount shall be 10% of the Monthly Charges.

(20)	“Authorized User” means (i) all Eligible Recipients and their respective employees, contractors, subcontractors, customers, agents and representatives (other than Supplier and its Subcontractors), and (ii) other persons or Entities designated by ABM to receive or use the Systems or Services provided by Supplier.

(21)	Reserved.

(22)	Reserved.

(23)	Reserved.

(24)	Reserved.

(25)	Reserved.

(26)	“Change Management” means the processes and procedures relating to managing, planning and performing all System Changes pertaining to the Services, including System Changes to individual components, and the coordination of such changes across all components as set forth in Schedule E and the Policy and Procedures Manual. Change Management will support and include checkpoints to ensure that System Changes may be implemented in accordance with the Change Control Procedures.

(27)	“Charges” means the amounts set forth in this Agreement, including in Article 11 and Schedule J, as charges for the Services Service Taxes and ABM retained expenses.

(28)	“Commencement Date” shall mean March 1, 2009, or such other date as the Parties may agree upon in writing as the date on which Supplier will assume full responsibility for the Services.

(29)	“Compiler” means all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used to compile source code to executable code (e.g., C++, ADA, Cobol, JAVA, Fortran) to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(30)	“Compliance” and “Comply” shall mean, with respect to contract deliverables to be implemented, designed, developed, delivered, integrated, installed and/or tested by Supplier, compliance in all material respects with the Specifications.

(31)	“Contract Year” means, for the first Contract Year, a period commencing on the Commencement Date and ending on October 31, 2009, and, for each ensuing Contract Year, a twelve (12) month period commencing on November 1 and ending on October 31 (or, if earlier, on the last day of the Term). If any Contract Year is less than twelve (12) months, the rights and obligations under this Agreement that are calculated on a Contract Year basis will be proportionately adjusted for such shorter period.

(32)	“Control” and its derivatives shall mean: (a) the legal, beneficial, or equitable ownership, directly or indirectly, of (i) at least 50% of the aggregate of all voting equity interests in an Entity or (ii) equity interests having the right to at least 50% of the profits of an Entity or, in the event of
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dissolution, to at least 50% of the assets of an Entity; (b) the right to appoint, directly or indirectly, a majority of the board of directors; (c) the right to control, directly or indirectly, the management or direction of the Entity by contract or corporate governance document; or (d) in the case of a partnership, the holding by an Entity (or one of its Affiliates) of the position of sole general partner.

(33)	“Critical Deliverable” shall have the meaning given in Schedule G.

(34)	“Critical Performance Indicator(s)” or “CPI” shall have the meaning given in Schedule G.

(35)	“Database Software” means all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used to deliver database services to the enterprise to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1. Database Software includes database engines such as Sybase, Oracle, DB2. SQL Server and associated modules (e.g., form builders, report generators, and backup software) and the tools used to manage and monitor performance of the database.

(36)	“Deliverable” means a Developed Material that is identified as a deliverable in the Agreement, or in a statement of work, project plan, or other writing by or between the Parties.

(37)	“Deliverable Credits” means the monetary amount(s) that Supplier shall pay to ABM (or apply against monthly Charges) if Supplier fails to meet its obligations with respect to a Critical Deliverable, as further described in Section 7.2(b) and Schedule G.

(38)	“Derivative Work” means a work based on one or more preexisting works, including a condensation, transformation, translation, modification, expansion, or adaptation, that, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement under applicable Law, but excluding the preexisting work.

(39)	“Developed Materials” shall mean any Materials (including Software), or any modifications, enhancements or Derivative Works thereof, developed by or on behalf of Supplier for ABM or the Eligible Recipients in connection with or as part of the Services.

(40)	“Development Tool” means all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used in the development, testing, deployment and maintenance of Applications to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(41)	“Direct Supplier Competitors” shall mean the Entities identified in Schedule P.2, as such list of Entities may be modified by Supplier from time to time, provided, however, that such list shall at no time exceed twenty (20) Entities unless otherwise agreed by the Parties.

(42)	“Direct ABM Competitors” shall mean the Entities identified in Schedule P.1, as well as their Affiliates, successors and assigns, as such list of Entities may reasonably be modified by ABM from time to time.

(43)	“Effective Date” shall have the meaning given in the preamble to this Agreement.

(44)	“Eligible Recipients” means, collectively, the following:
(a)	ABM;
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(b)	any Entity that is an Affiliate of ABM on the Commencement Date, or thereafter becomes an Affiliate of ABM;

(c)	any Entity that purchases after the Commencement Date from ABM or any Affiliate of ABM, all or substantially all of the assets of ABM or such Affiliate, or of any division, marketing unit or business unit thereof, provided that such Entity agrees in writing to be bound by the terms and conditions of this Agreement;

(d)	any Entity that after the Effective Date is created using assets of ABM or any Affiliate of ABM, provided that such Entity agrees in writing to be bound by the terms and conditions of this Agreement;

(e)	any Entity into which ABM or any Affiliate of ABM merges or consolidates, provided that such Entity has assumed ABM’s obligations under this Agreement, and provided further that such Entity agrees in writing to be bound by the terms and conditions of this Agreement;

(f)	any Entity which merges into or consolidates with ABM or any Affiliate of ABM;

(g)	any Entity, including any corporation, joint venture, partnership or manufacturing or retail facility, in which on or after the Commencement Date, ABM or any Affiliate of ABM has an ownership interest and as to which ABM or such Affiliate has management or operational responsibility;

(h)	subject to Section 11.1(e)(iii), any person or Entity engaged in the provision of products or services to ABM or an Eligible Recipient identified in clauses (a) through (g) (e.g., contract personnel working at an ABM Site), but only in connection with the provision of such products or services to ABM or such Eligible Recipient;

(i)	subject to Section 11.1(e)(iii), any customer of an Eligible Recipient identified in clauses (a) through (g) above, or an Entity to which such an Eligible Recipient is a subcontractor, but only in connection with the provision of products or services (other than the Services provided hereunder) by such Eligible Recipient to such customer; and

(j)	other entities to which the Parties agree.
Except as used in Sections 17.1, 17.3, and 17.4, Eligible Recipients shall include the employees, contractors, subcontractors, agents and representatives of the Entities identified as Eligible Recipients above.
As used in the following Sections, the term “Eligible Recipient(s)” shall not include the Eligible Recipient categories described in Sections 2.1(44)(h) and (i):
•	Section 4.2(f);

•	Section 4.3(b) (except Section 4.3(b)(8));

•	Section 5.4 (provided that the failure to obtain a Required Consent with respect to the Eligible Recipient categories described in Sections 2.1(44)(h) and (i) may nonetheless impact the use and enjoyment of the Services by ABM or other Eligible Recipients);

•	Section 6.1(c); and

•	Section 9.4(a).
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(45)	“Employment Effective Date” means, with respect to each Transitioned Employee, the date that such Transitioned Employee begins employment with Supplier, in accordance with applicable Laws.

(46)	“Engineering Software” means all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used to provide a specific engineering function or service to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(47)	“Entity” means a corporation, partnership, joint venture, trust, limited liability company, association or other organization or entity.

(48)	“Equipment” shall mean all computing, networking and communications equipment procured, provided, operated, supported, or used by ABM, Supplier or Authorized Users in connection with the Services, including (i) mainframe, midrange, server and distributed computing equipment and associated attachments, features, accessories, peripheral devices, and cabling, (ii) personal computers, laptop computers, terminals, workstations and personal data devices and associated attachments, features, accessories, printers, multi-functional printers, peripheral or network devices, and cabling, and (iii) voice, data, video and wireless telecommunications and network and monitoring equipment and associated attachments, features, accessories, peripheral devices, and cabling.

(49)	Reserved.

(50)	“Event of Loss” shall have the meaning set forth in Section 16.2.

(51)	“Extraordinary Event” shall have the meaning given in Section 11.6(a).

(52)	“Full Time Equivalent” or “FTE” is a level of effort (whether by one person or more than one person), excluding vacation, holidays, training, administration and other non-productive time (but including a reasonable amount of additional work outside normal business hours), equivalent to that which would be provided by one person working full time for one year. Unless otherwise agreed, one dedicated FTE is assumed to be at least 1,880 productive hours per Contract Year, and each non-dedicated FTE shall be deemed to be a fraction of an FTE equal to the number of productive hours worked by such non-dedicated FTE in a Contract Year divided by 1,880. Without ABM’s prior written approval, one (1) dedicated individual’s total work effort cannot amount to more than one FTE.

(53)	“Functional Service Area” means each of the areas defined in Schedule E in which Supplier will provide Services.

(54)	“Hazardous Materials” means an element, compound, chemical mixture, contaminant, pollutant, waste or other substance which is defined as hazardous or toxic under any applicable Law or the release of which is prohibited or restricted under any applicable Law.

(55)	“Include” and its derivatives shall mean “including without limitation.” This term is as defined, whether or not capitalized in this Agreement.

(56)	“Increased Impact Service Level” shall have the meaning given in Schedule G.

(57)	“Increased Impact Service Level Default” means the Supplier’s level of performance for a particular Service Level fails to meet the applicable Increased Impact Service Level at any time during the measurement period.
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(58)	“Income Tax” means any tax on or measured by the net income of a Party (including taxes on capital or net worth that are imposed as an alternative to a tax based on net or gross income), or taxes which are of the nature of excess profits tax, minimum tax on tax preferences, alternative minimum tax, accumulated earnings tax, personal holding company tax, capital gains tax or franchise tax for the privilege of doing business.

(59)	“Initial Term” shall have the meaning set forth in Section 3.1.

(60)	“ITS Systems Life Cycle” means the comprehensive IT/IS documentation maintained by ABM, including operating manuals, user guides, specifications, methodologies, policies/procedures and disaster recovery plans.

(61)	“Key Performance Indicator(s)” or “KPI” shall have the meaning given in Schedule G.

(62)	“Key Supplier Personnel” shall mean the Supplier Personnel filling the positions designated in Schedule C as Key Supplier Personnel.

(63)	“LAN Software” means all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used to operate, manage or monitor a LAN or maintain active status on a LAN port to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(64)	“Laws” shall mean all federal, state and local laws, statutes, regulations, rules, executive orders, supervisory requirements, directives, circulars, opinions, interpretive letters and other official releases of or by any government, or any authority, department or agency thereof or self regulatory organization (“SRO”), in any jurisdiction in which the Services are provided or received, including the United States Securities and Exchange Commission and the Public Company Accounting Oversight Board and the Laws relating to data privacy, trans-border data flow or data protection (“Privacy Laws”). Subject to Section 15.10, Laws shall include generally accepted accounting principles (“GAAP”), applied in accordance with SAS-69, as such principles may be modified during the Term by the Public Company Accounting Oversight Board or other applicable authorities.

(65)	“Local Area Networks” or “LANs” shall mean the local, high-speed networks, consisting of Equipment, Software, Systems, telecommunications facilities, lines, interconnect devices and cabling, that are used to create, connect and transmit data, voice and video signals to, within or among ABM’s local area network segments. Local Area Networks interconnect Authorized User workstations, local servers, and printers and may connect with WANs. Local Area Networks shall include all LANs in use as of the Commencement Date, all LANs created by or for ABM, the Eligible Recipients or Supplier following the Commencement Date and all additions, modifications, substitutions, upgrades or enhancements to existing and future LANs.

(66)	“Losses” shall mean all losses, liabilities, damages, fines, penalties, settlements, judgments, and interest (including taxes) arising out of a third party claim against a Party or indemnitee, in each case that a court finally awards to a third party or which are included in the amount of any settlement paid to a third party and agreed to by the Party financially responsible for such settlement, and all related costs and expenses (including reasonable legal fees, disbursements and costs of investigation and litigation) as incurred.

(67)	Reserved.

(68)	“Malicious Code” shall mean (i) any code, program, or sub-program whose knowing or intended purpose is to damage or maliciously interfere with the operation of the computer system containing the code, program or sub-program, or to halt, disable or maliciously interfere with the
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operation of the Software, code, program, or sub-program, itself, or (ii) any device, method, or token that permits any person to circumvent the normal security of the Software or the system containing the code.

(69)	“MAN Software” means all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used to operate, manage or monitor Metropolitan Area Networks (including campus area networks) or provide or maintain connectivity throughout a Metropolitan Area Network (or campus area network) to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(70)	Reserved.

(71)	“Management Tools” means all software products and tools (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used by Supplier to deliver and manage the Services.

(72)	“Materials” shall mean, collectively, Software, literary works, other works of authorship, documented specifications, designs, analyses, processes, methodologies, programs, program listings, programming tools, documentation, reports, drawings, databases, spreadsheets, financial models and work product.

(73)	“Metropolitan Area Networks” or “MANs” means the regional or campus, high-speed networks, consisting of Equipment, Software, Systems, telecommunications facilities, lines, interconnect devices and cabling, that are used to create, bundle, connect and transmit data, voice and video signals to, between or among 1) ABM’s or Eligible Recipients’ office buildings located within a campus or single metropolitan area, 2) LANs, and 3) WANs. Metropolitan Area Networks include all MANs in use or required to be used as of the Effective Date, all MANs created by or for ABM, the Eligible Recipients or Supplier following the Effective Date and all additions, modifications, substitutions, upgrades or enhancements to existing or future MANs.

(74)	“Minimum Service Level” shall have the meaning given in Schedule G.

(75)	“Minimum Service Level Default” means the Supplier’s level of performance for a particular Service Level fails to meet the applicable Minimum Service Level at any time during the measurement period.

(76)	Reserved.

(77)	“Monitoring Software” shall mean all software programs and programming (and all modifications, replacements, upgrades, enhancements, documentation, materials and media related thereto) that are used to monitor and report on IT assets (e.g., software, computers, systems, networks, network devices or elements, circuits) to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(78)	“Monthly Base Charge” means the total Supplier price set forth in Schedule J associated with the performance of the Services in a given month in accordance with the Resource Baselines, Service Levels and Supplier responsibilities under this Agreement (excluding ARCs and RRCs).

(79)	“Network Software” means all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used to deliver and manage Services over networks to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(80)	“New Advances” shall have the meaning given in Section 11.7(c).
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(81)	“New Services” means services provided by Supplier to ABM that impose materially different obligations on Supplier and that require materially different levels of effort, resources or expense from Supplier and for which there is no current Resource Baseline or charging methodology.

(82)	“Noncompliance” shall mean, with respect to contract deliverables any failure to comply in all material respects with the Specifications.

(83)	“Office Image” means all office automation programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) installed on Authorized User workstations, including office productivity, word processing, spreadsheet, presentation, messaging, calendaring, middleware and menu systems, and associated Systems Software.

(84)	“Operating System Software” means all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used to deliver and manage Services on a particular hardware platform including operating systems (e.g., UNIX, Windows 2000, VM and MVS) and network operating systems (e.g., NT Server, Windows 2000 and Novell) to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(85)	“Out-of-Pocket Expenses” shall mean reasonable and actual out-of-pocket expenses incurred by Supplier that are approved in advance by ABM and for which Supplier is entitled to be reimbursed by ABM under this Agreement. Out-of-Pocket Expenses shall not include Supplier’s overhead costs (or allocations thereof), general and/or administrative expenses or other mark-ups and shall be net of all rebates and allowances.

(86)	Reserved.

(87)	“Policy and Procedures Manual” shall have the meaning given in Section 9.1(a).

(88)	Reserved. ”

(89)	“Problem Management” means the processes and procedures of tracking and managing all problems arising in connection with the Services, and resolving those problems arising from or related to the Services.

(90)	“Problem Management Software” means all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used to track and manage problems to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(91)	“Project” shall have the meaning given in Section 11.8(a).

(92)	“Proprietary Information” shall have the meaning given in Section 13.3(a).

(93)	“Quality Assurance” means the actions, planned and performed, to provide confidence that all business processes, Systems, Equipment, Software and components that are used by Supplier to provide the Services and that influence the quality of the Services are working as expected, both individually and collectively.

(94)	“Reduced Resource Credit” or “RRC” is the credit per Resource Unit that is applicable whenever the actual consumption of a defined Resource Unit by the Eligible Recipients falls below the Resource Baseline set forth in Schedule J. The total credit will be calculated by multiplying the Reduced Resource Credit by the number of Resource Units below the Resource Baseline actually consumed by the Eligible Recipients.
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(95)	“Remote Management Software” means all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used to control the operations of and manage from remote sites IT assets (e.g., software, computers, systems, networks, network devices or elements, circuits) to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(96)	“Renewal Term” shall have the meaning set forth in Section 3.2.

(97)	“Reports” shall have the meaning set forth in Section 9.2(a).

(98)	“Required Consents” shall mean the consents (if any) required to be obtained: (i) to assign or transfer to Supplier, or obtain for Supplier the right to use and/or access, any ABM licensed Third Party Software, Third Party Contracts or Acquired Assets; (ii) to grant Supplier the right to use and/or access the ABM licensed Third Party Software in connection with providing the Services; (iii) to grant ABM and the Eligible Recipients the right during the Term and any Termination Assistance Services period to use and/or access the Supplier Owned Software, Third Party Software and Equipment acquired, operated, supported or used by Supplier in connection with providing the Services; (iv) subject to Sections 6.4(c), 6.5(d), and 6.6(c), to assign or transfer to ABM or its designee Supplier Owned Software, Third Party Software, Third Party Contracts, Equipment leases or other rights following the Term to the extent provided in this Agreement; and (v) all other consents required from third parties in connection with Supplier’s provision of the Services or performance of its obligations hereunder.

(99)	“Resource Baselines” shall mean the estimated number of Resource Units to be required and/or consumed by ABM and the Eligible Recipients during a defined period of time and included in the Monthly Base Charges. The Resource Baselines as of the Effective Date are set forth in Schedule J. The Resource Baselines will be revised from time to time by agreement of the Parties based on the business requirements of ABM and the Eligible Recipients and the Monthly Base Charges will be adjusted accordingly.

(100)	“Resource Unit” (“RU”) means a particular unit of resource, as described in Schedule J, which is measured to determine ABM’s actual utilization of such resource compared to the applicable Resource Baseline for purposes of calculating “Additional Resource Charges” (“ARCs”) and “Reduced Resource Credits” (“RRCs”) as described in Schedule J.

(101)	“Retained Systems and Business Processes” means those Systems and business processes of ABM or an Eligible Recipient for which Supplier has not assumed responsibility under this Agreement (including those provided, managed, operated, supported and/or used on their behalf by ABM Third Party Contractors). Retained Systems and Business Processes include equipment and software associated with such systems and business processes.

(102)	“Root Cause Analysis” is the formal process, specified in the Policy and Procedures Manual, to be used by Supplier to diagnose problems at the lowest reasonable level so that corrective action can be taken that will eliminate, to the extent reasonably possible, repeat failures. Supplier shall implement a Root Cause Analysis as specified in Section 7.3 or as reasonably requested by ABM.

(103)	“Schedule A ABM Software” means Software owned or licensed by ABM that is included in Schedule A and for which the cost of maintenance is included in the Annual Services Charge specified in Schedule J.

(104)	“Schedule A IBM Software” means Software owned or licensed by IBM that is included in Schedule A and used by Supplier for the performance of the Services.

(105)	“Service Level Credits” shall have the meaning given in Section 7.2 and Schedule G.
ABM/IBM Proprietary Information

(106)	“Service Level Default” means a Minimum Service Level Default or an Increased Impact Service Level Default.

(107)	“Service Levels” shall mean, individually and collectively, the performance standards for the Services set forth in Schedule G.

(108)	“Service Taxes” shall mean all sales, use, excise, and other similar taxes that are assessed against either Party on the provision of the Services as a whole, or on any particular Service received by ABM or the Eligible Recipients from Supplier, excluding Income Taxes.

(109)	“Services” means, collectively: (i) the services, functions and responsibilities described in this Agreement as they may be supplemented, enhanced, modified or replaced during the Term in accordance with this Agreement; (ii) the Transition Services; (iii) the Termination Assistance Services; and (iv) any New Services and Projects.

(110)	“Software” shall mean all software programs and programming for which a Party is financially or operationally responsible under Schedule J.1 (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto), including Applications, Antivirus Software, Compilers, Database Software, Development Tools, MAN Software, Management Tools, Monitoring Software, Network Software, Operating System Software, Office Images, Problem Management Software, Remote Management Software, Systems Software, Third Party Software and Utilities, unless a more specific reference is required by the context.

(111)	Reserved.

(112)	“Specifications” shall mean, with respect to Software, Equipment, Systems or other contract deliverables to be designed, developed, maintained, modified, enhanced, delivered, integrated, installed and/or tested by Supplier, the technical, design and/or functional specifications set forth in third party vendor standard documentation, in a New Services or Project description requested and/or approved by ABM or otherwise agreed upon in writing by the Parties.

(113)	“Strategic Plan” means the plans periodically developed by ABM that set forth ABM’s key business objectives and requirements and outline its strategies for achieving such objectives and requirements. ABM may revise the Strategic Plan from time to time. The Strategic Plan is likely to include both annual and multi-year strategies, objectives and requirements.

(114)	“Subcontractors” shall mean subcontractors (of any tier) of Supplier, including Shared Subcontractors (as defined in Section 9.12(b)). The initial list of Subcontractors approved by ABM is set forth on Schedule D. Schedule D may be amended during the Term in accordance with Section 9.12.

(115)	“Supplier Account Executive” shall have the meaning given in Section 8.5 and shall describe the Supplier representative responsible for both the day to day relationship with ABM as well as the delivery of all Services to ABM.

(116)	“Supplier Affected Employees” shall have the meaning given in Section 17.2(j)(i).

(117)	“Supplier Facilities” means, individually and collectively, the facilities owned, leased or used by Supplier or its Affiliates or Subcontractors from which any Services are provided or performed (other than Eligible Recipient Facilities). Supplier Facilities are listed on Schedule O.2.

(118)	“Supplier Owned Materials” shall have the meaning given in Section 14.3(a).

(119)	“Supplier Owned Software” means any Software owned by Supplier or its Affiliates and used to provide the Services.
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(120)	“Supplier Personnel” shall mean those employees, representatives, contractors, subcontractors and agents of Supplier, Subcontractors and Supplier Affiliates who perform any Services under this Agreement. Supplier Personnel shall include Transitioned Employees.

(121)	“Supported Equipment” shall mean Equipment listed in Schedule F.2 for which Supplier provides Data Center and Server Services, as further described in Schedule E.1.

(122)	“System” shall mean an interconnected grouping of manual or electronic processes, including Equipment, Software and associated attachments, features, accessories, peripherals and cabling, and all additions, modifications, substitutions, Upgrades or enhancements to such System, to the extent a Party has financial or operational responsibility for such System or System components under Schedule E or Schedule J.1. System shall include all Systems in use as of the Effective Date, all additions, modifications, substitutions, Upgrades or enhancements to such Systems and all Systems installed or developed by or for ABM or Supplier following the Effective Date.

(123)	“System Change” means any change to the standards, processes, controls, Software, Equipment, Systems or operating environment.

(124)	“Systems Software” shall mean all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that perform tasks basic to the functioning of the Equipment and are required to operate the Applications Software or otherwise support the provision of Services by Supplier, including operating systems, systems utilities, data security software, compilers, performance monitoring and testing tools and database managers to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(125)	“Term” shall have the meaning given in Section 3.2.

(126)	“Termination Assistance Services” means the termination/expiration assistance requested by ABM to allow the Services to continue without unnecessary interruption or adverse effect and to facilitate the orderly transfer of the Services to ABM or its designee, as such assistance is further described in Section 4.3 and Schedule I.

(127)	“Termination Charge” shall mean the termination charges payable by ABM upon certain termination events, as set forth in Schedule N. Termination Charges may include Wind Down Costs and/or a Termination Fee.

(128)	“Termination Fee” shall have the meaning given in Section 2(c) of Schedule N.

(129)	“Third Party Contracts” shall mean all agreements between third parties and ABM or an Eligible Recipient or between third parties and Supplier or its Subcontractors or Affiliates that have been or will be used to provide the Services, including those listed on Schedule F.3 as to which Supplier will assume financial and operational responsibility as of the Commencement Date.

(130)	“Third Party Materials” shall mean intellectual property or other Materials that are owned by third parties and provided under license to Supplier (or Supplier Affiliates or Subcontractors) or ABM (or Eligible Recipients) and that have been or will be used or required to be used to provide or receive the Services. Third Party Materials include Materials owned by Subcontractors and used in the performance of the Services.

(131)	“Third Party Software” shall mean all Software products (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are provided under license or lease to Supplier or ABM or an Eligible Recipient to the extent a Party has financial or operational responsibility for such Software products under Schedule J.1. Third Party
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Software shall include all such programs or programming in use as of the Effective Date, (i) that are identified as such on Schedule A and F.4, or (ii) as to which Supplier received notice and/or access prior to the Effective Date. Third Party Software also shall include all such programs or programming licensed and/or leased after the Effective Date.

(132)	“Transition Milestone” means each date identified on the Transition Plan as a milestone by which Supplier shall have completed a certain task or set of tasks in the Transition Plan in accordance with the Transition Plan.

(133)	“Transition Period” shall mean the period that commences on the Effective Date and expires 12:00:01 a.m., Pacific Time, on the date specified for the completion of the Transition Services as specified in the Transition Plan, unless expressly extended in writing by ABM.

(134)	“Transition Plan” means the plan developed pursuant to Section 4.2 hereof, which identifies all material transition tasks and deliverables to be undertaken by Supplier in connection with the transition of all Services to Supplier, the completion of all Transition Period enhancement projects to be completed during the Transition Period, and the dates by which each will be completed by Supplier.

(135)	“Transition Services” shall mean the services, functions and responsibilities described in Section 4.2 to be performed by Supplier during the Transition Period.

(136)	“Transitioned Employees” means the employees of ABM who accept Supplier’s offer of employment and become employed by Supplier pursuant to Article 8. Upon being employed by Supplier, such Transitioned Employees shall be deemed to be Supplier Personnel.

(137)	“Upgrade” and its derivatives shall mean updates, renovations, enhancements, additions and/or new versions or releases of Software or Equipment by Supplier. Unless otherwise agreed, financial responsibility for the costs, fees and expenses associated with an Upgrade of Software or Equipment shall be allocated between the Parties in accordance with Sections 6.4 and 6.5 and Schedule J.1.

(138)	“Utilities” shall mean all software programs or programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) which, when used in association with the Operating System Software, allow a Party to manage, secure access, or make available access to the production environment (e.g., tools for storage management, security, virus protection, backup and restoration, software distribution and license management) to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(139)	“WAN Software” means all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used to operate, manage or monitor the WAN or provide or maintain connectivity throughout the WAN to the extent a Party has financial or operational responsibility for such programs or programming under Schedule J.1.

(140)	“Wide Area Networks” or “WANs” means long haul, high speed backbone transmission Networks, consisting of Equipment, Software, Systems, telecommunications facilities, lines, interconnect devices, cabling, sonet rings, ATM, frame relay, leased lines and other services as they become available, that are used to create, connect and transmit data, voice and video signals to within, between or among LANs and/or non-ABM locations that do business with ABM and for which ABM is responsible for providing connectivity. The WAN shall include all voice, data and video (image) traffic to be routed over the WANs. Wide Area Networks shall include all WANs in use as of the Commencement Date, all WANs created by or for ABM or Supplier following the
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Commencement Date and all additions, modifications, substitutions, upgrades or enhancements to existing or future WANs.

(141)	“Wind Down Costs” shall mean the amounts described in Section 2(a) and (b) of Schedule N.
2.2	Other Terms.

The terms defined in this Article include the plural as well as the singular and the derivatives of such terms. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision. Article, Section, Subsection and Attachment references refer to articles, sections and subsections of, and attachments to, this Agreement. The words “include” and “including” shall not be construed as terms of limitation. The words “day,” “month,” and “year” mean, respectively, calendar day, calendar month and calendar year. As stated in Section 21.3, the word “notice” and “notification” and their derivatives shall mean notice or notification in writing. Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.

2.3	Associated Contract Documents.

This Agreement includes each of the following schedules and their attached exhibits, all of which are attached to this Agreement and incorporated into this Agreement by this reference. Unless otherwise expressly stated, references to specific Schedules include all numbered subsidiary Schedules (e.g., references to Schedule E include not only Schedule E, but also Schedule E.1).

Schedule A	Software
Schedule B	Reserved
Schedule C	Key Supplier Personnel
Schedule D	Subcontractors
Schedule E	Statement of Work
Schedule E.1	Data Center Services
Schedule F.1	Reserved
Schedule F.2	Supported Equipment
Schedule F.3	Third Party Contracts
Schedule F.4	Third Party Software
Schedule G	Service Levels
Schedule G.1	Data Center and Server Tower
Attachment G.1	Services Levels Matrix
Schedule G.2	Critical Deliverables
Schedule H	Reserved
Schedule I	Termination Assistance Services
Schedule J	Supplier Charges
Schedule J.1	Financial Responsibility/Asset Ownership Matrix
Attachment J.1 and J.2	Supplier Charges, including Annual Services Charges and ARCs, RRCs, Baselines, and FTE Rates for Supplier Personnel
Schedule J.3	Resource Unit Definitions
Schedule K	Reserved
Schedule L	Projects
Schedule M	Reserved
Schedule N	Termination Charges
Schedule O.1	ABM Facilities
Schedule O.2	Supplier Facilities
Schedule O.3	Reserved
Schedule O.4	ABM Rules
Schedule O.5	Reserved
Schedule P.1	Direct ABM Competitors
ABM/IBM Proprietary Information

Schedule P.2	Direct Supplier Competitors
Schedule Q	Reserved
Schedule R	Reports
Attachment R.1	Description of Reports
Schedule S	Reserved
Schedule T	Governance
Schedule U	Reserved
Schedule V	Termination/Expiration Rights
Schedule W	Form of Companion Agreement

Exhibit 1:	Form of Non-Disclosure Agreement
Exhibit 2:	Form of Invoice
3.	TERM

3.1	Initial Term.

The initial Term of this Agreement shall commence as of 12:00:01 a.m., Pacific Time on the Effective Date and continue until 11:59:59 p.m., Pacific Time, on December 31, 2013, unless this Agreement is terminated as provided herein or extended as provided in Section 3.2 or 4.3(a)(2), in which case the Term shall end at 11:59:59 p.m., Pacific Time, on the effective date of such termination or the date to which this Agreement is extended (the “Initial Term”).

3.2	Extension.

By giving notice to Supplier no less than ninety (90) days prior to the expiration date of the Initial Term, ABM shall have the right to extend the Term for up to twelve (12) months (the “Renewal Term” and together with the Initial Term, the “Term”), on the terms and conditions set forth in this Agreement, including the then-current rates and charges specified in Schedule J, as such rates and charges may be modified in accordance with Section 9 (Economic Change Adjustment) of Schedule J. Notwithstanding the foregoing, the time period between the provision of ABM’s non-renewal notice to Supplier and Supplier’s cessation of Termination Assistance Services shall not be shorter than 180 days. No Termination Charges shall be applicable to any termination on or after the expiration of the Initial Term.

4.	SERVICES

4.1	Overview.
(a)	Services. Commencing on the Commencement Date, Supplier shall provide the Services to ABM, and, upon ABM’s request, to Eligible Recipients designated by ABM. The Services shall consist of the following, as they may evolve during the Term of the Agreement or be supplemented, enhanced, modified or replaced, in each case in accordance with the terms of this Agreement:
(i)	The services, functions and responsibilities described in this Agreement including its Schedules.

(ii)	Reserved.
(b)	Included Services. If any subtasks not specifically described in this Agreement are an inherent or necessary part of the Services described herein or are required for proper performance of such Services, such subtasks shall be deemed to be included within the scope of the Services to be delivered for the Charges, as if such subtasks were specifically described in this Agreement.
ABM/IBM Proprietary Information

(c)	Required Resources. Except as otherwise expressly provided in this Agreement, Supplier shall be responsible for providing the facilities, personnel, Equipment, Software, technical knowledge, expertise and other resources necessary to provide the Services.

(d)	Reserved.

(e)	Electronic Delivery. To the maximum extent possible, Supplier shall deliver all Software, documentation, reports and other contract deliverables to ABM and the Eligible Recipients at the designated ABM Site by electronic transmission or by load and leave (where no tangible storage media is physically transferred to ABM or the Eligible Recipients).
4.2	Transition Services.

[THE PARTIES ACKNOWLEDGE AND AGREE THAT NO TRANSITION SERVICES, TRANSITION PLAN OR TRANSITION PERIOD ARE CONTEMPLATED IN CONNECTION WITH SUPPLIER’S ASSUMPTION OF RESPONSIBILITY FOR DATA CENTER SERVICES UNDER THIS AMENDED AND RESTATED AGREEMENT.]
(a)	Transition. During the Transition Period, Supplier shall perform the Transition Services and provide the deliverables described in the Transition Plan. If any subtasks not specifically described in the Transition Plan are an inherent or necessary part of the Transition Services or are required for proper performance of the Transition Services, such subtasks shall be deemed to be included within the scope of the Transition Services to be delivered for the transition charges, as if such subtasks were specifically described in the Transition Plan. During the Transition Period, ABM will perform those tasks which are designated to be ABM’s responsibility in the Transition Plan; provided that, ABM shall not be obligated to perform any tasks during the Transition Period that are not set forth in such Transition Plan; and provided further that, if any subtasks not specifically described in the Transition Plan are an inherent or necessary part of the tasks specified in the Transition Plan as ABM’s responsibility or are required for proper performance of such tasks, such subtasks shall be deemed to be included in the Transition Plan as ABM responsibilities as if such subtasks were specifically described therein. Unless otherwise agreed, ABM shall not incur any charges, fees or expenses payable to Supplier or third parties in connection with the Transition Services, other than those charges, fees and expenses specified in Schedule J and those incurred by ABM in connection with its performance of tasks designated in the Transition Plan as ABM’s responsibility.

(b)	Transition Plan. The initial Transition Plan identifies the transition activities to be performed by Supplier, the date(s) by which each such activity or deliverable is to be completed (“Transition Milestones”), and the Deliverable Credits associated with the failure to meet specific Transition Milestones. Within thirty (30) days after the Effective Date, Supplier shall deliver to ABM a detailed Transition Plan for ABM’s review, comment and approval. The proposed detailed Transition Plan shall describe in greater detail the specific transition activities to be performed by Supplier, but, unless otherwise agreed by ABM, shall be consistent in all material respects with the initial Transition Plan, including the activities, deliverables, Transition Milestones and Deliverable Credits described therein. The detailed Transition Plan shall identify and describe, among other things, (i) the transition activities to be performed by Supplier and the significant components and subcomponents of each such activity, (ii) the deliverables to be completed by Supplier, (iii) the date(s) by which each such activity or deliverable is to be completed, (iv) Supplier’s plans for the hiring and long term retention of Transitioned Employees, (v) a process and set of standards acceptable to ABM to which Supplier shall adhere in the performance of the Transition Services and that will enable ABM to determine whether Supplier has successfully completed the transition and the activities and deliverables associated with each Transition Milestone, including measurable success criteria by Functional Service Areas that Supplier must meet before transitioning the work any further, (vi) a process for ABM to delay all or any part of the transition if ABM reasonably determines that any part of the transition poses a risk or hazard
ABM/IBM Proprietary Information

to ABM’s or an Eligible Recipient’s business interests (without any increase in Supplier’s Charges if ABM’s determination is based, at least in material part, on Supplier’s failure to perform satisfactorily its transition obligations), (vii) the contingency or risk mitigation strategies to be employed by Supplier in the event of disruption or delay, and (viii) any transition responsibilities to be performed or transition resources to be provided by ABM.

(c)	Performance. Supplier shall perform the Transition Services described in the Transition Plan in accordance with the Transition Milestones set forth therein. Supplier shall provide the cooperation and assistance reasonably required or requested by ABM in connection with ABM’s evaluation or testing of the deliverables set forth in the Transition Plan. Supplier shall perform the Transition Services so as to avoid or minimize to the extent reasonably possible (i) any disruption to or adverse impact on the business or operations of ABM or the Eligible Recipients, (ii) any degradation of the Services then being received by ABM or the Eligible Recipients, or (iii) any disruption or interference with the ability of ABM or the Eligible Recipients to obtain the full benefit of the Services, except as may be otherwise provided in the Transition Plan. Prior to undertaking any transition activity, Supplier shall discuss with ABM all known ABM-specific material risks and shall not proceed with such activity until ABM is reasonably satisfied with the plans with regard to such risks (provided that neither Supplier’s disclosure of any such risks to ABM, nor ABM’s acquiescence in Supplier’s plans, shall operate or be construed as limiting Supplier’s responsibilities under this Agreement); provided that, the Parties acknowledge and agree that any unreasonable delay in ABM’s providing its agreement to proceed may result in a delay in Supplier’s ability to meet the schedule set forth in the Transition Plan for which Supplier will be excused as and to the extent provided in Section 10.2. Supplier shall identify and resolve, with ABM’s reasonable assistance, any problems that may impede or delay the timely completion of each task in the Transition Plan that is Supplier’s responsibility and shall use commercially reasonable efforts to assist ABM with the resolution of applicable problems that may impede or delay the timely completion of each task in the Transition Plan that is ABM’s responsibility.

(d)	Reports. Supplier shall meet at least weekly with ABM to report on its progress in performing the Transition Services set forth in the Transition Plan. Supplier also shall provide written reports to ABM at least weekly, or as otherwise agreed, regarding such matters, and shall provide oral reports more frequently if reasonably requested by ABM. Promptly upon receiving any information indicating that Supplier may not perform its responsibilities or meet the timetable set forth in the Transition Plan, Supplier shall notify ABM in writing of material delays and shall identify for ABM’s consideration and approval specific measures to address such delay and mitigate the risks associated therewith.

(e)	Failure to Meet Transition Milestones. The Parties acknowledge and agree that the Transition Plan specifies various Transition Milestones by which material Transition activities and/or deliverables are to be completed. If Supplier fails to meet a Transition Milestone that is identified in Schedule G as a Critical Deliverable, it shall pay to ABM, at ABM’s election, the applicable Deliverable Credit as liquidated damages and not as a penalty. The Parties agree that such Deliverable Credits are a reasonable estimate as of the date of this Agreement of the damages ABM will suffer in the event the respective Transition Milestone is not met. Notwithstanding the foregoing, if ABM terminates this Agreement for cause in accordance with Section 4.2(f), ABM shall cease receiving Deliverable Credits and, subject to Section 18.3, shall be entitled to recover actual damages incurred in connection with such termination and relating to the period after the cessation of Deliverable Credits, to the extent ABM is able to prove such damages.

(f)	Termination for Cause. Notwithstanding the foregoing, ABM may terminate this Agreement for cause if (i) Supplier’s failure to comply with its obligations with respect to Transition Services causes a material disruption to, or otherwise has a material adverse impact on, critical operations or functions of ABM or the Eligible Recipients, and Supplier fails to cure such failure within five (5) days after its receipt of notice, or (ii) Supplier commits any other material breach of its obligations with respect to Transition Services and fails to cure such breach within fifteen (15) days after its receipt of notice. In all such events, subject to Section 18.3, ABM may recover the
ABM/IBM Proprietary Information

damages suffered by ABM or Eligible Recipients in connection with such a termination and relating to the period after the cessation of Deliverable Credits.
4.3	Termination Assistance Services.
(a)	Availability. As part of the Services, and for the Charges set forth in Sections 4.3(b)(8) and 4.3(b)(9) and Schedule J, Supplier shall provide to ABM or ABM’s designee the Termination Assistance Services described in Section 4.3(b) and Schedule I.
(1)	Period of Provision. Supplier shall provide such Termination Assistance Services to ABM or its designee (i) commencing upon notice up to six (6) months prior to the expiration of the Term or on such earlier date as ABM may reasonably request and continuing for up to twelve (12) months following the effective date of the expiration of the Term (as such Term may be extended pursuant to Section 3.2), (ii) commencing upon any notice of termination (including notice based upon breach or default by ABM, breach or default by Supplier or termination for convenience by ABM) of the Term with respect to all or any part of the Services, and continuing for up to twelve (12) months following the effective date of such termination of all or part of the Services, or (iii) commencing upon notice of termination of all or part of the Services to an Eligible Recipient no longer Controlled by or under common Control with ABM and continuing for up to twelve (12) months following the effective date of such termination.

(2)	Extension of Services. ABM may elect, upon sixty (60) days prior notice, to extend the effective date of any expiration/termination of all or part of the Services, in its sole discretion, provided that the total of all such extensions will not exceed one hundred and eighty (180) days following the originally specified effective date without Supplier’s prior written consent. ABM also may elect, upon thirty (30) days prior notice, to extend the period following the effective date of any expiration/termination for the performance of Termination Assistance Services, provided that the period between such effective date and the completion of all Termination Assistance Services is not greater than eighteen (18) months. In each case, if ABM provides less than the applicable prior notice of an extension, Supplier shall nonetheless use commercially reasonable efforts to comply with ABM’s request and provide the requested Services and/or Termination Assistance Services.

(3)	Firm Commitment. Supplier shall provide Termination Assistance Services to ABM or its designee regardless of the reason for the expiration or termination of the Term; provided, if the Agreement is terminated by Supplier under Section 20.1(b) for ABM’s failure to pay amounts due under this Agreement, Supplier may require ABM to pay in advance for Termination Assistance Services provided or performed under this Section 4.3 (including Services provided or performed pursuant to Section 4.3(b)(8)) in accordance with Section 4.3(a)(5). At ABM’s request, Supplier shall provide Termination Assistance Services directly to an Eligible Recipient or an Entity acquiring Control of an Eligible Recipient; provided that, unless otherwise agreed by the Parties, all such Termination Assistance Services shall be performed subject to and in accordance with the terms and conditions of this Agreement.

(4)	Performance. To the extent ABM requests Termination Assistance Services, such Services shall be provided subject to and in accordance with the terms and conditions of this Agreement. Supplier shall perform the Termination Assistance Services to the same degree of accuracy, quality, completeness, timeliness, responsiveness and resource efficiency as it provided and was required to provide the same or similar Services during the Term. The quality and level of performance of the Services provided by Supplier following the expiration or termination of the Term as to all or part of the Services or
ABM/IBM Proprietary Information

Supplier’s receipt of a notice of termination or non-renewal shall continue to meet or exceed the Service Levels and shall not be degraded or deficient in any respect.

(5)	Advance Payment. If ABM is obligated to pay in advance for Termination Assistance Services, Supplier shall present an invoice for the estimated Charges for such Termination Assistance Services at least fifteen (15) days prior to the beginning of the month in which such Services are to be provided. Subject to Section 12.4 and the succeeding sentences, ABM shall then pay such Charges on or before the first day of such month. If ABM disputes and wishes to withhold any such Charges, it shall so notify Supplier and identify the basis for such dispute within five (5) days of its receipt of such invoice. In no event shall ABM withhold the base charges for the on-going Services provided under Section 4.3(b)(8). The Parties shall use commercially reasonable efforts to resolve any dispute relating to the Charges for Termination Assistance Services within five (5) days of ABM stating the basis for its dispute. If such dispute is not resolved within such time period, then the dispute shall be submitted to the senior executives of each Party in accordance with Section 19.1 for prompt resolution. The estimated Charges shall then be reconciled with the actual Charges for Termination Assistance Services provided in such month, and any additional Charges or credits will be reflected on the next invoice delivered after the end of such month. If, in such event, ABM fails to pay undisputed Charges for Termination Assistance Services on or before the first day of the month and fails to cure such default within thirty (30) days of notice from Supplier of its intention to terminate on this basis, Supplier may terminate the relationship and thereafter be relieved of any further responsibility to provide Termination Assistance Services.
(b)	Scope of Service. As part of the Termination Assistance Services, Supplier will timely transfer the control and responsibility for all Services then being performed by or for Supplier to ABM, Eligible Recipients and/or ABM’s designees by the execution of any documents reasonably necessary to effect such transfers. Additionally, Supplier shall provide commercially reasonable assistance requested by ABM to allow:
•	the Services to continue without unnecessary interruption or adverse effect; and

•	the orderly transfer of the Services to ABM and/or its designee(s).
The Termination Assistance Services shall include, as requested by ABM, the Services, functions and responsibilities set forth on Schedule I. In addition, in connection with such termination or expiration, Supplier will provide the following assistance and Services at ABM’s direction:
(1)	General Support. Supplier shall (i) assist ABM and/or its designee in developing a written transition plan for the transition of the Services to ABM or ABM’s designee, which plan shall include capacity planning, facilities planning, human resources planning, telecommunications planning and other planning necessary to effect the transition, (ii) perform services as requested by ABM to assist in implementing the transition plan, (iii) familiarize personnel designated by ABM in the use of any Equipment, Software, Systems, Materials or tools used by Supplier in connection with the provision of the Services, (iv) catalog, to the extent applicable, all Software, ABM Data, Equipment, Materials, Third Party Contracts and tools used to provide the Services, (iii) analyze and report on the space required for the ABM Data and the Software needed to provide the Services; (v) assist in the execution of a parallel operation, data migration and testing process until the successful completion of the transition to ABM or its designee has been successfully completed, (vi) create and provide copies of the ABM Data in the format and on the media reasonably requested by ABM, (vii) provide a complete and up-to-date, electronic copy of the Policy and Procedures Manual in the
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format and on the media reasonably requested by ABM, and (viii) provide other technical assistance as requested by ABM.

(2)	Hiring.
(i)	ABM or its designee shall be permitted to undertake, without interference from Supplier, Supplier Subcontractors (subject to Section 4.3(b)(2)(ii)) or Supplier Affiliates (including counter-offers), to hire, effective after the later of the termination of the Term or completion of any Termination Assistance Services requested under Section 4.3(b)(8), any Supplier Personnel primarily assigned to the performance of Services within the 12-month period prior to the expiration or termination date. Supplier shall waive, and shall cause its Affiliates to waive, their rights, if any, under contracts with such personnel restricting the ability of such personnel to be recruited or hired by ABM or its designee. ABM or its designee shall have reasonable access to such Supplier Personnel for interviews, evaluations and recruitment. ABM shall endeavor to conduct the above-described hiring activity in a manner that is not unnecessarily disruptive, in Supplier’s reasonable determination, of the performance by Supplier of its obligations under this Agreement.

(ii)	With respect to Subcontractors, Supplier shall use commercially reasonable efforts to (A) obtain for ABM, the Eligible Recipients and ABM’s designees the rights specified in this Sections 4.3(b)(2), and (B) provide that the such rights are not subject to subsequent Subcontractor approval or the payment by ABM, the Eligible Recipients or ABM’s designee of any fees. If Supplier is unable to obtain any such rights with respect to Subcontractors, it shall notify ABM in advance and shall not use such Subcontractors without ABM’s approval (and absent such approval, Supplier’s use of any such Subcontractors shall obligate Supplier to obtain or arrange, at no additional cost to ABM, the rights specified in this Section 4.3(b)(2), for ABM, the Eligible Recipients and ABM’s designees upon expiration or termination).
(3)	Software. Supplier shall provide, and hereby grants to ABM, the Eligible Recipients and/or ABM’s designee certain license, sublicense and/or other rights to certain Software and other Materials used by Supplier, Supplier Affiliates or Subcontractors in performing the Services, all as described in Section 14.6.

(4)	Equipment. Subject to Section 6.5(d) and (g), ABM, Eligible Recipients or ABM’s designee shall have the right (but not the obligation) to purchase, or assume the lease for, any Equipment owned or leased by Supplier that is used on a dedicated basis by Supplier, Supplier Subcontractors or Supplier Affiliates to perform the Services. Such Equipment shall be transferred in good working condition, reasonable wear and tear excepted (other than Equipment transferred to Supplier by ABM which shall be in a condition at least as good as the condition in which it was provided to Supplier), as of the expiration or termination date or the completion of any Services requiring such Equipment requested by ABM under Section 4.3(b)(8), whichever is later. Supplier shall maintain such Equipment through the date of transfer so as to be eligible for the applicable manufacturer’s maintenance program at no additional charge to ABM. In the case of Supplier -owned equipment, Supplier shall grant to ABM or its designee a warranty of title and a warranty that such Equipment is free and clear of all liens and encumbrances. Such conveyance by Supplier to ABM or its designee shall be at fair market value. At ABM’s request, the Parties shall negotiate in good faith and agree upon the form and structure of the purchase. In the case of Supplier leased Equipment, Supplier shall (i) represent and warrant that to its knowledge, the lease is not in default, (ii) represent and warrant that all payments thereunder have been made through the date of transfer, and (iii) notify ABM of any lessor defaults of which it is aware at the time.
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(5)	ABM Facilities, Equipment and Software. Supplier shall vacate the ABM Facilities, if applicable, and return to ABM, if not previously returned, all ABM owned Equipment, ABM leased Equipment, ABM Owned Software and ABM licensed Software, in condition at least as good as the condition thereof on the Commencement Date, ordinary wear and tear excepted. Such Equipment and Software shall be returned at the expiration or termination date or the completion of any Services requiring such Equipment and Software requested by ABM under Section 4.3(b)(8), whichever is later. Supplier shall vacate the ABM Facilities and remove, unless otherwise required under this Agreement, all Supplier owned Equipment, Supplier leased Equipment, Supplier Owned Software, Supplier licensed Third Party Software and other Supplier property within fourteen (14) days after the expiration date, termination date or date upon which such space is no longer required to perform the Services or Termination Assistance Services requested by ABM, whichever is later.

(6)	Supplier Subcontracts and Third Party Contracts. Supplier shall inform ABM of subcontracts or Third Party Contracts primarily used by Supplier, Supplier Subcontractors or Supplier Affiliates to perform the Services. Subject to Sections 6.4(c), 6.5(d), and 6.6(c), Supplier shall, at ABM’s request, cause any such Subcontractors, Supplier Affiliates, or third party contractors to permit ABM or its designee to assume prospectively any or all such contracts or to enter into new contracts with ABM or its designee on substantially the same terms and conditions, including price. Supplier shall so assign the designated subcontracts and Third Party Contracts to ABM or its designee as of the expiration or termination date or the completion of any Termination Assistance Services requiring such subcontracts or Third Party Contracts requested by ABM under Section 4.3(b)(8), whichever is later. Unless otherwise agreed by ABM, there shall be no charge or fee imposed on ABM or its designee by Supplier or its Subcontractors, Affiliates or third party contractors for such assignment. Supplier shall (i) represent and warrant that to its knowledge, it is not in default under such subcontracts and Third Party Contracts, (ii) represent and warrant that all payments thereunder through the date of assignment are current, and (iii) notify ABM of any Subcontractor or third party contractors defaults with respect to such subcontracts and Third Party Contracts of which it is aware at the time.

(7)	Other Subcontracts and Third Party Contracts. In addition to its obligations under Section 4.3(b)(6), Supplier shall make available to ABM or its designee, pursuant to reasonable terms and conditions, any Subcontractor or third party services then being utilized by Supplier in the performance of the Services. Supplier shall retain the right to utilize any such Subcontractor or third party services in connection with the performance of services for any other Supplier customer. ABM and the Eligible Recipients shall retain the right to contract directly with any Subcontractor or third party previously utilized by Supplier to perform any Services or to assume Supplier’s contract with such Subcontractor or third party to the extent provided in Section 4.3(b)(6).

(8)	Extension of Services. For a period of twelve (12) months following the expiration or termination date, Supplier shall provide to the Eligible Recipient(s), at ABM’s request, any or all of the Services being performed by Supplier prior to the expiration or termination date, including those Services described in Section 4.1 and Schedule E; provided that ABM may extend the period for the provision of such Services for up to six (6) additional months in accordance with Section 4.3(a)(2). ABM shall deliver notice to Supplier specifying the Services to be provided by Supplier pursuant to this Section 4.3(b)(8) and the period for which such Services are expected to be required on or before the following: (i) ninety (90) days prior to the expiration of the Term or any extension period in the case of contract expiration; (ii) sixty (60) days prior to the termination date in the case of a termination pursuant to Sections 20.2, 20.3 or 20.4; or (iii) within thirty (30) days after delivery of the notice of termination in all other cases; provided that, subject to Section 4.3(a)(2), ABM may extend or shorten the period for the performance
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of such Services by delivering notice to Supplier at least thirty (30) days prior to the scheduled completion date for such Services. To the extent ABM requests such Services, ABM will pay Supplier the Charges specified in Schedule J that ABM would have been obligated to pay Supplier for such Services if this Agreement had not yet expired or been terminated. To the extent ABM requests a portion (but not all) of the Services included in a particular Charge, the amount to be paid by ABM will be equitably adjusted in proportion to the portion of the Services included in the applicable Charge that Supplier will not be providing or performing.

(9)	Rates and Charges. Except as provided in Section 4.3(b)(8), if ABM requests that Supplier provide or perform Termination Assistance Services in accordance with this Agreement, ABM shall pay Supplier the rates and charges specified in Schedule J for the additional Supplier Personnel or resources required to perform such Termination Assistance Services. To the extent rates and charges for such Supplier Personnel or resources are not specified in Schedule J, ABM shall pay Supplier a negotiated fee, which shall not exceed Supplier’s then-current commercially available rates. If the Termination Assistance Services requested by ABM can be provided by Supplier using Supplier Personnel and resources already assigned to ABM (and such personnel possess the skills required to perform the requested work), there will be no additional charge to ABM for such Termination Assistance Services. If the Termination Assistance Services requested by ABM cannot be provided by Supplier using personnel and resources already assigned to ABM without impacting Supplier’s ability to meet the Service Levels and its other obligations under the Agreement, ABM, in its sole discretion, may forego or delay any work activities or temporarily or permanently adjust the work to be performed by Supplier, the schedules associated therewith or the Service Levels to permit the performance of such Termination Assistance Services using such personnel or resources.

(10)	Proprietary Communications Network. If Supplier uses a proprietary communications network to provide Services to ABM or the Eligible Recipients, then for a period of no more than eighteen (18) months following the expiration or termination date, ABM may request that Supplier continue to provide such proprietary communications network and other Network Services at the rates, and subject to the terms and conditions, set forth in this Agreement.
(c)	Survival of Terms. Pursuant to Section 21.10, this Section 4.3 shall survive termination/expiration of the Term.
4.4	Use of Third Parties.
(a)	Right of Use. Subject to Section 13(d) of Schedule J, nothing in this Agreement shall be construed as a requirements contract and this Agreement shall not be interpreted to prevent ABM or any Eligible Recipient from obtaining from third parties (“ABM Third Party Contractors”), or providing to itself, any or all of the Services described in this Agreement or any other services. Nor shall anything in this Agreement be construed or interpreted as limiting ABM’s right or ability during the Term to add or delete Eligible Recipients or to increase or decrease its demand for Services. To the extent ABM or an Eligible Recipient obtains from ABM Third Party Contractors, or provides to itself, any of the Services in accordance with the terms of this Agreement, the Charges will be equitably adjusted downward in accordance with Schedule J. Similarly, to the extent ABM adds or deletes Eligible Recipients or increases or decreases its demand for Services, the amount to be paid to Supplier by ABM will be adjusted in accordance with Schedule J and the rates specified therein.

(b)	Supplier Cooperation. Supplier shall reasonably cooperate with and work in good faith with ABM or ABM Third Party Contractors as described in Schedule E or requested by ABM and at no additional charge to ABM. Such cooperation may include: (i) timely providing access to any
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facilities being used to provide the Services, as reasonably necessary for ABM personnel or ABM Third Party Contractors to perform the work assigned to them; (ii) timely providing reasonable electronic and physical access to the business processes and associated Equipment, Software and/or Systems to the extent necessary and appropriate for ABM personnel or ABM Third Party Contractors to perform the work assigned to them; (iii) timely providing written requirements, standards, policies or other documentation for the business processes and associated Equipment, Software or Systems supported or used by Supplier in connection with the Services; or (iv) any other cooperation or assistance reasonably necessary for ABM personnel or ABM Third Party Contractors to perform the work in question. ABM personnel and ABM Third Party Contractors shall comply with Supplier’s reasonable security and confidentiality requirements, and shall, to the extent performing work on Software, Equipment or Systems for which Supplier has operational responsibility, comply with Supplier’s reasonable standards, methodologies, and procedures.

(c)	Notice by Supplier. Supplier shall expeditiously notify ABM when it becomes aware that an act or omission of an ABM Third Party Contractor will cause, or has caused, a problem or delay in providing the Services, and shall use commercially reasonable efforts to work with ABM and the ABM Third Party Contractor to prevent or circumvent such problem or delay. Supplier shall cooperate with ABM and ABM Third Party Contractors to resolve differences and conflicts arising between the Services and other activities undertaken by ABM or ABM Third Party Contractors.
4.5	Companion Agreements
(a)	At ABM’s request, the terms of this Master Agreement shall be incorporated by reference into individual Companion Agreements, which shall be executed by International Business Machines Corporation or an Affiliate of International Business Machines Corporation and ABM Industries Incorporated or an Eligible Recipient. Unless otherwise agreed, the form of the Companion Agreement shall be as set forth in Schedule W. All Services shall be provided by International Business Machines Corporation or the applicable Affiliate of International Business Machines Corporation pursuant to this Master Agreement or an executed Companion Agreement. Unless and to the extent an individual Companion Agreement expressly provides otherwise, each Companion Agreement shall incorporate by reference the terms and conditions of this Master Agreement and shall not be construed as altering or superseding the rights and obligations of the Parties under this Master Agreement. If requested by ABM, the Parties will execute a Companion Agreement in a form acceptable to each Party.

(b)	The Supplier Account Manager (and his or her designees(s)) shall remain responsible for the administration of this Master Agreement and the individual Companion Agreements on a day-to-day basis on behalf of Supplier.

(c)	The ABM Relationship Manager (and his or her designees(s)) shall remain responsible for the administration of this Master Agreement and the individual Companion Agreements on a day-to-day basis on behalf of ABM and the Eligible Recipients.
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5.	REQUIRED CONSENTS

[THE PARTIES ACKNOWLEDGE AND AGREE THAT, NOTWITHSTANDING SECTION 5.1 THROUGH 5.4 BELOW, SUPPLIER IS NOT EXPECTED TO OBTAIN ANY ADDITIONAL REQUIRED CONSENTS IN CONNECTION WITH ITS ASSUMPTION OF RESPONSIBILITY FOR DATA CENTER SERVICES UNDER THIS AMENDED AND RESTATED AGREEMENT.]

5.1	Supplier Responsibility.

At no additional cost to ABM, Supplier shall undertake all administrative activities necessary to obtain all Required Consents. At Supplier’s request, ABM will cooperate with Supplier in obtaining the Required Consents by executing certain ABM approved written communications and other documents prepared or provided by Supplier. With ABM’s approval, Supplier shall exercise for the benefit of ABM any rights Supplier has to utilize or transfer license rights or other applicable rights under Supplier’s existing third party licenses, leases or contracts.

5.2	Financial Responsibility.

Supplier shall pay all transfer, relicensing or termination fees or expenses associated with obtaining any Required Consents or, subject to Section 5.4, terminating any licenses or agreements as to which Supplier is unable to obtain such Required Consents (provided that, with respect to Third Party Software, Third Party Contracts or Equipment leases procured by ABM, ABM shall be responsible for obtaining any Required Consents and paying any fees or expenses associated therewith in connection with its procurement of such license or agreement). For the avoidance of doubt, the reference to “procured by ABM” in the above parenthetical does not include Third Party Software, Third Party Contracts or Equipment leases assigned or otherwise provided by Supplier to ABM as part of the Termination Assistance Services provided by Supplier under the Original Agreement.

5.3	Contingent Arrangements.

If, despite using commercially reasonable efforts, Supplier is unable to obtain a Required Consent, then, unless and until such Required Consent is obtained, Supplier shall use commercially reasonable efforts to determine and adopt, subject to ABM’s reasonable prior approval, such alternative approaches as are necessary and sufficient to provide the Services without such Required Consent. If such alternative approaches are required for a period longer than ninety (90) days following the Commencement Date, the Parties shall equitably adjust the terms and reduce the prices specified in this Agreement to reflect any additional costs being incurred by ABM and any Services not being received by ABM and the Eligible Recipients.

5.4	Failure to Obtain Required Consents.

If, despite using commercially reasonable efforts for a reasonable period of time, Supplier is unable to obtain a Required Consent, the Parties shall take such actions and execute and deliver such documents as may be necessary to cause the Parties to realize the practical effects of the allocation of responsibilities intended to be effected by this Agreement. If, however, Supplier fails to obtain any Required Consent within ninety (90) days of the Commencement Date and such failure has a material adverse impact on the use or enjoyment of the Services by ABM or the Eligible Recipients, ABM may terminate this Agreement or any affected portions thereof without payment of any Termination Charges. Except as otherwise expressly provided herein, the failure to obtain any Required Consent will not relieve Supplier of its obligations under this Agreement and Supplier will not be entitled to any additional compensation or reimbursement amounts in connection with obtaining or failing to obtain any Required Consent or implementing any alternative approach.
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6.	FACILITIES, SOFTWARE, EQUIPMENT, CONTRACTS AND ASSETS ASSOCIATED WITH THE PROVISION OF SERVICES

6.1	Service Facilities
(a)	Service Facilities.
(i)	The Services shall be provided at or from (i) the ABM Facilities described on Schedule O.1, (ii) the Supplier Facilities described on Schedule O.2 (as such Schedule is amended from time to time with ABM’s prior approval), each of which must be approved in advance by ABM, or (iii) any other service location approved by Supplier and ABM. Supplier shall provide ABM with reasonable notice of its intention to relocate the provision of a Service to a new or different Supplier Facility not identified on Schedule O.2 and shall obtain ABM’s approval prior to doing so (provided that Supplier shall not be obligated to obtain ABM’s approval with respect to Supplier Facilities to which Section 6.1(a)(ii) applies). Supplier shall notify ABM in advance of any new or additional Service Taxes for which ABM would be financially responsible associated with the provision of Services from new or changed service location(s). ABM shall be entitled to withhold approval of any such new or changed service location in its sole discretion if the delivery of Services from such new or changed service location would (i) result in new or additional Services Taxes for which ABM would be financially responsible under this Agreement (unless Supplier assumes financial responsibility for such new or additional Service Taxes), (ii) result in the delivery of Services from locations or by personnel outside the United States, or (iii) have an adverse impact or require changes as described in Section 9.6(c).

(ii)	Notwithstanding Section 6.1(a)(i) above, Supplier may relocate Services from an approved Supplier Facility in the United States to another Supplier Facility in the United States, provided: (A) Supplier provides notice to ABM at least sixty (60) days prior to the effective date of such relocation; (B) the Supplier Facility to which the Services are to be relocated is comparable or superior in all material respects to the approved Supplier Facility from which such Services had previously been performed; (C) the Supplier Facility to which the Services are to be relocated complies with all relevant requirements and Supplier obligations under this Agreement; (D) the Supplier Facility to which the Services are to be relocated presents no greater risk from a disaster recovery or business continuity perspective; (E) Supplier promptly provides ABM with information and documentation demonstrating that such Supplier Facility complies with the criteria specified in Subsections (B), (C) and (D) and provides ABM with a reasonable opportunity to independently verify such compliance; (F) Supplier remedies any known non-compliance with the criteria specified in Subsections (B), (C) and (D) prior to relocating the Services in question; and (G) Supplier agrees to be financially responsible for any additional costs, taxes or expenses related to or resulting from such relocation, including any costs or expenses (e.g., audit or Sarbanes-Oxley compliance costs) incurred or experienced by ABM or any Eligible Recipient as a result of such relocation; provided that, within thirty (30) days after ABM has been notified of the potential relocation, ABM notifies Supplier of any ABM controlled costs and expenses (excluding any taxes) that will be incurred or experienced by ABM or any Eligible Recipient as a result of such relocation.
(b)	ABM Facilities. ABM shall provide Supplier with the use of and access to the ABM Facilities (or equivalent space) described in Schedule O.1 for the periods specified therein solely as necessary for Supplier to perform its obligations under this Agreement. All ABM owned or leased assets provided for the use of Supplier under this Agreement shall remain in ABM Facilities unless ABM otherwise agrees. In addition, all improvements or modifications to ABM Facilities requested by Supplier shall be (i) subject to review and approval in advance by ABM, (ii) in compliance with ABM’s then-current policies, standards, rules and procedures, and (iii) performed by and through
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ABM at then current industry commercial rates and at Supplier’s expense. Supplier acknowledges and agrees that the facilities to be provided by ABM are sufficient for performing the Services and for satisfying Supplier’s responsibilities under this Agreement. THE ABM FACILITIES ARE PROVIDED BY ABM TO SUPPLIER ON AN AS-IS, WHERE-IS BASIS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ABM EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESSED OR IMPLIED, AS TO THE ABM FACILITIES, OR THEIR CONDITION OR SUITABILITY FOR USE BY SUPPLIER.

(c)	Furniture, Fixtures and Equipment. At the ABM Facilities described in Schedule O.1, ABM shall provide office space and office furniture for up to the number of Supplier Personnel specified in Schedule O.1 for the period(s) specified in Schedule O.1. The office space and office furniture provided by ABM for the use of Supplier Personnel will be generally comparable to the office space and office furniture provided to (i) the Transitioned Employees prior to the Commencement Date or (ii) the then-standard office space and office furniture provided to similarly situated ABM employees. Other than as provided above and in Schedule O.1, Supplier shall be financially responsible for providing all other office space, office furniture and fixtures needed by Supplier or Supplier Personnel (including Transitioned Employees) to provide the Services, and for all upgrades, replacements and additions to such office furniture or fixtures; provided that such office furniture and fixtures must be approved in advance by ABM and meet ABM’s then-current standards; and provided further that Supplier shall give reasonable consideration to the purchase and use of surplus ABM furniture and fixtures to the extent available. Notwithstanding the foregoing, to the extent Supplier demonstrates that unanticipated increases in the volumes of certain Services can be reasonably met only by locating additional Supplier Personnel at certain ABM Facilities and that such additional Supplier Personnel cannot be reasonably accommodated within the space in such facilities then assigned to Supplier, ABM shall use commercially reasonable efforts to provide Supplier with additional office space and office furniture in such ABM Facilities to the extent vacant space and excess furniture are then available in such ABM Facilities; provided that Supplier shall use commercially reasonable efforts to minimize the extent to which additional office space and office furniture are required and the cost to ABM associated therewith. Supplier Personnel using the office facilities provided by ABM will be accorded reasonable access to the communications wiring in such facilities (including fiber, copper and wall jacks and reasonable access to the ABM data networks, subject to Section 6.1(d)) and the use of certain shared office equipment and services, such as photocopiers, local and long distance telephone service for ABM-related calls, telephone handsets, mail service, office support service (e.g., janitorial), heat, light, and air conditioning; provided that such access and usage shall be solely for and in connection with the provision of Services by such Supplier Personnel; and provided further that Supplier shall reimburse ABM for the additional incremental costs incurred by ABM or the Eligible Recipients if and to the extent Supplier’s technology solution, service delivery model and/or inefficiency cause its usage or consumption of such resources to exceed verifiable historical levels. Supplier shall be responsible for providing all other office related equipment and services needed by Supplier or Supplier Personnel at such ABM Facilities to provide the Services, and for upgrades, improvements, replacements and additions to such equipment or services.

(d)	Supplier’s Responsibilities Regarding the ABM Network. To the extent any Equipment provided by Supplier or used by Supplier or Supplier Personnel to provide the Services is connected directly to the network(s) of ABM or any Eligible Recipient, such Equipment shall be (i) subject to review and approval in advance by ABM, (ii) in compliance with ABM’s then-current security policies, architectures, standards, rules and procedures, and (iii) in compliance with ABM’s then-current hardware and software specifications. Supplier shall not install or permit the installation of any other software on such Equipment without ABM’s prior approval.

The Parties acknowledge and agree that the obligations specified in the first sentence of this provision shall not apply to: (i) new servers purchased or leased by ABM on or after the Commencement Date and supported by Supplier under this Agreement, and (ii) compliance with
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changes in the applicable security policies, architectures, standards, rules, procedures and/or hardware or software specifications made by ABM on or after January 20, 2009.

It is further understood that Supplier will not be obligated to obtain ABM’s approval of Equipment provided by ABM to Supplier to provide the Services.

(e)	Supplier’s Responsibilities. Except as provided in Sections 6.1(a), (b) and (c) and Section 6.5, Supplier shall be responsible for providing all furniture, fixtures, Equipment, space and other facilities required to perform the Services and all upgrades, improvements, replacements and additions to such furniture, fixtures, Equipment, space and facilities. Without limiting the foregoing, Supplier shall (i) provide all maintenance, site management, site administration and similar services for the Supplier Facilities, and (ii) provide uninterrupted power supply services for the Software, Equipment, Systems and facilities as described in Schedule O.2.

(f)	Physical Security. Except as provided below, ABM shall be responsible for physical security at the ABM Facilities listed in Schedule O.1; provided that Supplier will be administratively responsible for access and control of the areas that Supplier is using in performing the Services and Supplier shall not permit any person to have access to, or control of, any such area unless such access or control is permitted in accordance with control procedures approved by ABM. Supplier shall be solely responsible for compliance by Supplier Personnel with such control procedures, including obtaining advance approval to the extent required.

Notwithstanding the foregoing, Supplier shall be responsible for physical security at ABM Facilities used exclusively by Supplier (i.e., the ABM data center, alternate disaster recovery site and tape vault); provided that ABM shall retain responsibility for the provision of any security guards assigned to such ABM Facilities and the maintenance of the key card systems, surveillance cameras and other security devices installed at such ABM Facilities.

(g)	Standards, Requirements and Procedures at ABM Facilities. Except as provided in Section 6.1(f), Supplier shall adhere to and enforce, and cause Supplier Personnel to adhere to and enforce, the operational, safety and security standards, requirements and procedures described in the applicable lease and/or then in effect at the ABM Facilities, as such standards, requirements and procedures may be modified from time to time by ABM and communicated to Supplier in accordance with Section 6.3(a).

(h)	Employee Services. Subject to applicable security requirements, ABM will permit Supplier Personnel to use certain employee facilities (e.g., designated parking facilities, cafeteria, and common facilities) at the ABM Facilities that are generally made available to the employees and contractors of ABM or the Eligible Recipients. The employee facilities in question and the extent of Supplier Personnel’s permitted use shall be specified in writing by ABM and shall be subject to modification without advance notice in ABM’s sole discretion. Supplier Personnel will not be permitted to use employee facilities designated by ABM for the exclusive use of certain ABM or Eligible Recipient employees and will not be entitled to the provision or reimbursement of paid parking.

(i)	Use of ABM Facilities. Unless Supplier obtains ABM’s prior written agreement, which may be withheld by ABM in its sole discretion, Supplier shall use the ABM Facilities, and the Equipment and Software located therein, only to provide the Services to ABM and the Eligible Recipients. ABM reserves the right to relocate an ABM Facility from which the Services are then being provided by Supplier to another geographic location; provided that, in such event, ABM will provide Supplier with comparable space in the new location. In such event, ABM shall reimburse Supplier for any reasonable incremental Out-of-Pocket Expenses incurred by Supplier in moving to the new location and/or making any facility or network upgrades or changes required to perform the Services from such location; provided that Supplier notifies ABM of such incremental
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expenses, obtains ABM’s approval prior to incurring such expenses; and uses commercially reasonable efforts to minimize such expenses.

ABM also reserves the right to direct Supplier to cease using all or part of the space in an ABM Facility from which the Services are then being provided by Supplier and to thereafter use such space for its own purposes. In such event, ABM shall reimburse Supplier for any reasonable incremental Out-of-Pocket Expenses incurred by Supplier in leasing substitute space, moving to the new location and/or making any facility or network upgrades or changes required to perform the Services from such location; provided that such direction is not expressly contemplated in this Agreement and that Supplier notifies ABM of such incremental expenses, obtains ABM’s approval prior to incurring such expenses, and uses commercially reasonable efforts to minimize such expenses.

In both cases, Supplier shall be relieved of responsibility if and to the extent Supplier is unable to provide the Services in accordance with the Service Levels during the actual relocation of Supplier’s operations; provided that such relocation is not expressly contemplated in this Agreement as of the Effective Date and that Supplier (1) uses commercially reasonable efforts to notify ABM in advance of its inability to perform during such relocation, (2) gives ABM a reasonable opportunity to address Supplier’s concerns and thereby avoid such Supplier non-performance, (3) identifies and pursues commercially reasonable means to avoid or mitigate the impact of such relocation and (4) uses commercially reasonable efforts to perform notwithstanding such relocation.

(j)	Conditions for Return. When the ABM Facilities, if any, listed in Schedule O.1 are no longer to be used by Supplier as contemplated by Section 6.1 or are otherwise no longer required for performance of the Services, Supplier shall notify ABM as soon as practicable and shall vacate and return such ABM Facilities (including any improvements to such facilities made by or at the request of Supplier) to ABM in substantially the same condition as when such facilities were first provided to Supplier, subject to reasonable wear and tear.

(k)	No Violation of Laws. Supplier shall (i) treat, use and maintain the ABM Facilities in a reasonable manner, and (ii) ensure that neither Supplier nor, subject to Section 9.12, any of its Subcontractors commits, and use reasonable efforts to ensure that none of its business visitors or invitees commits, any act in violation of any Laws in such Supplier occupied ABM Facility or any act in violation of ABM’s insurance policies or in breach of ABM’s obligations under the applicable real estate leases in such Supplier occupied ABM Facilities (in each case, to the extent Supplier has received notice of such insurance policies or real estate leases or should reasonably be expected to know of such obligations or limitations).
6.2	Use of Supplier Facilities.

During the Term, Supplier will provide to ABM at no charge (i) reasonable periodic use of Supplier facilities at Supplier sites where the Services are being performed and (ii) access to reasonable work/conference space at Supplier sites where the Services are being performed, for the conduct of ABM’s business directly related to Supplier’s performance of the Services.

6.3	ABM Rules/Employee Safety.
(a)	ABM Rules and Compliance. In performing the Services and using the ABM Facilities, Supplier shall observe and comply with all ABM policies, rules and regulations applicable to ABM Facilities or the provision of the Services (and all additions or modifications thereto), including those set forth on Schedule O.4 and those applicable to specific ABM Sites (collectively, “ABM Rules”). Supplier shall be deemed to have notice of ABM Rules (and additions or modifications thereto) communicated directly to Supplier or Supplier Personnel, disclosed to Supplier or Supplier Personnel in writing, conspicuously posted at an ABM Site, or communicated by any
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other means generally used by ABM to disseminate such information to its employees or contractors (including ABM Rules communicated to Supplier prior to the Effective Date and to Transitioned Employees prior to hiring by Supplier). Supplier shall be responsible for the promulgation and distribution of ABM Rules to Supplier Personnel as and to the extent necessary and appropriate.

(b)	Safety and Health Compliance. Supplier and Supplier Personnel shall familiarize themselves with the premises and operations at each ABM Site or ABM Facility at or from which Services are rendered and the ABM Rules applicable to each such Site or Facility. Supplier and Supplier Personnel shall observe and comply with the OSHA regulations, all applicable safety and environmental Laws, all industrial insurance, security and health regulations, and all other Laws applicable to the use of each ABM Facility or Site or the provision of the Services. Supplier and Supplier Personnel also shall observe and comply with all ABM Rules with respect to safety, health, security, industrial insurance, and the environment and shall take commercially reasonable precautions to avoid injury, property damage, spills or emissions of hazardous substances, materials or waste, and other dangers to persons, property or the environment. To the extent required by ABM, Supplier Personnel shall receive prescribed training prior to entering certain ABM Sites or Facilities.
6.4	Software.
(a)	Financial Responsibility. Supplier shall be responsible for any third party fees or expenses on or after the Commencement Date associated with the provision of the Services described in this Agreement with respect to Software and related Third Party Contracts for which Supplier is financially responsible under Schedules E and J.1. Supplier also shall be responsible for any third party fees or expenses on or after the Commencement Date associated with new, substitute or replacement Software or related Third Party Contracts (including upgrades, enhancements, new versions or new releases of such Software) for which Supplier is financially responsible under Schedules E and J.1. With respect to Software licenses and related Third Party Contracts that are transferred to Supplier by ABM or for which Supplier otherwise assumes financial responsibility under this Agreement, including those listed on Schedules F.3 and F.4, Supplier shall (i) pay all amounts becoming due under such licenses or related Agreements, and all related expenses, for periods on or after the Commencement Date and which are not related to periods prior to the Commencement Date (e.g., late fees, penalties or other amounts relating to payments due prior to the Commencement Date) which remain ABM’s responsibility; (ii) rebate to ABM any prepayment of such amounts in accordance with Section 11.10(a); (iii) pay all modification, termination, cancellation, late payment, renewal or other fees, penalties, charges, interest or other expenses that relate to periods on or after the Commencement Date (except to the extent that such fees, penalties, charges, interest or other expenses directly result from the acts or omissions of ABM in contravention of its obligations under this Agreement); (iv) pay all costs associated with the transfer of such licenses and contracts to Supplier, including all taxes associated with such transfer; and (v) be responsible for complying with Supplier’s duties and obligations under such licenses or contracts on or after the Commencement Date and for curing any failure to so comply (except to the extent that such failure directly results from the acts or omissions of ABM in contravention of its obligations under this Agreement).

(b)	Operational Responsibility. With respect to Software and related Third Party Contracts for which Supplier is operationally responsible under Schedules E and J.1, Supplier shall be responsible for (i) the evaluation, procurement, testing, installation, rollout, use, support, management, administration, operation and maintenance of such Software and related Third Party Contracts; (ii) the evaluation, procurement, testing, installation, rollout, use, support, management, administration, operation and maintenance of new, substitute or replacement Software and related Third Party Contracts (including upgrades, enhancements, new versions or new releases of such Software); (iii) the performance, availability, and operational reliability of the Application Software and the performance, availability, operational reliability, compatibility and interoperability of all other Software and Third Party Contracts, each in accordance with this
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Agreement, including the Service Levels and Change Management; (iv) the compliance with and performance of all operational, administrative and contractual obligations specified in such licenses and contracts; (v) the administration and exercise as appropriate of all rights available under such licenses and agreements; and (vi) the payment of any fees, penalties, charges, interest or other expenses due and owing under such Software Licenses and related Third Party Contracts that are incurred, caused by or result from Supplier’s failure to comply with or perform its obligations under this Section 6.4(b) (except to the extent that such failure directly results from the acts or omissions of ABM in contravention of its obligations under this Agreement).

(c)	Rights Upon Expiration/Termination. With respect to all Third Party Software and related Third Party Contracts for which Supplier is financially responsible under Schedule E or J.1, Supplier shall use commercially reasonable efforts to (i) obtain for ABM (or, at ABM’s direction, its designee) the license, sublicense, assignment and other rights specified or referenced in Sections 4.3(b)(3) and 14.6, (ii) ensure that such license, sublicense, assignment and other rights are at least broad enough to permit ABM (or, at ABM’s direction, its designee) to use such Third Party Software and related Third Party Contracts to provide for ABM and the Eligible Recipients, or have provided for them by third party contractors, services similar to the Services, and for ABM and the Eligible Recipients to receive such services; (iii) ensure that, following the termination of all or part of the Services to an Eligible Recipient no longer Controlled by or under common Control with ABM, any such license, sublicense, assignment or other rights relating to Third Party Software or related Third Party Contracts used exclusively by or for such Eligible Recipient may be granted, at ABM Service’s direction, directly to such Eligible Recipient, (iv) ensure that the granting of such license, sublicense, assignment and other rights is not subject to subsequent third party approval or the payment by ABM (or, at ABM’s direction, its designee) of license or transfer fees (other than regular periodic license fees for periods after the date of transfer), (v) ensure that the terms, conditions and prices applicable to ABM (or, at ABM’s direction, its designee) following expiration or termination are no less favorable than those otherwise applicable to Supplier, and at least sufficient for the continuation of the activities comprising the Services, and (vi) ensure that neither the expiration/termination of this Agreement nor the assignment of the license or contract will trigger less favorable terms, conditions or pricing. If Supplier is unable to obtain any such rights and assurances, it shall notify ABM in advance and shall not use such Software or Third Party Contracts without ABM’s approval (and absent such approval, Supplier’s use of any such Software or Third Party Contract shall obligate Supplier to procure, at no additional cost to ABM, the license, sublicense, assignment and other rights described above for ABM (or, at ABM’s direction, its designee) upon expiration or termination). If ABM consents to Supplier’s use of specific Third Party Software licenses or Third Party Contracts under these circumstances, such consent will be deemed to be conditioned on Supplier’s commitment to use commercially reasonable efforts to cause such third party to agree at expiration or termination of this Agreement or the completion of Termination Assistance Services to permit ABM (or, at ABM’s direction, its designee) to assume prospectively the license or contract in question or to enter into a new license or contract with ABM (or, at ABM’s direction, its designee) on substantially the same terms and conditions, including price. If ABM consents to Supplier’s use of specific Third Party Software licenses or Third Party Contracts under these circumstances, such Third Party Software licenses or Third Party Contracts will be added to Schedule V.
6.5	Equipment.
(a)	Reserved.

(b)	Financial Responsibility. Supplier shall be responsible for third party fees or expenses on or after the Commencement Date associated with Equipment and related Third Party Contracts for which Supplier is financially responsible under Schedules E and J.1. Supplier also shall be responsible for any third party fees or expenses relating to periods on or after the Commencement Date associated with new, substitute or replacement Equipment or related Third Party Contracts (including upgrades, enhancements or new releases of such Equipment) for which Supplier is
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financially responsible under Schedules E and J.1. With respect to Equipment and related Third Party Contracts that are transferred to Supplier by ABM or for which Supplier otherwise assumes financial responsibility under this Agreement, including the Third Party Contracts listed on Schedule F.3, Supplier shall (i) pay all amounts becoming due with respect to such Equipment or agreements, and all related expenses, for periods on or after the Commencement Date and which are not related to periods prior to the Commencement Date (e.g., late fees, penalties or other amounts relating to payments due prior to the Commencement Date) which remain ABM’s responsibility; (ii) rebate to ABM any prepayment of such amounts in accordance with Section 11.10(a); (iii) pay all modification, termination, cancellation, late payment, renewal or other fees, penalties, charges, interest or other expenses that relate to periods on or after the Commencement Date (except to the extent that such fees, penalties, charges, interest or other expenses directly result from the acts or omissions of ABM in contravention of its obligations under this Agreement); (iv) pay all costs associated with the transfer of such Equipment and contracts to Supplier, including all taxes associated with such transfer; and (v) be responsible for complying with Supplier’s duties and obligations with respect to such Equipment or agreements on or after the Commencement Date and for curing any failure to so comply (except to the extent that such failure directly results from the acts or omissions of ABM in contravention of its obligations under this Agreement).

(c)	Operational Responsibility. With respect to Equipment, Equipment leases and related Third Party Contracts for which Supplier is operationally responsible under Schedules E and J.1, Supplier shall be responsible for (i) the evaluation, procurement, testing, installation, rollout, use, support, management, administration, operation and maintenance of such Equipment, Equipment leases and related Third Party Contracts; (ii) the evaluation, procurement, testing, installation, rollout, use, support, management, administration, operation and maintenance of new, substitute or replacement Equipment, Equipment leases; (iii) the performance of such Third Party Contracts and the performance, availability, reliability, compatibility and interoperability of such Equipment, each in accordance with this Agreement, including the Service Levels and Change Management; (iv) the compliance with and performance of all operational, administrative and contractual obligations with respect to such Equipment, leases and contracts, including nondisclosure obligations; (v) the administration and exercise as appropriate of all rights available with respect to such Equipment or agreements; and (vi) the payment of any fees, penalties, interest or other expenses due and owing under such contracts that are incurred, caused by or result from Supplier’s failure to comply with or perform its obligations under this Section 6.5(c) (except to the extent that such failure directly results from the acts or omissions of ABM in contravention of its obligations under this Agreement).

(d)	Rights Upon Expiration/Termination. With respect to all Equipment and related Third Party Contracts for which Supplier is financially responsible under Schedule E or J.1, Supplier shall use commercially reasonable efforts to (i) obtain for ABM (or, at ABM’s direction, its designee) the rights specified in Section 4.3(b)(4), (ii) ensure that such rights are at least broad enough to permit ABM (or, at ABM’s direction, its designee) to use such Equipment and related Third Party Contracts to provide for ABM and the Eligible Recipients, or have provided for them by third party contractors, services similar to the Services, and for ABM and the Eligible Recipients to receive such services; (iii) ensure that, following the termination of all or part of the Services to an Eligible Recipient no longer Controlled by or under common Control with ABM, any such rights relating to Equipment or related Third Party Contracts used exclusively by or for such Eligible Recipient may be granted, at ABM Service’s direction, directly to such Eligible Recipient, (iv) ensure that the granting of such rights is not subject to subsequent third party approval or the payment by ABM (or, at ABM’s direction, its designee) of transfer fees, and (v) ensure that the terms, conditions and prices applicable to ABM (or, at ABM’s direction, its designee) following expiration or termination of this Agreement are no less favorable than those otherwise applicable to Supplier and at least sufficient for the continuation of the activities comprising the Services. If Supplier is unwilling or unable to offer or obtain any such rights and assurances, it shall notify ABM in advance and shall not use such Equipment, Equipment leases or related Third Party contract without ABM’s prior approval (and absent such approval, Supplier’s use of any such
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Equipment, Equipment leases or related Third Party Contract shall obligate Supplier to procure, at no additional cost to ABM, the rights described above for ABM (or, at ABM’s direction, its designee) upon expiration or termination). If ABM consents to Supplier’s use of specific Equipment leases or Third Party Contracts under these circumstances, such consent will be deemed to be conditioned on Supplier’s commitment to use commercially reasonable efforts to cause such third party to agree at expiration or termination of this Agreement or the completion of Termination Assistance Services to permit ABM (or, at ABM’s direction, its designee) to assume prospectively the lease or contract in question or to enter into a new lease or contract with ABM (or, at ABM’s direction, its designee) on substantially the same terms and conditions, including price. If ABM consents to Supplier’s use of specific Equipment leases or Third Party Contracts under these circumstances, such Equipment lease or Third Party Contracts will be added to Schedule V.
6.6	Third Party Contracts.
(a)	Financial Responsibility. In addition to the Third Party Contracts identified in Sections 6.4 and 6.5 and Schedule E, Supplier shall be responsible for any third party fees or expenses on or after the Commencement Date associated with Third Party Contracts used by Supplier to provide the Services. Supplier also shall be responsible for any third party fees or expenses on or after the Commencement Date associated with new, substitute or replacement Third Party Contracts for which Supplier is financially responsible under Schedules E and J.1. With respect to Third Party Contracts that are transferred to Supplier by ABM or for which Supplier otherwise assumes financial responsibility under this Agreement, including those listed on Schedule F.3, Supplier shall (i) pay all amounts becoming due under such licenses or related Agreements, and all related expenses, for periods on or after the Commencement Date and which are not related to periods prior to the Commencement Date (e.g., late fees, penalties or other amounts relating to payments due prior to the Commencement Date) which remain ABM’s responsibility; (ii) rebate to ABM any prepayment of such amounts in accordance with Section 11.10(a); (iii) pay all modification, termination, cancellation, late payment, renewal or other fees, penalties, charges, interest or other expenses that relate to periods on or after the Commencement Date (except to the extent that such fees, penalties, charges, interest or other expenses directly result from the acts or omissions of ABM in contravention of its obligations under this Agreement); (iv) pay all costs associated with the transfer of such contract to Supplier, including all taxes associated with such transfer; and (v) be responsible for complying with Supplier’s duties and obligations under such contracts on or after the Commencement Date and for curing any failure to so comply (except to the extent that such failure directly results from the acts or omissions of ABM in contravention of its obligations under this Agreement).

(b)	Operational Responsibility. With respect to the Third Party Contracts identified in Section 6.6(a), and the services and products provided thereunder, Supplier shall, unless the Parties have otherwise agreed in Schedule E, be responsible for (i) the evaluation, procurement, use, support, management, administration, operation and maintenance of such Third Party Contracts and any new, substitute or replacement Third Party Contracts; (ii) the performance of such Third Party Contracts and the services and products provided thereunder as such relate to providing the Services; (iii) the compliance with and performance of any operational, administrative or contractual obligations imposed on ABM or Supplier under such Third Party Contracts, including nondisclosure obligations; (iv) the administration and exercise as appropriate of all rights available under such Third Party Contracts; and (v) the payment of any fees, penalties, interest or other expenses due and owing under such Third Party Contracts that are incurred, caused by or result from Supplier’s failure to comply with or perform its obligations under this Section 6.6.

(c)	Rights Upon Expiration/Termination. With respect to any Supplier Third Party Contracts to be used to provide the Services, Supplier shall use commercially reasonable efforts to (i) obtain for ABM (or, at ABM’s direction, its designee) the rights specified in Section 4.3(b)(6), (ii) ensure that such rights are at least broad enough to permit ABM (or, at ABM’s direction, its designee) to use such Third Party Contracts to provide for ABM and the Eligible Recipients, or have provided
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for them by third party contractors, services similar to the Services, and for ABM and the Eligible Recipients to receive such services; (iii) ensure that, following the termination of all or part of the Services to an Eligible Recipient no longer Controlled by or under common Control with ABM, any such rights relating to Third Party Contracts used exclusively by or for such Eligible Recipient may be granted, at ABM Service’s direction, directly to such Eligible Recipient, (iv) ensure that the granting of such rights is not subject to subsequent third party approval or the payment by ABM (or, at ABM’s direction, designee) of transfer fees, (v) ensure that neither the expiration/termination of this Agreement nor the assignment of the contract will trigger less favorable terms, conditions or pricing, and (iv) ensure that the terms, conditions and prices applicable to ABM (or, at ABM’s direction, its designee) following expiration or termination are no less favorable than those otherwise applicable to Supplier and at least sufficient for the continuation of the activities comprising the Services. If Supplier is unwilling or unable to offer or obtain any such rights and assurances, it shall notify ABM in advance and shall not use any such Third Party Contract without ABM’s approval (and absent such approval, Supplier’s use of any such Third Party Contracts shall obligate Supplier to procure such rights, at no additional cost to ABM, upon expiration or termination). ). If ABM consents to Supplier’s use of specific Third Party Contracts under these circumstances, such consent will be deemed to be conditioned on Supplier’s commitment to use commercially reasonable efforts to cause such third party to agree at expiration or termination of this Agreement or the completion of Termination Assistance Services to permit ABM (or, at ABM’s direction, designee) to assume prospectively the contract in question or to enter into a new lease or contract with ABM, the Eligible Recipients and/or their designee(s) on substantially the same terms and conditions, including price. If ABM consents to Supplier’s use of specific Third Party Contracts under these circumstances, such Third Party Contracts will be added to Schedule V.
6.7	Assignment of Licenses, Leases and Related Agreements.

[THE PARTIES ACKNOWLEDGE AND AGREE THAT, NOTWITHSTANDING THIS SECTION 6.7, NO ASSIGNMENTS OF SOFTWARE LICENSES, EQUIPMENT LEASES AND THIRD PARTY CONTRACTS TO SUPPLIER ARE CONTEMPLATED IN CONNECTION WITH SUPPLIER’S ASSUMPTION OF RESPONSIBILITY FOR DATA CENTER SERVICES UNDER THIS AMENDED AND RESTATED AGREEMENT.]
(a)	Assignment and Assumption. On and as of the Commencement Date, ABM shall assign to Supplier, and Supplier shall assume and agree to perform all obligations related to, the Software licenses, Equipment leases and Third Party Contracts for which Supplier is financially responsible under Sections 6.4, 6.5 and 6.6 and Schedules E and J.1, including those listed on Schedules F.2, F.3 and F.4; provided, however, that such assignment shall not include any assignment or transfer of any intellectual property rights in Materials developed under such Third Party Software licenses, Equipment leases and Third Party Contracts prior to the date of such assignment and, as between the Parties, ABM hereby expressly reserves and retains such intellectual property rights. ABM and Supplier shall execute and deliver a mutually satisfactory assignment and assumption agreement with respect to such leases, licenses and agreements, evidencing the assignment and assumption provided for herein. The Parties hereby acknowledge that no assignments are anticipated in connection with this Agreement.

(b)	Non-Assignable Items. The Parties acknowledge and agree that they believe that no restrictions will, after the commercially reasonable efforts of Supplier, preclude the assignment and assumption of such Software licenses or Third Party Contracts in accordance with this Agreement. However, if, after Supplier using commercially reasonable efforts for a reasonable period of time, a license, lease or agreement still cannot be assigned without breaching its terms or otherwise adversely affecting the rights or obligations of ABM or Supplier thereunder, the Parties shall take such actions and execute and deliver such documents as may be necessary to cause the Parties to realize the practical effects of the allocation of responsibilities intended to be effected by this Agreement.
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(c)	Modification and Substitution. Supplier may terminate, shorten or extend the Software licenses and Third Party Contracts held by ABM for which Supplier is financially responsible under Schedules E and J.1 of this Agreement and, subject to Section 9.12, may substitute or change suppliers relating to goods or services covered thereby; provided that, except as otherwise disclosed by Supplier and agreed to by ABM, such change(s) (i) shall not constitute a breach of any obligation of ABM or the Eligible Recipients under such Software licenses, Equipment leases or Third Party Contracts, (ii) shall not result in additional financial obligations, financial or operational risk or damages to ABM or the Eligible Recipients; (iii) shall not result in any increase to ABM or the Eligible Recipients in the cost of receiving the Services; and (iv) shall not provide for less favorable terms, conditions or prices for ABM or its designee following the expiration or termination of the Term or any applicable Service than would otherwise be applicable to Supplier (except for terms, conditions or prices available to Supplier because of its volume purchases). Supplier’s rights under the immediate preceding sentence are conditioned upon Supplier paying all applicable termination or cancellation charges, damages and other amounts associated with such action. Notwithstanding anything to the contrary herein, Supplier shall not terminate, shorten or modify without ABM’s prior written consent any license for Third Party Software either created exclusively for ABM or the Eligible Recipients or otherwise not commercially available. Supplier shall reimburse ABM and the Eligible Recipient(s) for any termination charges, cancellation charges, or other amounts paid by them at Supplier’s direction in connection with obtaining any such modification.
6.8	License to ABM Third Party Software and Materials.

As of the Commencement Date and subject to Supplier having obtained any Required Consents, ABM hereby grants to Supplier, for the sole purpose of performing the Services and solely to the extent of ABM’s underlying rights, the same rights of access and use as ABM possesses under the applicable software licenses with respect to ABM licensed Third Party Software; provided that, Supplier shall pay all fees, costs and expenses associated with the granting of such rights if and to the extent the number of licenses or seats requested by Supplier exceeds the number historically used by ABM and the Eligible Recipients to perform the same Services and such increase is not attributable to actual or projected increases in Service volumes. ABM also shall grant such rights to Subcontractors designated by Supplier if and to the extent necessary for Supplier to provide the Services; provided that, Supplier shall pay all fees, costs and expenses associated with the granting of such rights to such Subcontractors. Except as otherwise agreed by the applicable third party licensors, Supplier and its Subcontractors shall comply with the duties, including use restrictions and those of nondisclosure, imposed on ABM by such licenses. In addition, each Subcontractor shall sign a written agreement to be bound by terms consistent with the terms contained herein applicable to such Third Party Software, including, to the extent applicable, the terms specified in this Section and those pertaining to the ownership of such Software and any derivative materials developed by the Parties, the scope and term of the license, the restrictions on the use of such Software, and the obligations of confidentiality. Except as otherwise requested or approved by ABM (or the relevant licensor), Supplier and its Subcontractors shall cease all use of such Third Party Software upon the end of the Term and the completion of any Termination Assistance Services requested by ABM pursuant to Section 4.3(b)(8). THE ABM LICENSED THIRD PARTY SOFTWARE IS PROVIDED BY ABM TO SUPPLIER AND ITS SUBCONTRACTORS ON AN AS-IS, WHERE-IS BASIS. ABM EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH ABM LICENSED THIRD PARTY SOFTWARE, OR THE CONDITION OR SUITABILITY OF SUCH SOFTWARE FOR USE BY SUPPLIER OR ITS SUBCONTRACTORS TO PROVIDE THE SERVICES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.9	License to Supplier Third Party Software and Materials.
(a)	As of the Commencement Date and subject to Supplier having obtained any Required Consents, Supplier hereby grants to ABM and the Eligible Recipients, at no additional charge, except as provided in Section 6.9(b) below, a non-exclusive, royalty-free right and license to access and/or use the Third Party Software and Materials as to which Supplier holds the license or for which
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Supplier is financially responsible under this Agreement (including all modifications, substitutions, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto that are provided pursuant to the licenses for such Third Party Software and/or Materials) during the Term and any Termination Assistance Services period. In addition, at no additional Charge, and subject to obtaining any Required Consents, Supplier hereby grants to ABM Third Party Contractor(s) a non-exclusive, royalty-free right and license to access and/or use such Materials and Software (including all modifications, substitutions, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto provided to Supplier pursuant to the applicable licenses), during the Term and any Termination Assistance Services period, for the benefit of ABM and the Eligible Recipients. Such license and other rights described in the two preceding sentences shall be granted to ABM, the Eligible Recipients, and ABM Third Party Contractors only for the following purposes:
(i)	The receipt by ABM and the Eligible Recipients of the full benefit of the Services provided by Supplier;

(ii)	The performance by ABM, the Eligible Recipients or ABM Third Party Contractors for ABM and/or the Eligible Recipients of services or functions that are ancillary to, but not part of, the Services provided by Supplier, including related application management, telecommunication, IT infrastructure, help desk, and information technology services and functions; and

(iii)	The performance by ABM, the Eligible Recipients or ABM Third Party Contractors of services or functions previously performed by Supplier in circumstances in which the services or functions in question have not been terminated or taken completely away from Supplier.
ABM and the Eligible Recipients shall comply with relevant contractual obligations, including use restrictions and nondisclosure obligations, imposed on Supplier by such licenses to the extent such duties and restrictions have been disclosed in advance by Supplier to ABM. In addition, each ABM Third Party Contractor using Supplier licensed Third Party Software shall sign a written agreement that is consistent with the terms contained herein applicable to such Third Party Software and that contains any relevant contractual obligations, including use restrictions and nondisclosure obligations, imposed on Supplier by such license(s). The rights and obligations of ABM, the Eligible Recipients and ABM Third Party Contractors with respect to such Third Party Software following the expiration or termination of the Agreement or termination of any Service are set forth in Section 14.6(d).
(b)	To the extent an ABM Third Party Contractor requires a license to Supplier licensed Third Party Software for the purposes described in Section 6.9(a)(iii) and such Third Party Software is generally commercially available at established market rates, ABM or the Third Party Contractor shall either pay Supplier’s then standard rate for such Third Party Software license, including any additional charges based on increased or changed usage (if Supplier sells such product) or obtain such license from other sources. In addition, to the extent a Third Party Contractor requires access to or the use of such Third Party Software for the purposes described in Section 6.9(a)(iii) and a Required Consent may be obtained only by paying a third party fee, ABM or the ABM Third Party Contractor shall pay or reimburse Supplier for such fee, provided that Supplier notifies ABM of such fee, obtains ABM’s approval prior to incurring it; and uses commercially reasonable efforts to minimize any fee to be paid or reimbursed by ABM or the ABM Third Party Contractor. Except as provided in this Section 6.9(b), neither ABM or the Eligible Recipients nor the ABM Third Party Contractors shall be required to pay any other fees or expenses in connection with the granting of such licenses to Third Party Software or obtaining of such Required Consents.
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(c)	Supplier shall provide or obtain maintenance, support and/or enhancements as and to the extent necessary to support the use of Supplier licensed Third Party Software for the purposes described in Section 6.9(a)(i)-(iii). ABM or the applicable ABM Third Party Contractor shall reimburse Supplier for any incremental Out-of-Pocket Expenses incurred by Supplier in providing such maintenance, support and/or enhancements to an ABM Third Party Contractor using such Supplier licensed Third Party Software for the purposes described in Section 6.9(a)(iii); provided that Supplier notifies ABM of such incremental expenses, obtains ABM’s approval prior to incurring them; and uses commercially reasonable efforts to minimize such expenses. Supplier shall not be obligated to provide source code to ABM Third Party Contractors under such circumstances.
6.10	Reserved

6.11	Notice of Defaults.

ABM and Supplier shall promptly inform the other Party in writing of any breach of, or misuse or fraud in connection with, any Third Party Contract, Equipment lease or Third Party Software license used in connection with the Services of which it becomes aware and shall cooperate with the other Party to prevent or stay any such breach, misuse or fraud.

6.12	Environmental
(a)	ABM Obligations. ABM shall (i) notify Supplier of the procedures and precautions to be taken at ABM Sites where Hazardous Materials are used or produced in operations performed by ABM in accordance with Section 6.3(a), (ii) provide at its expense any special equipment or training required by Supplier to provide safely and properly the Services in the presence of such Hazardous Materials, (iii) be responsible for complying with all material applicable Laws concerning the treatment, storage, registration, handling or disposal of or reporting about, Hazardous Materials used or produced in operations performed by ABM at the ABM Sites, and (iv) be responsible for remedying any violation of Law with respect to the treatment, storage, registration, handling or disposal of or reporting about Hazardous Materials used or produced in operations performed by ABM at the ABM Sites.

(b)	Supplier Obligations. Supplier shall (i) notify ABM of the procedures and precautions to be taken at ABM or Supplier facilities where Hazardous Materials are used or produced by Supplier or its Affiliates or Subcontractors in the performance of the Services, (ii) provide at its expense any special equipment or training required by ABM to perform its operations safely and properly in the presence of such Hazardous Materials, (iii) be responsible for complying with all material applicable Laws concerning the treatment, storage, registration, handling or disposal of or reporting about Hazardous Materials used or produced by Supplier or its Affiliates or Subcontractors in the performance of the Services, and (iv) be responsible for remedying any violation of Law with respect to the treatment, storage, registration, reporting, handling or disposal of any Hazardous Materials used or produced in the performance by Supplier or its Affiliates or Subcontractors of the Services.

(c)	Response. In the event that Hazardous Materials are present at any ABM Site during the Term of this Agreement, Supplier may cease performance of any affected portion of the Services if and to the extent Supplier’s ability to perform such portion of the Services safely is impacted by the presence of such Hazardous Materials and the unsafe condition cannot reasonably be circumvented by Supplier through the use of alternative approaches, workaround plans or other means; provided that ABM shall reimburse Supplier for any incremental costs incurred in implementing such alternative approaches, workload plans or other means as long as (i) Supplier notifies ABM of such incremental costs and obtains ABM Service’ approval prior to incurring such costs; and (ii) Supplier uses commercially reasonable efforts to minimize the incremental costs to be reimbursed by ABM.
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(d)	Responsibility. ABM shall be liable for and indemnify Supplier against all costs, expenses or other Losses incurred or suffered by Supplier as a result of the treatment, storage, registration, handling, disposal or release of or reporting about Hazardous Materials used or produced by operations performed by ABM at the ABM Sites or ABM Facilities, except to the extent that such costs, expenses or Losses were caused by the conduct of Supplier, Supplier Affiliates or Supplier Subcontractors or their employees, subcontractors, agents, invitees or representatives. Supplier shall be liable for and indemnify ABM and the Eligible Recipients against all costs, expenses or other Losses incurred or suffered by ABM or any Eligible Recipient as a result of the treatment, storage, registration, handling, disposal or release of or reporting about Hazardous Materials used or produced by Supplier in the performance of the Services, except to the extent such costs, expenses or Losses were caused by the conduct of ABM, ABM employees, invitees, contractors or other persons for whom ABM is legally responsible (which specifically excludes Supplier or Supplier’s employees, subcontractors, agents or representatives). Neither Supplier nor ABM shall be liable to the other for any special, indirect, incidental or consequential damages.
7.	SERVICE LEVELS

7.1	General.

Supplier shall perform the Services so as to meet or exceed the Service Levels set forth in Schedule G. If more than one Service Level applies to any particular obligation of Supplier, Supplier shall perform in accordance with the most stringent such Service Levels. Supplier shall be responsible for meeting or exceeding the applicable Service Levels even where doing so is dependent on the provision of Services by Subcontractors.

7.2	Service Level Credits and Deliverable Credits.
(a)	Service Level Credits. Supplier recognizes that ABM is paying Supplier to deliver the Services at specified Service Levels. If Supplier fails to meet such Service Levels, then Supplier shall pay or credit to ABM the performance credits specified in Schedule G (“Service Level Credits”) in recognition of the diminished value of the Services resulting from Supplier’s failure to meet the agreed upon level of performance, and not as a penalty. Under no circumstances shall the imposition of Service Level Credits be construed as ABM’s sole or exclusive remedy for any failure to meet the Service Levels. If ABM recovers monetary damages from Supplier as a result of Supplier’s failure to meet a Service Level, Supplier shall be entitled to set-off against such damages any Service Level Credits paid for the failure giving rise to such recovery. For avoidance of doubt, unless otherwise specified in Schedule G, Supplier’s performance under the Master Agreement and all Companion Agreements shall be aggregated together for purposes of determining Supplier’s compliance with applicable Service Levels and calculating and assessing any resulting Service Level Credits.

(b)	Deliverable Credits. Supplier recognizes that ABM is paying Supplier to provide certain Critical Deliverables as listed in Attachment G.2 to Schedule G by the time and in the manner agreed by the Parties. If Supplier fails to meet its obligations with respect to such Critical Deliverables, then, in addition to other remedies available to ABM, Supplier shall pay or credit to ABM the Deliverable Credits specified in Attachment G.2 to Schedule G or established by the Parties as part of the Project approval process on a case by case basis in recognition of the diminished value of the Services resulting from Supplier’s failure to meet the agreed upon level of performance (not as a penalty). If ABM recovers monetary damages from Supplier as a result of Supplier’s failure to meet its obligations with respect to one (1) or more Critical Deliverables, Supplier shall be entitled to set-off against such damages any Deliverable Credits paid for the failure(s) giving rise to such recovery. Deliverable Credits are not counted toward and are not subject to the overall cap on Supplier’s liability and are in addition to Service Level Credits.
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7.3	Problem Analysis.

If Supplier fails to provide Services in accordance with the Service Levels and this Agreement, Supplier shall (after restoring service or otherwise resolving any immediate problem) (i) promptly investigate and report on the causes of the problem; (ii) provide a Root Cause Analysis of such failure as soon as practicable, after such failure or ABM’s request; (iii) use commercially reasonable efforts to implement remedial action and begin meeting the Service Levels as soon as practicable; (iv) advise ABM of the status of remedial efforts being undertaken with respect to such problem; and (v) demonstrate to ABM’s reasonable satisfaction that, to the extent reasonably possible, the causes of such problem have been or will be corrected on a permanent basis. Supplier shall use commercially reasonable efforts to complete the Root Cause Analysis within the period specified in Schedule G; provided that, if it is not capable of being completed within such period using reasonable diligence, Supplier shall complete such Root Cause Analysis as quickly as possible and shall notify ABM prior to the end of the period specified in Schedule G as to the status of the Root Cause Analysis and the estimated completion date.

7.4	Continuous Improvement Reviews.
(a)	Improvement of Services Quality. Supplier acknowledges that the quality of the Services provided in certain Service areas can and will be improved during the Term and agrees that the Service Levels in such Service areas will be enhanced periodically in recognition of the anticipated improvement in service quality. Supplier will improve the quality of the Services provided in such areas to meet or exceed the enhanced Service Levels and will do so at no additional charge to ABM.

(b)	Increase of Service Levels. In addition to the foregoing, ABM and Supplier shall periodically review the Service Levels and the performance data collected and reported by Supplier in accordance with Schedule G. As part of this review process, the Parties shall, at no additional cost to ABM, increase the Service Levels to reflect the higher performance levels actually attained by Supplier in accordance with Schedule G. In addition, subject to Section 11.5, the Parties shall use commercially reasonable efforts to agree, to the extent reasonable and appropriate, to (i) increase the Service Levels to reflect improved performance capabilities associated with advances in the proven processes, technologies and methods generally available and in regular commercial use to perform services like the Services; (ii) add new Service Levels to permit further measurement or monitoring of the accuracy, quality, completeness, timeliness, responsiveness, cost-effectiveness, or productivity of the Services; (iii) modify or increase the Service Levels to reflect changes in the processes, architecture, standards, strategies, needs or objectives defined by ABM; and (iv) modify or increase the Service Levels to reflect agreed upon changes in the manner in which the Services are performed by Supplier.
7.5	Measurement and Monitoring.

Supplier shall implement measurement and monitoring tools and metrics as well as standard reporting procedures, all acceptable to ABM, to measure and report Supplier’s performance of the Services against the applicable Service Levels. Supplier shall provide ABM with on-line access to up-to-date problem management data and other data regarding the status of service problems, service requests and user inquiries received by Supplier. Supplier also shall provide ABM with access to the data used by Supplier to calculate its performance against the Service Levels and the measurement and monitoring tools and procedures utilized by Supplier to generate such data for purposes of audit and verification. ABM shall not be required to separately pay for such measurement and monitoring tools or the resource utilization associated with their use.

7.6	Reserved.
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7.7	Notice of Adverse Impact.

If Supplier becomes aware of any failure by Supplier to comply with its obligations under this Agreement or any other situation that has had or reasonably could have any other material adverse impact on the Services in question or the impacted business operations of ABM or the Eligible Recipients, then Supplier shall immediately inform ABM in writing of such situation and the impact or expected impact on the Services and Supplier and ABM shall meet to formulate an action plan to minimize or eliminate the impact of such situation.

8.	PROJECT PERSONNEL

8.1	Transitioned Personnel.

[THE PARTIES ACKNOWLEDGE AND AGREE THAT, NOTWITHSTANDING THIS SECTION 8.1, NO ADDITIONAL AFFECTED EMPLOYEES OR TRANSITIONED EMPLOYEES ARE CONTEMPLATED IN CONNECTION WITH SUPPLIER’S ASSUMPTION OF RESPONSIBILITY FOR DATA CENTER SERVICES UNDER THIS AMENDED AND RESTATED AGREEMENT.]
(a)	Offers and Employment.
(i)	Supplier Offers of Employment. On September 12, 2006, Supplier extended offers of employment to the Affected Employees specified on Schedule M to the original Agreement. Supplier represents and warrants that such offers of employment are consistent in all material respects with this Article 8. Such offers of employment were and are contingent upon the Parties’ final approval and execution of this Agreement, and upon the Affected Employees’ completion of Supplier’s employment application and standard pre-employment process. Supplier, however, has waived background checks, drug testing and medical examinations as preconditions to such employment. Such offers were and are for employment with Supplier in positions reasonably comparable to those held by such individuals at ABM, and with initial base wages or salaries at least equal to that paid or provided by ABM to such individuals as of the date of such offers. The offers were and are for employment with Supplier for a period of six (6) months following the Commencement Date (the “Interim Period”). If such offers of employment are accepted, Supplier shall not reduce the base wages or salaries of such individuals (“Transitioned Employees”) during the Interim Period. Unless otherwise specified in Schedule M and/or agreed by the Parties, Affected Employees accepting such offers shall become employees of Supplier as of the start date set forth in their offer letters, which shall be referred to herein as their “Employment Effective Date.” It is understood and agreed that, on or before the end of their term of employment, Supplier may offer certain of the Affected Employees employment for an indeterminate period of time.

(ii)	Subsequent Offers of Regular Employment. It is understood and agreed that, on or before the end of their term of employment, Supplier may offer certain of the Affected Employees employment for an indeterminate period of time. Supplier shall use commercially reasonable efforts to make any such offers of employment “Qualified Offers,” defined as regular employment in a position that reasonably matches the Transitioned Employee’s skills, with base wages or salary as described in Section 8.1(a)(i) and employee benefits as described in Section 8.2. If such offer is not a “Qualified Offer,” and the Transition Employee declines such offer, he or she shall be eligible for severance benefits as defined in Section 8.2(k)(ii). In addition, even if a Qualified Offer is extended, if the Transitioned Employee rejects the offer because it requires a change in work location that meets Supplier’s requirements for benefits under its U.S Mobility Plan (relocation plan), then the Transitioned Employee shall also be eligible for severance benefits as defined in Section 8.2(k)(ii). To qualify for benefits
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under Supplier’s U.S. Mobility Plan, the Transitioned Employee must be changing work location at the request of the Supplier, the change in work location must increase his or her one-way commute from his or her current residence by at least twenty (20) miles, and the resulting commute must be greater than fifty (50) miles.

(iii)	Leave. With respect to any Affected Employee identified on Schedule M to the original Agreement who is on medical, family, disability, military or sick leave on the Commencement Date, but who returns to work within three (3) months after the Commencement Date with physician’s release or other appropriate documentation stating that such employee may return to work with or without an accommodation, Supplier shall offer employment to such Affected Employee for the remainder of the Interim Period. Such offer and any resulting employment shall be subject to and in strict accordance with this Article 8. If such offer is accepted, the individual in question shall thereafter be treated as a Transitioned Employee for all purposes.

(iv)	Transitioned Employees. All Affected Employees listed in Schedule M to the original Agreement who receive and accept offers of employment and begin work with Supplier pursuant to the foregoing paragraphs are herein referred to as “Transitioned Employees.”
(b)	Additional Transitioned Employees. During the Interim Period, the Parties may agree upon additional ABM Personnel to whom offers of employment are to be extended by Supplier. The compensation and other terms and conditions of such offers of employment shall be as set forth in this Article 8, and ABM Personnel accepting such offers shall be treated as Transitioned Employees for all purposes.

(c)	Reemployment of Transitioned Employees. During the Interim Period, the Parties may agree upon one or more Transitioned Employees to whom ABM may extend offers of reemployment. Supplier shall not unreasonably interfere with ABM’s efforts to reemploy any such Transitioned Employee; provided, however, ABM shall inform Supplier at least ten (10) business days in advance of any intended solicitation or other efforts by ABM to recruit or otherwise reemploy any Transitioned Employee during this period, and the Parties shall agree that any such solicitation and/or reemployment of a Transitioned Employee(s) will not unduly hinder the Suppliers ability to delivery the agreed to services to ABM.

(d)	Minimum Retention. Supplier shall not terminate the employment of a Transitioned Employee during the Interim Period for any reason other than “cause” or “performance,” unless and to the extent ABM initiates a change and/or a reduction in the scope of Services provided by Supplier necessitating such termination of a Transitioned Employee. For purposes of this provision, “cause” shall mean flagrant disregard of Supplier’s rules (including any violation of Supplier’s Business Conduct Guidelines), insubordination or misconduct (as defined in Supplier’s human resource policies), or criminal conduct, and “performance” shall mean that the Transitioned Employee’s job performance is at a level that would justify dismissal under Supplier’s established human resource policies. Unless otherwise agreed by the Parties, Supplier also shall not relocate a Transitioned Employee or his or her assigned “work location,” as such term is defined in the Supplier’s Relocation guidelines, during the Interim Period, unless ABM initiates a change and/or a reduction in the scope of Services provided by Supplier necessitating such relocation or reassignment, or Supplier identifies another assignment off of the ABM contract that is acceptable to the Transitioned Employee, and provided that Supplier shall inform ABM in advance of any such relocation or reassignment during this period.

(e)	No Coverage of Collective Bargaining Unit Employees. ABM has confirmed that no individual eligible to be hired by Supplier pursuant to this Agreement is covered under a collective bargaining agreement.
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(f)	Subcontractors. Unless otherwise specified in Schedule M to the original Agreement, all offers of employment to Affected Employees must be for employment by Supplier. To the extent offers of employment are made to Affected Employees identified on such Schedule M by Supplier Affiliates or Subcontractors, rather than by Supplier, Supplier shall cause such offers and any resulting employment to be subject to and in strict accordance with this Article 8.
8.2	Employee Benefit Plans.
(a)	General. Except as otherwise provided in this Article 8, each Transitioned Employee and his or her eligible dependents (as determined under Supplier’s plans), shall be eligible effective as of his or her Employment Effective Date to enroll and participate in the employee plans that are made available to similarly situated employees of Supplier. Such participation shall be in accordance with the terms of such employee plans, which Supplier may change from time to time. During the Term of this Agreement and any extensions thereof, the employee benefits provided by Supplier to Transitioned Employees shall be, in the aggregate, no less favorable than the employee benefits generally available to similarly situated Supplier employees. Unless otherwise specified in this Section 8.2, the rights and benefits described in this Section 8.2 shall be provided to Transitioned Employees during the Interim Period and, if such period is extended or an offer of employment for an indefinite period is made, for the remainder of their employment with Supplier.

(b)	Years of Service Credit. Except as otherwise provided in this Article 8, the service of a Transitioned Employee with ABM prior to his or her Employment Effective Date shall be recognized by the applicable Supplier employee plan for vacation (prorated based upon full months of employment during first calendar year), short term disability, long term disability and access to post-retirement medical group rates when such Transitioned Employee is no longer employed by Supplier.

(c)	Employee Welfare Benefit Plans. Each Transitioned Employee and his or her eligible dependents shall be eligible as of such Transitioned Employee’s Employment Effective Date to participate immediately in Supplier’s employee health and welfare benefit plans provided to similarly situated Supplier employees (“Welfare Plans”). Such participation shall be in accordance with the terms of such Welfare Plans. The Welfare Plans shall include, to the extent applicable, medical benefits, hospitalization, prescription drug benefits, dental benefits, vision benefits, short-term disability, long-term disability and travel accident insurance (which includes an accidental death and dismemberment provision). Any eligible deductible expense incurred by the Transitioned Employee at ABM, shall be applied against any similar deductible requirement under the Supplier’s medical plans. Subject to the general comparability requirements in Section 8.2(a), eligibility for, the benefits of, and the amount, if any, of employee contributions toward Welfare Plan coverage will be determined by Supplier; provided, however, that each of Supplier’s Welfare Plans shall waive all pre-existing conditions, exclusionary provisions, eligibility service requirements, and/or waiting periods for each such Transitioned Employee and any eligible covered dependents.

(d)	Vacation and Personal Time Off. Prior to their hire date, ABM will cash out each Transitioned Employee for their accrued and unused vacation. Subject to Section 8.2(b) above and beginning on their Employment Effective Date, Supplier shall provide vacation and sick leave benefits to all Transitioned Employees in accordance with its applicable plans. Transitioned Employees shall receive credit for their years of service with ABM for purposes of determining vacation eligibility, benefit calculation and benefit accrual under Supplier’s vacation plan. Transitioned Employees shall immediately begin accruing vacation benefits. The vacation and personal time off benefits provided by Supplier to such Transitioned Employees shall be no less favorable than the vacation and personal time off benefits generally available to similarly situated Supplier employees. Supplier shall recognize vacation plans made by the Transitioned Employees for the current calendar year, provided such vacation plans have been approved by ABM and communicated to Supplier prior to their Employment Effective Date.
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(e)	Holidays. Each Transitioned Employee shall be eligible as of his or her Employment Effective Date to participate in the Supplier Holiday Plan, which currently includes twelve (12) annual paid holidays. Supplier Personnel, including Transitioned Employees, assigned to perform Services under this Agreement will observe ABM local site national holidays and, if less than twelve (12), any remaining days will be treated as personal holidays.

(f)	Stock Purchase Plan. Each Transitioned Employee shall be eligible to enroll and participate in the then current Supplier Stock Purchase Plan during the first eligible open enrollment period following such Transitioned Employee’s Employment Effective Date.

(g)	Defined Contribution Plans. Each Transitioned Employee shall be eligible as of his or her Employment Effective Date to participate immediately in Supplier’s Employee Savings 401(k) Plan, and shall be immediately vested in all such employee contributions. Also, each Transitioned employee shall be eligible for the then current Supplier matching funds after completing twelve (12) months of employment with Supplier. Such defined contribution plans shall be no less favorable than the defined contribution plans generally available to similarly situated Supplier employees. Any changes to such defined contribution plans, including any changes in the vesting period for matching employer contributions, must be applicable to all similarly situated Supplier employees.

(h)	Reimbursement Account and Flexible Spending Account Plans. Transitioned Employees shall be eligible to participate immediately in all reimbursement account and flexible spending account plans offered to similarly situated Supplier employees.

(i)	Tuition Assistance. ABM shall remain financially responsible for courses which are in progress as of the enrolled Transitioned Employee’s Employment Effective Date and courses for which tuition assistance has already been approved and paid by ABM. For purposes of the preceding sentence, “courses” refers to specific classes in progress and does not refer to a degree program. Transitioned Employees shall be eligible to participate, with prior Supplier management approval, in any tuition assistance programs provided by Supplier to its similarly situated employees. For courses and degree programs approved by ABM that are not scheduled to begin until after the Employment Effective Date and for which ABM has not yet paid the applicable tuition, Supplier shall review each such course and degree program, and if Supplier independently approves such course under Supplier’s tuition reimbursement policies and procedures, Supplier shall reimburse Transitioned Employees in accordance with Supplier’s policy.

(j)	Bonus Programs. Beginning in their second calendar year of employment with Supplier, Transitioned Employees shall be eligible to participate in the Employee Performance Bonus program provided by Supplier to its similarly situated employees, in accordance with Supplier’s guidelines for such program.

(k)	Severance Pay Plans.
(i)	General. Transitioned Employees who are offered and accept regular employment for an indeterminate period of time shall be eligible to participate in all severance pay plans provided by Supplier to its similarly situated employees. Except as provided in subsection (ii) below, Transitioned Employees shall not receive credit for their years of service with ABM for purposes of calculating their payments under Supplier’s severance plans. Supplier shall be financially responsible for all severance payments made to such Transitioned Employees.

(ii)	Special Arrangement. Notwithstanding Section 8.2(k)(i), if (1) Supplier terminates a Transitioned Employee’s employment (A) at the end of the Interim Period or any extensions thereof agreed to by Supplier and the applicable employee or (B) prior to the end of the Interim Period for any reason other than “cause” or “performance” (as defined
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in Section 8.1(d)), or (2) a Transitioned Employee rejects a employment offer that does not qualify as a Qualified Offer (as defined in Section 8.1(a)(ii) above), or (3) the Transitioned Employee rejects a Qualified Offer because it requires a change in work location that meets Suppliers requirements for benefits under its U.S Mobility Plan, then Supplier shall pay such Transitioned Employee, upon receipt of a signed general release covering both ABM and IBM, a severance payment equal to one (1) week of their base pay for each fully completed combined (ABM and Supplier) year of employment, with a six (6) week minimum payment and a twenty-six (26) week maximum payment. Each such Transitioned Employee also shall be eligible for Supplier’s Career Transition Services (CTS), subsidized Transitional Medical Program (COBRA) and Transitional Group Life Insurance (GLI) programs based upon combined ABM and IBM service. Supplier shall be financially responsible for all severance payments and other separation benefits provided to such Transitioned Employees. Thirty (30) days after the close of the Interim Period, Supplier shall calculate the total cost of the severance payments and other separation benefits provided to Transitioned Employees who were released by Supplier at the end of the Interim Period. Supplier will then either invoice or reimburse ABM, as appropriate, for any amounts above or below the planned eight hundred fifty thousand dollars ($850,000) budgeted for such expenses. Notwithstanding the foregoing, if, during his or her specified term of employment, a Transitioned Employee is offered and accepts regular employment for an indeterminate period of time, such Transitioned Employee shall not be entitled to the enhanced severance benefits described in this Section 8.1.2(k)(ii).
(l)	Access to Retiree Medical. Transitioned Employees shall be eligible to participate in Supplier’s post retirement medical coverage plans at group rates, based on Supplier age and service requirements and combined years of service with ABM and Supplier, provided they elect to participate in the program upon exit from Supplier.
8.3	Other Employee Matters.

As of the Employment Effective Date, the Transitioned Employees shall be employees of Supplier for all purposes. Supplier shall be responsible for funding and distributing benefits under the benefit plans in which Transitioned Employees participate on or after the Transitioned Employee’s Employment Effective Date and for paying any compensation and remitting any income, disability, withholding and other employment taxes for such Transitioned Employees beginning on the Employment Effective Date. ABM shall be responsible for funding and distributing benefits under the ABM benefit plans in which Transitioned Employees participated prior to the Employment Effective Date and for paying any compensation and remitting any income, disability, withholding and other employment taxes for such Transitioned Employees for the period prior to the Employment Effective Date of such Transitioned Employee. ABM shall provide Supplier with such information in ABM’s possession reasonably requested by Supplier in order to fulfill its obligations under this Article 8.

8.4	Key Supplier Personnel
(a)	Approval of Key Supplier Personnel.
(i)	Before assigning an individual to act as Supplier Account Executive or Delivery Project Executive whether as an initial assignment or a subsequent assignment, Supplier shall notify ABM of the proposed assignment, shall introduce the individual to appropriate ABM representatives, shall provide reasonable opportunity for ABM representatives to interview the individual, and shall provide ABM with a resume and such other information about the individual as may be reasonably requested by ABM. If ABM objects to the proposed assignment, the Parties shall attempt to resolve ABM’s concerns on a mutually agreeable basis. If the Parties have not been able to resolve ABM’s concerns within five (5) business days, or as otherwise agreed, of ABM communicating
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its concerns, Supplier shall not assign the individual to that position and shall propose to ABM the assignment of another individual of suitable ability and qualifications.

(ii)	ABM may from time to time change the positions designated as Key Supplier Personnel under this Agreement with Supplier’s approval which shall not be unreasonably withheld.
(b)	Continuity of Key Supplier Personnel. Supplier shall cause each of the Key Supplier Personnel to devote the level of effort in Schedule C for the period specified in Schedule C after the date he or she assumes the position in question (provided that, in the case of Key Supplier Personnel assigned prior to the Commencement Date, the minimum period shall be the specified period from the Commencement Date). Supplier shall not transfer, reassign or remove any of the Key Supplier Personnel (except as a result of voluntary resignation, involuntary termination for cause, illness, disability, death or approved leave in accordance with Supplier’s standard employment policies) or announce its intention to do so during the specified period without ABM’s prior approval, which ABM may withhold in its reasonable discretion based on its own self interest. In the event of the voluntary resignation, involuntary termination for cause, illness, disability, death or approved leave in accordance with Supplier’s standard employment policies of one of its Key Supplier Personnel during or after the specified period, Supplier shall (i) give ABM as much notice as reasonably possible of such development, and (ii) expeditiously identify and obtain ABM’s approval of a suitable replacement. In addition, even after the period specified in Schedule C, Supplier shall transfer, reassign or remove one of its Key Supplier Personnel only after (i) giving ABM at least forty five (45) days prior notice of such action, (ii) identifying and obtaining ABM’s approval of a suitable replacement at least thirty (30) days prior to the effective date of such transfer, reassignment or removal, (iii) demonstrating to ABM’s reasonable satisfaction that such action will not have an adverse impact on Supplier’s performance of its obligations under this Agreement, and (iv) completing any and all necessary knowledge transfer between the departing Key Supplier Personnel and his or her ABM-approved replacement; provided however that the notice requirement in subsection (i) shall not apply to the replacement of the Current Supplier Account Executive or Current Overall Delivery Project Executive following the transition of all Terminated Services or, if earlier, August 1, 2009.

(c)	Retention Program. Supplier will implement and maintain a reasonable retention strategy designed to retain Key Supplier Personnel on the ABM account for the prescribed period, which shall be at least as favorable as the retention strategy it implements and maintains for similarly situated Supplier employees. Supplier shall implement various retention strategies to retain Key Supplier Personnel, including but not limited to, granting stock options, awards, salary increases, recognition events and other retention and incentive programs offered to similarly situated Supplier employees.
8.5	Supplier Account Executive.

Supplier shall designate a “Supplier Account Executive” and a “Delivery Account Executive” for this ABM engagement. The Supplier Account Executive and Delivery Account Executive shall (i) be Key Supplier Personnel; (ii) be a full time employee of Supplier; (iii) devote the level of time and effort specified in Schedule C to managing the Services; (iv) remain in this position for the minimum period specified in Schedule C; (v) serve as single points of accountability for the Services, and (vi) have day-to-day authority for acting on behalf of Supplier in matters pertaining to this Agreement and for achieving customer satisfaction and attainment of all Service Levels. Notwithstanding the foregoing, it is understood and agreed that, following the transition of all Terminated Services to ABM and/or its designee(s) or, if earlier, August 1, 2009, the “Delivery Account Executive” position will be eliminated and a new Supplier Account Executive will thereafter assume responsibility for the activities and functions previously performed by the Delivery Account Executive.
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8.6	Supplier Personnel Are Not ABM Employees.

As of the Commencement Date and except as otherwise expressly set forth in this Agreement, the Parties intend to create an independent contractor relationship and nothing in this Agreement shall operate or be construed as making ABM (or the Eligible Recipients) Supplier partners, joint venturers, principals, joint employers, agents or employees of or with the other. As of the Commencement Date no officer, director, employee, agent, Affiliate, contractor or subcontractor retained by Supplier to perform work on ABM’s behalf hereunder shall be deemed to be an officer, director, employee, agent, Affiliate, contractor or subcontractor of ABM for any purpose. Supplier, not ABM, has the right, power, authority and duty to supervise and direct the activities of the Supplier Personnel and to compensate such Supplier Personnel for any work performed by them on ABM’s behalf pursuant to this Agreement. Supplier, and not ABM, shall be responsible and therefore solely liable for all acts and omissions of Supplier Personnel, including acts and omissions constituting gross negligence, willful misconduct and/or fraud.

8.7	Replacement, Qualifications, and Retention of Supplier Personnel.
(a)	Sufficiency and Suitability of Personnel. Supplier shall assign (or cause to be assigned) sufficient Supplier Personnel to provide the Services in accordance with this Agreement and such Supplier Personnel shall possess suitable competence, ability and qualifications and shall be properly educated and trained for the Services they are to perform.

(b)	Requested Replacement.
(i)	In the event that ABM determines in good faith that the continued assignment to ABM of any Key Supplier Personnel is not in the best interests of ABM or the Eligible Recipients, then ABM shall give Supplier notice to that effect requesting that such Key Supplier Personnel be replaced. Promptly after its receipt of such a request by ABM, Supplier shall replace (or cause to be replaced) such Key Supplier Personnel with an individual of suitable ability and qualifications. Nothing in this provision shall operate or be construed to limit Supplier’s responsibility for the acts or omission of the Supplier Personnel, or be construed as joint employment.

(ii)	In the event that ABM determines in good faith that the continued assignment to ABM of any individual Supplier Personnel (other than Key Supplier Personnel) is not in the best interests of ABM or the Eligible Recipients, then ABM shall give Supplier notice to that effect requesting that such Supplier Personnel be replaced. Supplier shall have ten (10) days following ABM’s request for removal of such Supplier Personnel in which to investigate the situation, correct any deficient performance and provide ABM with assurances that such deficient performance shall not recur (provided that, if requested to do so by ABM for actual or suspected violations of ABM Rules, Supplier shall immediately remove (or cause to be removed) the individual in question from all ABM Sites pending completion of Supplier’s investigation and discussions with ABM). If, following such ten (10) day period, ABM is not reasonably satisfied with the results of Supplier’s efforts to correct the deficient performance and/or to ensure its non-recurrence, Supplier shall, as soon as possible, remove and replace such Supplier Personnel with an individual of suitable ability and qualifications, without cost to ABM.

(iii)	Nothing in Section 8.7(b) shall operate or be construed to limit Supplier’s responsibility for the acts or omission of the Supplier Personnel, or be construed as joint employment.
(c)	Reserved.

(d)	Background Check/Drug Screening. Supplier shall complete (or caused to be completed) a satisfactory background check of each Supplier Personnel (except Transitioned Employees) prior to such Supplier Personnel first entering any ABM Facility or Site; provided that, if a satisfactory
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background check was completed in connection with the hiring of such Supplier Personnel, it need not be repeated.

(e)	Restrictions on Performing Services to Competitors. Neither Supplier nor any Subcontractor shall cause or permit any Key Supplier Personnel engaged in the provision of Services to ABM, to perform services directly or indirectly for a Direct ABM Competitor either while engaged in the provision of Services to ABM or the Eligible Recipients or during the twelve (12) months immediately following the termination of his or her involvement in the provision of such Services without ABM’s prior written consent.
8.8	Training/Career Opportunities.

Supplier shall offer training, skills development and career growth opportunities to Transitioned Employees that are at least as favorable as those offered generally to its similarly situated employees.

8.9	Conduct of Supplier Personnel.
(a)	Conduct and Compliance. While at ABM Sites, Supplier Personnel shall (i) comply with the ABM Rules and other rules and regulations regarding personal and professional conduct generally applicable to personnel at such ABM Sites (and communicated orally or in writing to Supplier or Supplier Personnel or made available to Supplier or Supplier Personnel by conspicuous posting at an ABM Facility, electronic posting or other means generally used by ABM to disseminate such information to its employees or contractors), (ii) comply with reasonable requests of ABM pertaining to personal and professional conduct, (iii) attend workplace training offered by ABM at ABM’s request, and (iv) otherwise conduct themselves in a businesslike manner.

(b)	Identification of Supplier Personnel. All Supplier Personnel shall clearly identify themselves as Supplier Personnel and not as employees of ABM. This shall include any and all communications, whether oral, written or electronic. Each Supplier Personnel shall wear a badge indicating that he or she is not an employee of ABM.

(c)	Restriction on Marketing Activity. Except for the Supplier Project Executive, none of the Supplier Personnel shall conduct any marketing activities at ABM, other than reporting potential marketing opportunities to Supplier’s designated marketing representatives.

In addition, except for the Supplier Personnel occupying the positions designated with an asterisk in Schedule C, in no event shall Supplier pay any Supplier Personnel engaged in performing or delivering Services under this Agreement (including, for example, business aligned service delivery managers or service delivery executives), any incentive compensation or bonuses based upon revenue from sales to ABM or any other Eligible Recipient. For the avoidance of doubt, nothing in this provision is intended to compromise Supplier’s employee performance bonus program or the Supplier executive incentive bonus program which consider total IBM and IBM Global Services revenue.
8.10	Restrictions on Changes in Supplier Staffing/Facilities.
(a)	Supplier shall not move Services in a Functional Service Area or sub-Functional Service Area provided from an approved Supplier Facility and country to a Supplier Facility and country from which such Services had not previously been provided by Supplier without ABM’s prior approval.

(b)	To the extent Services in the same Functional Service Area or sub-Functional Service Area are provided by Supplier Personnel from Supplier Facilities in different countries, Supplier shall not change the extent to which such Services are provided by Supplier Personnel from each such Supplier Facility and country, as specified in Schedule O.2, by more than ten percent (10%), in the aggregate, without ABM’s prior approval. In addition, even if such a change in Supplier
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staffing is less than ten percent (10%) in the aggregate, Supplier shall use commercially reasonable efforts to provide ABM with advance notice of each such change. For avoidance of doubt, the foregoing is measured as the cumulative impact of the movement of FTEs and work between and among Supplier Facilities and countries, not by any single change, and changes attributable solely to changes in service volumes are not subject to the limits described in this Section 8.10(b).
8.11	Substance Abuse.

To the extent permitted by applicable Laws, Supplier agrees to immediately remove (or cause to be removed) any Supplier Personnel who is known to be or reasonably suspected of engaging in substance abuse while on ABM Sites, in an ABM vehicle or while performing Services. (In the case of reasonable suspicion, such removal shall be pending completion of the applicable investigation.) Substance abuse includes the sale, attempted sale, possession or use of illegal drugs, drug paraphernalia, or alcohol, or the misuse of prescription or non-prescription drugs. Supplier represents and warrants that it has and will maintain a substance abuse policy and that such policy will be applicable to all Supplier Personnel performing Services under this Agreement. Supplier represents and warrants that it shall require its Subcontractors and Affiliates providing Services to have and maintain such policy and practices and to adhere to this provision.

8.12	Collective Bargaining Agreements and WARN Act.

[THE PARTIES ACKNOWLEDGE AND AGREE THAT, NOTWITHSTANDING THIS SECTION 8.12, THE PROVISIONS OF THE WARN ARE NOT TRIGGERED BY SUPPLIER’S ASSUMPTION OF RESPONSIBILITY FOR DATA CENTER SERVICES UNDER THIS AMENDED AND RESTATED AGREEMENT.]
(a)	Supplier represents that, as of the Effective Date, it does not have collective bargaining agreements with unionized personnel in the United States. Notwithstanding the foregoing, Supplier shall provide ABM not less than ninety (90) days notice of the expiration of any collective bargaining agreement with unionized Supplier Personnel if the expiration of such agreement or any resulting labor dispute could potentially interfere with or disrupt the business or operations of ABM or an Eligible Recipient or impact Supplier’s ability to timely perform its duties and obligations under this Agreement.

(b)	WARN Act Commitment. Unless otherwise agreed by the Parties, Supplier shall not, for a period of sixty (60) days after the Commencement Date, cause any of the Transitioned Employees to suffer “employment loss” as that term is construed under the Worker Adjustment and Retraining Notification Act (“WARN Act”), if such employment loss could create any liability for ABM, the Eligible Recipients, or its or their Affiliates, unless Supplier delivers notices under the WARN Act in a manner and at a time such that ABM, the Eligible Recipients, or its or their Affiliates bear no liability with respect thereto. For purposes of this Section 8.12(b), employee terminations by ABM, the Eligible Recipients and/or its or their Affiliates during such period shall not be considered.
9.	SUPPLIER RESPONSIBILITIES

9.1	Policy and Procedures Manual.

[THE PARTIES ACKNOWLEDGE AND AGREE THAT, NOTWITHSTANDING SECTION 9.1(A) BELOW, THE PARTIES SHALL WORK TOGETHER DURING THE NINETY (90) DAYS FOLLOWING THE EFFECTIVE DATE TO MODIFY THE CURRENT POLICY AND PROCEDURES MANUAL UNDER THE ORIGINAL AGREEMENT TO ADDRESS THE DATA CENTER SERVICES TO BE PROVIDED UNDER THIS AMENDED AND RESTATED AGREEMENT AND DELETE ANY
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PORTIONS OF THE EXISTING POLICY AND PROCEDURES MANUAL NOT RELEVANT TO SUCH SERVICES.]
(a)	Delivery and Contents. As part of the Services, and at no additional cost to ABM, Supplier shall deliver to ABM for its review, comment and approval (i) a preliminary draft of the Policy and Procedures Manual applicable to the performance of the Services during the period preceding the migration to the Supplier data center not later than fifty (50) days after the Commencement Date, and (ii) a final draft of the Policy and Procedures Manual applicable to the performance of such Services not later than one hundred ten (110) days after the Commencement Date.

Thereafter, as part of the Services, and at no additional cost to ABM, Supplier shall deliver to ABM for its review, comment and approval (i) a preliminary draft of a revised Policy and Procedures Manual containing additions and modifications applicable to the performance of the Services following the migration to the Supplier data center not later than thirty (30) days prior to the scheduled migration date), and (ii) a final draft of the revised Policy and Procedures Manual containing such modifications not later than the scheduled migration date.

(b)	At a minimum, each such Policy and Procedures Manual shall include the following:
(i)	a detailed description of the Services and the manner in which each will be performed by Supplier;

(ii)	the procedures for ABM/ Supplier interaction and communication, including (i) call lists; (ii) reserved; (iii) Change Management, Problem Management and escalation procedures; (iv) priority and project procedures; (v) acceptance procedures; (vi) acceptance testing; and (vii) Quality Assurance procedures, internal controls and checkpoint reviews; and

(iii)	practices and procedures addressing such other issues and matters as ABM shall reasonably require.
Supplier shall incorporate ABM’s then current policies and procedures in the Policy and Procedures Manual to the extent it is directed to do so by ABM.

(c)	Revision and Maintenance. Supplier shall incorporate any reasonable comments or suggestions of ABM into the Policy and Procedures Manual and shall deliver a final revised version to ABM within fifteen (15) days of its receipt of such final comments and suggestions for ABM’s approval. The Policy and Procedures Manual will be delivered and maintained by Supplier in electronic format and will be accessible electronically to ABM IT management and Authorized Users in a manner consistent with ABM’s security policies and the confidentiality requirements included in this Agreement. For avoidance of doubt, Supplier shall prepare and maintain a single Policy and Procedures Manual for this Master Agreement and all Companion Agreements, rather than a separate Policy and Procedures Manual for each Master Agreement and Companion Agreement.

(d)	Compliance. Supplier shall perform the Services in accordance with ABM’s then-current policies and procedures, including the ITS Systems Life Cycle documentation, until the Policy and Procedures Manual is finalized and agreed upon by the Parties. Thereafter, Supplier shall perform the Services in accordance with the Policy and Procedures Manual. In the event of a conflict between the provisions of this Agreement and the Policy and Procedures Manual, the provisions of this Agreement shall control unless the Parties expressly agree otherwise and such agreement is set forth in the relevant portion of the Policy and Procedures Manual.

(e)	Modification and Updating. Supplier shall promptly modify and update the Policy and Procedures Manual periodically to reflect changes in the operations or procedures described therein and shall provide the proposed changes to ABM for review, comment and approval. To the extent any such change would (i) increase ABM’s total costs of receiving the Services; (ii)
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require material changes to ABM Facilities, systems, software or equipment; (iii) have a material adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality or resource efficiency of the Services; or (iv) violate or be inconsistent with the ABM Standards, ABM may withhold such approval in its sole discretion.
9.2	Reports.
(a)	Reports. Supplier shall provide ABM with reports pertaining to the performance of the Services and Supplier’s other obligations under this Agreement permitting ABM to monitor and manage Supplier’s performance (“Reports”). The Reports to be provided by Supplier shall include those described in Schedule R in the format and at the frequencies provided therein. In addition, from time to time, ABM may identify reasonable additional Reports to be generated by Supplier and delivered to ABM on an ad hoc or periodic basis. All Reports shall be provided to ABM as part of the Services and at no additional charge to ABM. The Reports described in Schedule R and, to the extent reasonably applicable, all other Reports shall be provided to ABM by secure on-line connection in an electronic format capable of being accessed by Microsoft Office components, with the information contained therein capable of being displayed graphically and accessible from a web browser.

(b)	Back-Up Documentation. As part of the Services, Supplier shall provide ABM with such documentation and other information available to Supplier as may be reasonably requested by ABM from time to time in order to verify the accuracy of the Reports provided by Supplier. In addition, Supplier shall provide ABM with all documentation and other information reasonably requested by ABM from time to time to verify that Supplier’s performance of the Services is in compliance with the Service Levels and this Agreement; provided that Supplier shall not be required to provide ABM with any confidential information subject to third party confidentiality agreements.

(c)	Correction of Errors. As part of the Services and at no additional charge to ABM, Supplier shall promptly correct any errors or inaccuracies in or with respect to the Reports, the information or data contained in such Reports, or other contract deliverables caused by (i) Supplier or (ii) its Subcontractors.
9.3	Governance; Meetings.
(a)	Governance. The Parties shall manage their relationship under this Agreement using the governance model in Schedule T.

(b)	Meetings. During the Term, representatives of the Parties shall meet periodically or as requested by ABM to discuss matters arising under this Agreement. Such meetings shall include, at a minimum, the following:
(i)	a periodic meeting at least monthly to review performance and monthly reports, planned or anticipated activities and changes that might impact performance, and such other matters as appropriate;

(ii)	a quarterly management meeting to review the monthly reports for the quarter, review Supplier’s overall performance under the Agreement, review progress on the resolution of issues, provide a strategic outlook for ABM’s information systems requirements, and discuss such other matters as appropriate;

(iii)	an annual meeting of senior management of both Parties to review relevant contract and performance issues; and
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(iv)	such other meetings of ABM and Supplier Personnel, including senior management of Supplier, as ABM may reasonably request or are otherwise provided for in Schedule T or the Policy and Procedures Manual.
(c)	Agenda and Minutes. For each such meeting, upon ABM request, Supplier shall prepare and distribute an agenda, which will incorporate the topics designated by ABM. Supplier shall distribute such agenda in advance of each meeting so that the meeting participants may prepare for the meeting. In addition, Supplier shall record and promptly distribute minutes for every meeting for review and approval by ABM.

(d)	Authorized User and Eligible Recipient Meetings. Supplier shall notify the ABM Contract Manager in advance of scheduled meetings with Authorized Users or Eligible Recipients (other than meetings pertaining to the provision of specific Services on a day-to-day basis) and shall invite the ABM Contract Manager to attend such meetings or to designate a representative to do so.
9.4	Quality Assurance and Internal Controls.
(a)	Supplier shall develop and implement Quality Assurance and internal control processes and procedures to ensure that the Services are performed in an accurate and timely manner, in accordance with (i) the Agreement, including the Service Levels, (ii) generally accepted accounting principles, (iii) the accepted practices of first tier providers in the ITO Services outsourcing industry, (iv) the ISO 9001 standard, (v) the CMMi standard, (vi) ITIL standard, and (vii) subject to Section 15.10, the Laws applicable to ABM and the Eligible Recipients. Such procedures shall include verification, checkpoint reviews, testing, acceptance, and other procedures for ABM to assure the quality and timeliness of Supplier’s performance.

(b)	Without limiting the foregoing, Supplier shall, to the extent relevant to the Services and as further specified in the Policy and Procedures Manual, develop, implement/execute (subject to ABM’s approval) and maintain processes, procedures and controls that:
(i)	are designed to maintain a strong control process for day-to-day operations designed to assure that the following fundamental control objectives regarding the Services are met: (A) financial and operational information maintained by Supplier is valid, complete and accurate; (B) operations are performed efficiently and achieve effective results, consistent with the requirements of this Agreement; (C) assets are safeguarded; and (D) actions and decisions of Supplier are, subject to Section 15.10, in compliance with applicable Laws;

(ii)	build the following basic control activities into Supplier work processes related to the Services: (A) accountability clearly defined and understood; (B) access properly controlled; (C) adequate supervision; (D) policies, procedures, and responsibilities documented; (E) adequate training and education; (F) adequate separation of duties; and (G) recorded assets compared with existing assets;

(iii)	build a process designed to ensure periodic control self-assessments are performed with respect to all Services;

(iv)	maintain an internal audit function to sufficiently monitor Supplier use of the processes and Systems used to provide the Services (i.e., perform audits, track control measures, communicate status to management, drive corrective action, etc.).
(c)	Supplier shall submit such processes and procedures to ABM for its review not later than fifteen (15) days after the Commencement Date. Such processes, procedures and controls shall be included in the Policy and Procedures Manual. Prior to Supplier’s delivery of such processes and procedures, Supplier shall adhere strictly to ABM’s then current policies, procedures and controls,
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including the ITS Systems Life Cycle documentation. No failure or inability of the quality assurance procedures to disclose any errors or problems with the Services shall excuse Supplier’s failure to comply with the Service Levels and other terms of this Agreement.
9.5	Architecture, Standards and Information Technology Planning.
(a)	Supplier Support. As requested by ABM and subject to Section 15.10, Supplier shall assist ABM in defining application management, telecommunication, IT infrastructure, help desk, and information technology policies, processes, procedures, controls, products, systems, architectures and standards on an ongoing basis to be adhered to by Supplier in the performance of the Services and to be provided, operated, managed, supported and used by Supplier in connection therewith (collectively, the “ABM Standards”) and in preparing long-term Strategic Plans and short-term implementation plans on an annual basis. The assistance to be provided by Supplier shall include (i) active participation with ABM representatives on permanent and ad-hoc committees and working groups addressing such issues; (ii) assessments of the then-current ABM Standards; (iii) analyses of the appropriate direction for such ABM Standards in light of business priorities, business strategies, Supplier’s technical knowledge/expertise and competitive market forces; and (iv) recommendations regarding IT infrastructure and information technology architectures and platforms, software and hardware products, strategies and directions and other enabling technologies and processes. With respect to each recommendation, Supplier shall provide estimates and analysis of the following at a level of detail reasonably sufficient to permit ABM to make an informed business decision: (i) cost projections and cost/benefit analyses; (ii) the changes, if any, in the personnel and other resources required to operate and support the changed environment; (iii) the resulting impact on ABM’s application management, telecommunication, IT infrastructure, help desk, and information technology costs; (iv) the expected performance, quality, responsiveness, efficiency, reliability, security risks and other service levels; and (v) general plans and projected time schedules for development and implementation.

(b)	ABM Authority and Supplier Compliance. ABM shall have final authority to promulgate ABM Standards and to modify or grant waivers from such ABM Standards. Supplier shall (i) comply with the ABM Standards and work with ABM to enforce such ABM Standards, (ii) subject to Sections 9.6 and 11.5, modify the Services as and to the extent necessary to conform to such ABM Standards, and (iii) obtain ABM’s prior written approval for any deviations from such ABM Standards.

(c)	Financial, Forecasting and Budgeting Support. On a monthly basis on the dates and in accordance with the procedures set by ABM and reflected in the Policy and Procedures Manual, Supplier shall provide a twelve (12) month rolling forecast to ABM for ABM’s forecasting and budgeting purposes, including: (i) actual and forecasted utilization of Resource Units; and (ii) changes to the environment impacting ABM’s costs or utilization. In addition, on an annual basis, Supplier shall provide information to ABM regarding opportunities to modify or improve the Services, and reduce the Charges and/or total cost to ABM of receiving the Services.
9.6	Change Control.
(a)	Compliance with Change Control Procedures. In making any System Change, the Parties shall comply with the Change Control Procedures specified in the Policy and Procedures Manual. Prior to making any System Change or using any new (e.g., not tested in or for the ABM environment) Software or Equipment to provide the Services, Supplier shall comply with the procedures specified in the Policy and Procedures Manual to verify (with ABM’s cooperation and involvement, to the extent reasonably requested), that the change or item has been properly installed, is operating in accordance with its specifications, is performing its intended functions in a reliable manner and is compatible with and capable of operating as part of the ABM environment. This obligation shall be in addition to any unit testing done by Supplier as part of routine deployment or installation of Software or Equipment.
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(b)	System Change Costs. Unless otherwise specified in Schedule E or approved in accordance with Section 9.6(c) or otherwise, Supplier shall bear all charges, fees and costs associated with any System Change desired by Supplier, including all charges, fees and costs associated with (i) the design, installation, implementation, testing and rollout of such System Change, (ii) any modification or enhancement to, or substitution for, any impacted Software, Equipment, Services, Materials or System, (iii) any increase in the total cost to ABM or the Eligible Recipients of operating, maintaining or supporting any impacted Software, Equipment, Services, Materials or System, and (iv) subject to Section 9.6(h), any increase in resource usage to the extent it results from a System Change.

(c)	ABM Approval — ABM Environment, Cost, Adverse Impact. Supplier shall not make any System Change to the ABM environment (i.e., the Software, Equipment and/or Systems installed in the Supplier Data Center and supported by Supplier under this Agreement) without first obtaining ABM’s approval, which approval ABM may withhold in its sole discretion. In addition, Supplier shall not make any System Change to the Supplier Data Center or to other Software, Equipment or Systems under IBM’s control which may (i) increase ABM’s total cost of receiving the Services; (ii) require material changes to or have an adverse impact on ABM’s or the Eligible Recipients’ business, operations, facilities, systems, software, utilities, tools or equipment; (iii) require Supplier, ABM or the Eligible Recipients to install a new version, release, upgrade of, or replacement for, any Software or Equipment or to modify any Software or Equipment, (iv) have a material adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality or resource efficiency of the Services, (v) have an adverse impact on any Applications run by ABM or Eligible Recipients, or (vi) have an adverse impact on Supplier’s ability to adequately deliver the Services, (vii) have an adverse impact on the cost, either actual or planned, to ABM of terminating all or any part of the Services or exercising its right to in-source or use third parties; (viii) have an adverse impact on ABM’s or Eligible Recipients’ environment (including its flexibility to deal with planned future changes, interoperability and its stability), (ix) introduce new technology to (A) ABM’s or an Eligible Recipient’s environment or business or (B) Supplier’s environment, to the extent that such introduction has or may have an impact on ABM’s environment; or (x) violate or be inconsistent with ABM Standards or plans as specified in Section 9.5 without first obtaining ABM’s approval, which approval ABM may withhold in its sole discretion. If Supplier desires to make such a System Change, it shall provide to ABM a written proposal describing in detail the extent to which the desired System Change may affect the functionality, performance, price or resource efficiency of the Services and any benefits, savings or risks to ABM or Eligible Recipients associated with such System Change.

(d)	ABM Approval — Retained Systems and Business Processes. Supplier shall make no System Change that may require ABM to install a new version, release or upgrade of, or replacement for, any Software or Equipment or to modify any Software or Equipment or otherwise have an adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality, cost or resource efficiency of ABM’s Retained Systems and Business Processes without first obtaining ABM’s approval, which approval ABM may withhold in its sole discretion.

(e)	Temporary Emergency Changes. Notwithstanding anything to the contrary in this Section 9.6, Supplier may make temporary System Changes required by an emergency if it has been unable to contact the ABM Contract Manager to obtain approval after making reasonable efforts. Supplier shall document and report such emergency changes to ABM as soon as practicable, but in no event later than two (2) business days after the change is made. Such System Changes shall not be implemented on a permanent basis unless and until approved by ABM.

(f)	Implementation. Supplier will schedule and implement all System Changes in accordance Change Management and in all events so as not to (i) disrupt or adversely impact the business or operations of ABM or the Eligible Recipients, (ii) cause the Services then being received by them to be noncompliant with the requirements of this Agreement, or (iii) interfere with their ability to obtain the benefit of the Services.
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9.7	Reserved.

9.8	Reserved.

9.9	Reserved.

9.10	Audit Rights.
(a)	Contract Records. Supplier shall maintain complete and accurate records of and supporting documentation for all Charges and all financial and non-financial transactions relevant to the performance of the Services and Supplier’s financial and operational obligations under this Agreement, including authorizations, System Changes and other changes, implementations, soft document accesses, reports, filings, returns, analyses, procedures, controls, records, data or information created, generated, collected, processed or stored by Supplier (excluding Supplier’s internal costs, except to the extent such costs are the basis on which ABM is charged). In addition, Supplier shall, and/or shall cause its Subcontractors and suppliers to, maintain accurate records of and supporting documentation for non-financial transactions (excluding internal audit reports, but including notice to ABM of any finding of material non-compliance relating to Supplier’s provision of the Services) to the extent Supplier is required to maintain such records and documentation under this Agreement or such records and documentation result from or are created in connection with the performance of Supplier’s obligations under this Agreement (collectively, “Contract Records”). With respect to the amounts chargeable to and payments made by ABM under this Agreement, Contract Records shall be kept in accordance with generally accepted accounting principles applied on a consistent basis. Supplier shall retain Contract Records in accordance with ABM’s record retention policy as it may be reasonably adjusted from time to time and provided to Supplier in writing during the Term and any Termination Assistance Services period and thereafter through the end of the second (2nd) full calendar year after the calendar year in which Supplier stopped performing Services (the “Audit Period”).

(b)	Operational Audits. During the Audit Period, Supplier shall, and (upon ABM’s reasonable request) shall cause its Subcontractors to, provide to ABM (and internal and external auditors, inspectors, regulators and other representatives that ABM may designate from time to time, including customers, vendors, licensees and other third parties to the extent ABM or the Eligible Recipients are legally or contractually obligated to submit to audits by such entities) access at reasonable hours to Supplier Personnel, to the facilities at or from which Services are then being provided and to Contract Records and other pertinent information, all to the extent relevant to performance of the Services and Supplier’s obligations under this Agreement. Such access shall be provided for the purpose of performing audits and inspections, to (i) verify the integrity of ABM Data, in accordance with the terms of this Agreement, (ii) examine the systems that process, store, support and transmit that data, (iii) examine the controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, system design controls, and access controls) and the security, disaster recovery and back-up practices and procedures; (iv) examine Supplier’s performance of the Services, in accordance with the terms of this Agreement; (v) verify Supplier’s reported performance against the applicable Service Levels; (vi) examine the accuracy of Supplier’s measurement, monitoring and management tools; and (vii) enable ABM and the Eligible Recipients to meet applicable legal and regulatory and contractual requirements (including those associated with the Sarbanes-Oxley Act of 2002 and the implementing regulations promulgated by the United States Securities and Exchange Commission and Public Company Accounting Oversight Board), in each case to the extent applicable to the Services performed by Supplier and/or the variable charges for such services. Supplier shall (i) provide any assistance reasonably requested by ABM or its designee in conducting any such audit, including installing and operating audit software during the Term and any Termination Assistance Services period, (ii) make requested personnel (to the extent still employed by Supplier or its applicable Affiliate or Subcontractor), records and information available to ABM or its designee, and (iii) in all cases, provide such assistance, personnel, records and information in an expeditious manner to facilitate the timely completion of such audit.
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(c)	Financial Audits. During the Audit Period, Supplier shall, and shall cause its Subcontractors to, provide to ABM (and internal and external auditors, inspectors, regulators and other representatives that ABM may designate from time to time, including customers, vendors, licensees and other third parties to the extent ABM or the Eligible Recipients are legally or contractually obligated to submit to audits by such entities) access at reasonable hours to Supplier Personnel and to Contract Records and other pertinent information, all to the extent relevant to the performance of Supplier’s financial obligations under this Agreement. Such access shall be provided for the purpose of performing audits and inspections to (i) verify the accuracy and completeness of Contract Records, (ii) verify the accuracy and completeness of the Charges and Out-of-Pocket Expenses (iii) examine the financial controls, processes and procedures utilized by Supplier in connection with the Services, (iv) examine Supplier’s performance of its other financial obligations to ABM under this Agreement, and (v) enable ABM and the Eligible Recipients to meet applicable legal and regulatory and contractual requirements in each case to the extent applicable to the Services performed by Supplier and/or the charges for such Services. Supplier shall (i) provide any assistance reasonably requested by ABM or its designee in conducting any such audit, (ii) make requested personnel (to the extent still employed by Supplier or its applicable Affiliate or Subcontractor), records and information available to ABM or its designee, and (iii) in all cases, provide such assistance, personnel, records and information in an expeditious manner to facilitate the timely completion of such audit. If any such audit reveals an overcharge by Supplier, and Supplier does not successfully dispute the amount questioned by such audit, Supplier shall promptly pay to ABM the amount of such overcharge (subject to Section 12.1(d), net of any undercharges uncovered by the audit), together with interest at the rate of twelve percent (12%) per annum from the date of Supplier’s receipt of such overcharge. In addition, if any such audit reveals an overcharge of more than five percent (5%) of the audited Charges in any Charges category, Supplier shall promptly reimburse ABM for the actual cost of such audit (provided that (i) the amount of such reimbursement shall not exceed the amount of the overcharge, and (ii) if ABM retains an auditor or inspector on a contingent fee basis, such contingent fee is reasonable and in accordance with customary industry arrangements). Subject to Section 12.1(d) if any such audit reveals an underpayment by ABM and ABM does not successfully dispute the finding, ABM shall promptly pay Supplier the amount of such undercharge.

(d)	Audit Assistance. ABM and certain Eligible Recipients are subject to regulation and audit by governmental bodies, standards organizations and other regulatory authorities under applicable Laws, rules, regulations, standards and contract provisions. If a governmental body, standards organization or other regulatory authority exercises its right to examine or audit ABM’s or an Eligible Recipient’s books, records, documents or accounting practices and procedures pursuant to such Laws, rules, regulations, standards or contract provisions, Supplier shall provide all assistance requested by ABM or the Eligible Recipient in responding to such audits or requests for information.

(e)	General Procedures.
(i)	Supplier shall obtain audit rights equivalent to those specified in this Section 9.10 from all Subcontractors and will cause such rights to extend to ABM.

(ii)	Notwithstanding the intended breadth of ABM’s audit rights, ABM shall not be given access to the proprietary information of other Supplier customers or to Supplier locations that are not related to ABM, Eligible Recipients or the Services.

(iii)	In performing audits, ABM shall endeavor to avoid unnecessary disruption of Supplier’s operations and unnecessary interference with Supplier’s ability to perform the Services in accordance with the Service Levels. Unless otherwise agreed, such audits will be conducted during Supplier’s normal business hours.
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(iv)	Following any audit, ABM shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Supplier to obtain factual concurrence with issues identified in the review.

(v)	ABM shall be given reasonable private workspace in which to perform an audit, plus access to photocopiers, telephone, facsimile machines, computer hook-ups and any other facilities or equipment needed for the performance of the audit.

(vi)	ABM shall provide Supplier with notice at least three (3) business days prior to any operational or financial audit by ABM or its authorized agents or representatives; provided that no such notice shall be required with respect to audits conducted by government auditors, inspectors, regulators or representatives. To the extent ABM has advance notice of a governmental audit, it shall provide reasonable notice to Supplier.

(vii)	Prior to receiving access to Supplier Proprietary Information or Supplier Facilities, external auditors and examiners designated by ABM (other than government auditors and examiners) shall execute a non-disclosure agreement substantially in the form attached hereto as Exhibit 1. ABM’s external auditors and examiners shall not be Direct Supplier Competitors.
(f)	Supplier Internal Audit. If Supplier determines as a result of its own internal audit that it has overcharged ABM, then Supplier shall promptly pay or credit to ABM the amount of such overcharge, together with interest from the date of Supplier’s receipt of such overcharge at the Prime Rate. In the event such an audit results in a determination that Supplier has undercharged ABM, then, subject to Section 12.1(d) and ABM’s right to dispute the amount of such undercharge, Supplier shall immediately report such undercharge to ABM and invoice ABM for such undercharged amounts.

(g)	Supplier Response. Supplier and ABM shall meet to review each audit report prepared in connection with this Section 9.10 promptly after the issuance thereof. Supplier will respond to each audit report in writing within thirty (30) days from receipt of such report, unless a shorter response time is reasonable under the circumstances. Supplier and ABM shall develop and agree upon an action plan to promptly address and resolve any deficiencies, concerns and/or recommendations in such audit report and Supplier, at its own expense, shall undertake remedial action in accordance with such action plan and the dates specified therein.

(h)	Supplier Response to Government Audits. If an audit by a governmental body, stock exchange or regulatory authority having jurisdiction over ABM, an Eligible Recipient or Supplier results in a finding that Supplier is not in compliance with any generally accepted accounting principle or other audit requirement or any Law relating to the performance of its obligations under this Agreement, then unless otherwise agreed, Supplier shall address and resolve the deficiency(ies) identified by such governmental body, stock exchange or regulatory authority in accordance with Section 15.10 and within the time period specified by such auditor. Supplier shall do so at its own expense if and to the extent such audit deficiency or finding of non-compliance results from Supplier’s failure to comply with its obligation under this Agreement.

(i)	SAS70 Audit. In addition to its other obligations under this Section 9.10, Supplier shall cause a Statement of Auditing Standards (“SAS”) 70 Type II audit (or equivalent audit) to be conducted by an independent public accounting firm on a quarterly basis (e.g., February 28, May 31, August 31 and November 30) for Supplier Facilities in North America at or from which outsourcing services are provided, including the Supplier Facilities at or from which Services are provided under this Agreement. Each quarterly SAS 70 Type II audit shall focus in general on Supplier’s policies, procedures and internal controls during the preceding twelve (12) months, and in particular on those applicable to a random sample of Supplier’s customers selected by the independent public accounting firm. Supplier shall promptly provide ABM and its independent
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auditors with a copy of the resulting audit report (and in all events shall provide such report within seventy-five (75) days after the end of the defined quarterly period). Such report shall be provided at no additional charge to ABM. Supplier shall respond to the portions of such report that are relevant to ABM or the Eligible Recipients in accordance with Section 9.10(g).

(j)	Audit Costs.
(i)	Except as provided in Section 9.10(j)(ii) below, Supplier and its Subcontractors shall provide the Services described in this Section 9.10 as part of the Monthly Base Charges and at no additional Charge to ABM.

(ii)	As part of the Monthly Base Charges, Supplier shall provide, at ABM’s request, up to 100 FTE hours of audit assistance for audits initiated by ABM in any Contract Year (“Baseline Audit FTEs”). The ABM Contract Manager or his or her designee shall request, define and set the priority for such audit assistance. Supplier shall report monthly on the level of effort expended by Supplier in the performance of such audit assistance and shall not exceed the Baseline Audit FTEs without ABM’s prior approval. Subject to Sections 9.10(j)(iii), (iv) and (v), if ABM authorizes Supplier to exceed the Baseline Audit FTEs in any Contract Year, ABM shall either pay Supplier for such additional FTE hours at the rates specified in Schedule J or apply such additional FTE hours against the Baseline Project FTEs described in Section 11.8(a).

(iii)	Reserved.

(iv)	Notwithstanding Section 9.10(j)(ii), to the extent the audit assistance requested by ABM can be provided by the Supplier Account Executive (and during transition of the Terminated Services, the Delivery Account Executive) without exceeding the level of time/effort specified in Schedule C, there will be no additional charge to ABM for such audit assistance. If the audit assistance requested by ABM cannot be provided by Supplier using such personnel without impacting Service Levels, ABM, in its sole discretion, may forego or delay any work activities or temporarily or permanently adjust the work to be performed by Supplier, the schedules associated therewith or the Service Levels to permit the performance of such audit assistance using personnel already assigned to perform the Services.

(v)	Notwithstanding Section 9.10(j)(ii), there will be no additional charge to ABM for audit assistance if, in performing such an audit, ABM uncovers evidence that Supplier has breached any material obligation(s) under this Agreement.
9.11	Reserved.

9.12	Subcontractors.
(a)	Use of Subcontractors. Except as provided in Section 9.12(b), Supplier shall not subcontract any of its responsibilities without ABM’s prior written approval, which may be withheld in ABM’s sole discretion. Prior to entering into a subcontract with a third party for the Services, Supplier shall (i) give ABM reasonable prior notice specifying the components of the Services affected, the scope of the proposed subcontract, the identity and qualifications of the proposed Subcontractor, the extent to which ABM will have the right to hire employees of the proposed Subcontractor, the additional Service Taxes, if any, associated with the use of the proposed Subcontractor, and the reasons for subcontracting the work in question; and (ii) obtain ABM’s prior written approval of such Subcontractor. ABM shall have the right to revoke its prior approval of a Subcontractor for reasonable cause and direct Supplier to replace such Subcontractor as soon as possible. Subcontractors listed on Schedule D as of the Effective Date are deemed to be approved by ABM.
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(b)	Shared Subcontractors. Supplier may, in the ordinary course of business, subcontract (i) for third party services or products that are not exclusively dedicated to ABM and that do not include regular direct contact with ABM or Eligible Recipient personnel or the performance of services at ABM Sites, or (ii) with temporary personnel firms for the provision of temporary contract labor (collectively, “Shared Subcontractors”); provided, that such Shared Subcontractors possess the training and experience, competence and skill to perform the work in a skilled, workmanlike manner. ABM shall have no approval right with respect to such Shared Subcontractors. If, however, ABM expresses dissatisfaction with the services or products of a Shared Subcontractor, Supplier shall work in good faith to resolve ABM’s concerns on a mutually acceptable basis and, at ABM request, replace such Shared Subcontractor.

(c)	Supplier Responsibility. Supplier shall be responsible for any failure by any Subcontractor or Subcontractor personnel to perform in accordance with this Agreement or to comply with any duties or obligations imposed on Supplier under this Agreement to the same extent as if such failure to perform or comply was committed by Supplier or Supplier employees. Supplier shall be responsible for the performance of all such Subcontractors and Subcontractor personnel providing any of the Services hereunder. Supplier shall be ABM’s sole point of contact regarding the Services, including with respect to payment.
9.13	Reserved.

9.14	Reserved.

9.15	Retained Systems and Business Processes.
(a)	No Adverse Effect. Supplier shall not, by any act or omission, adversely affect or alter the functionality, interoperability, performance, accuracy, speed, responsiveness, quality, cost or resource efficiency of the Retained Systems and Business Processes without the prior consent of ABM. Nor shall Supplier, by any act or omission, require changes to the Retained Systems and Business Processes, including associated business processes, applications, systems, software, utilities, tools or equipment, without the prior consent of ABM.

(b)	Interface. Supplier shall cause the processes, Systems, Software and Equipment used to provide the Services to interface and integrate with the Retained Systems and Business Processes.

(c)	Keep Informed. Supplier shall use commercially reasonable efforts to inform itself and maintain up to date knowledge about all aspects of the existing and future Retained Systems and Business Processes.

(d)	Assistance. As part of the Services, Supplier shall provide ABM (upon ABM’s request) with Services in relation to Retained Systems and Business Processes, including: (i) liaising with ABM or third parties regarding the impact of any alterations to the Retained Systems and Business Processes and vice versa; and (ii) identifying favorable vendors, and acting as ABM’s agent, in relation to the acquisition, support and development of Retained Systems and Business Processes.
9.16	Network Configuration Data.

Supplier (i) shall provide ABM (and its third party vendors) with network configuration data in relation to the network Supplier provides for ABM and/or the Eligible Recipients; and (ii) hereby grants to ABM (and its third party vendors) the right to use such data in connection with businesses of ABM and the Eligible Recipients.
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10.	ABM RESPONSIBILITIES

10.1	Responsibilities.

In addition to ABM’s responsibilities as expressly set forth elsewhere in this Agreement, ABM shall be responsible for the following:
(a)	ABM Contract Manager. ABM shall designate one (1) individual (the “ABM Contract Manager”) to whom all Supplier communications concerning this Agreement may be addressed (except as otherwise expressly provided in this Agreement), who shall have the authority to act on behalf of ABM and the Eligible Recipients in all day-to-day matters pertaining to this Agreement. ABM may change the designated ABM Contract Manager from time to time by providing notice to Supplier. Additionally, ABM will have the option, but will not be obligated, to designate additional representatives who will be authorized to make certain decisions (e.g., regarding emergency maintenance) if the ABM Contract Manager is not available.

(b)	Cooperation. ABM, through the ABM Contract Manager (or his or her designee), shall cooperate with Supplier by, among other things, making available, as reasonably requested by Supplier, management decisions, information, approvals and acceptances so that Supplier may accomplish its obligations and responsibilities hereunder.

(c)	Requirement of Writing. To the extent Supplier is required under this Agreement to obtain ABM’s approval, consent or agreement, such approval, consent or agreement must be in writing and must be signed by the ABM Contract Manager or an authorized ABM representative. Notwithstanding the preceding sentence, the ABM Contract Manager may agree in advance in writing that as to certain specific matters oral approval, consent or agreement will be sufficient.

(d)	ABM Personnel. ABM, and not Supplier, shall be responsible and therefore solely liable for all acts and omissions of ABM Personnel, including acts and omissions constituting gross negligence, willful misconduct and/or fraud.
10.2	Savings Clause.

Supplier’s failure to perform its responsibilities under this Agreement or to meet the Service Levels shall be excused if and to the extent such Supplier non-performance is caused by (i) the wrongful or tortious actions of ABM, an Eligible Recipient or an ABM Third Party Contractor performing obligations on behalf of ABM under this Agreement, or (ii) the failure of ABM, an Eligible Recipient or an ABM Third Party Contractor to perform ABM’s obligations under this Agreement, but only if (A) Supplier expeditiously notifies ABM of such wrongful or tortious action or failure to perform and its inability to perform under such circumstances, (B) Supplier provides ABM with a reasonable opportunity to correct such failure to perform and thereby avoid such Supplier non-performance, (C) Supplier uses commercially reasonable efforts to avoid or mitigate the impact of such failure to perform, (D) Supplier uses commercially reasonable efforts to perform notwithstanding such failure to perform, and (E) if there are questions as to causation, Supplier conducts a Root Cause Analysis and thereby demonstrates that such failure to perform is the cause of Supplier’s non-performance.

11.	CHARGES

11.1	General.
(a)	Payment of Charges. In consideration of Supplier’s performance of the Services, ABM agrees to pay Supplier the applicable Charges set forth in Schedule J.

(b)	No Additional Charges. ABM shall not pay any Charges for the Services in addition to those set forth in this Article 11, or Schedule J. Any costs incurred by Supplier prior to the Effective Date
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are included in the Charges set forth in Schedule J and are not to be separately paid or reimbursed by ABM.

(c)	No Charge for Reperformance. At no additional expense to ABM, Supplier shall reperform (including, subject to Section 13.2(c), any required backup or restoration of data) any Services that result in incorrect outputs to the extent due to an error or breach by Supplier, and the resources required for such performance shall not be counted in calculating the Charges payable or resources utilized by ABM hereunder.

(d)	Charges for Contract Changes. Unless otherwise agreed, System Changes, changes in the Services (including changes in the ABM Standards) and changes in the rights or obligations of the Parties under this Agreement (collectively, “Contract Changes”) will result in changes in the applicable Charges only if and to the extent (i) the Agreement expressly provides for a change in the Supplier Charges in such circumstances; (ii) the agreed upon Charges or pricing methodology expressly provides for a price change in such circumstances (for example, Schedule J specifies the number of FTEs or hours of coverage to be provided for the quoted price, or defines a Resource Baseline for the Resource Unit in question with ARCs and RRCs for increased or decreased usage); or (iii) the Contract Change meets the definition of New Services and additional Charges are applicable in accordance therewith.

(e)	Eligible Recipient Services.
(i)	Eligible Recipients. Supplier shall provide the Services to Eligible Recipients designated by ABM. To the extent a designated Eligible Recipient will receive less than all of the Services, ABM shall identify the categories of Services to be provided by Supplier to such Eligible Recipient.

(ii)	New Eligible Recipients. From time to time ABM may request, pursuant to the Change Control Process, that Supplier provide Services to Eligible Recipients not previously receiving such Services. Except as provided in Section 11.5 or otherwise agreed by the Parties, such Services shall be performed in accordance with the terms, conditions and prices (excluding any non-recurring transition or start-up activities specific to such Eligible Recipients for which Supplier is not otherwise financially responsible under this Agreement) then applicable to the provisions of the same Services to existing Eligible Recipients.

(iii)	Eligible Recipients Described in Section 2.1(44)(h) and (i). Unless otherwise agreed by the Parties, to the extent ABM designates as an Eligible Recipient a person or Entity engaged in the provision of products or services to ABM and/or the Eligible Recipients described in Sections 2.1(44)(a)-(g), the Services provided by Supplier to such Eligible Recipient shall be limited to and in support of the provision of such products or services to ABM and/or the Eligible Recipients. Unless otherwise agreed by the Parties, to the extent ABM designates as an Eligible Recipient a customer of an Eligible Recipient described in Sections 2.1(44)(a)-(g) or a subcontractor to such an Eligible Recipient, the Services provided by Supplier shall be limited to and in support of the provision of products or services to such customer or subcontractor.

(iv)	Election Procedure. Within ninety (90) days after the consummation of a transaction described in Section 2.1(44)(c) or (d), ABM shall elect, on behalf of the Eligible Recipient in question, either (i) that such Eligible Recipient shall continue to obtain Services in some or all Functional Service Areas subject to and in accordance with the terms and conditions of this Agreement for the remainder of the Term, or (ii) that the Term shall be terminated as to such Eligible Recipient with respect to some or all Functional Service Areas as of a specified date, subject to its receipt of Termination Assistance Services pursuant to Section 4.3. If there shall be no election within such
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ninety (90) day period, the Term shall be terminated as to such Eligible Recipient with respect to all Services, subject to its receipt of Termination Assistance Services pursuant to Section 4.3.
11.2	Reserved

11.3	Incidental Expenses.

Supplier acknowledges that, except as expressly provided otherwise in the Agreement, expenses that Supplier incurs in performing the Services are included in Supplier’s charges and rates set forth in this Agreement. Accordingly, such Supplier expenses are not separately reimbursable by ABM unless ABM has agreed in advance to reimburse Supplier for the expense.

11.4	Taxes.

The Parties’ respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:
(a)	Income Taxes. Each Party shall be responsible for its own Income Taxes.

(b)	Sales, Use and Property Taxes. Each Party shall be responsible for any sales, lease, use, personal property, stamp duty or other such taxes on Equipment, Software or property it owns or leases from a third party, including any lease assigned pursuant to this Agreement, and/or for which it is financially responsible under this Agreement.

(c)	Taxes on Goods or Services Used by Supplier. Supplier shall be responsible for all sales, service, value-added, lease, use, personal property, excise, consumption, and other taxes and duties payable by Supplier on any goods or services used or consumed by Supplier in providing the Services where the tax is imposed on Supplier’s acquisition or use of such goods or services and the amount of tax is measured by Supplier’s costs in acquiring such goods or services and not by ABM’s cost of acquiring such goods or services from Supplier.

(d)	Service Taxes.
(i)	Subject to Sections 11.4(d)(ii) and (iii), ABM shall be financially responsible for all Service Taxes enacted prior to the Effective Date and assessed against Supplier, ABM or the Eligible Recipients by Tax Authorities in jurisdictions in which the Services are delivered to ABM or the Eligible Recipients by Supplier (“ABM Service Taxes”)

(ii)	If, following the Effective Date, new or higher ABM Service Taxes become applicable to the Services as a result of either Party moving all or part of its operations to a different jurisdiction (e.g., ABM or an Eligible Recipient opening a new facility, Supplier relocating the performance of the Services to a new service location or Supplier using an Affiliate or Subcontractor to perform all or part of the Services) and such move was not contemplated as of the Effective Date, the Party initiating such move shall be financially responsible for such new or higher ABM Service Taxes.

(iii)	Notwithstanding Section 11.4(d)(i) and (ii), if new or higher ABM Service Taxes are enacted on or after the Effective Date (or, in the case of Section 11.4(d)(ii), the move date), the Parties shall identify and diligently seek to agree upon legally permissible means of avoiding or minimizing such new or higher Service Taxes and/or sharing financial responsibility for such Service Taxes. If the Parties are unable to agree upon such measures within thirty (30) days and the financial impact of all such new or higher Service Taxes exceeds one percent (1%) of the then-current Annual Service Charge, ABM may elect to terminate this Agreement in its entirety or to terminate any portions
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impacted by such new or higher Service Taxes (unless Supplier agrees to assume financial responsibility for all new or higher Service Taxes exceeding the one percent threshold). If ABM elects to terminate on this basis, ABM shall not be obligated to pay any Termination Fee, but shall pay Wind Down Charges in accordance with Schedule N.

(iv)	Supplier shall be financially responsible for any Service Taxes assessed against either Party by Tax Authorities in the jurisdictions from which the Services are provided by Supplier or any Service Taxes otherwise attributable to the provision of Services by Supplier from such jurisdictions (“Supplier Service Taxes”). Notwithstanding the foregoing, to the extent Supplier provides the Services from the same jurisdiction in which such Services are delivered to ABM or the applicable Eligible Recipient, then such Service Taxes shall be treated in accordance with Section 11.4(e)(i) above.

(v)	If required under applicable Laws, Supplier shall invoice ABM for the full amount of any such Supplier Service Taxes and then credit or reimburse ABM for that portion of such Service Taxes for which Supplier is financially responsible under this provision.

(vi)	With respect to Service Taxes for which Supplier is financially responsible under this Agreement, Supplier shall include on each invoice delivered to ABM pursuant to Section 12.1(a) the identity and amount of each such Service Tax and a representation that Supplier has paid such tax.
(e)	Withholding. Any withholding tax or other tax of any kind that ABM is required by applicable Law to withhold and pay on behalf of Supplier with respect to amounts payable to Supplier under this Agreement will be deducted from such amount prior to remittance to Supplier. ABM will provide to Supplier reasonable assistance, which shall include the provision of reasonable documentation as required by revenue authorities, to enable Supplier to claim exemption from or obtain a repayment of such withheld taxes and will, upon request, provide Supplier with a copy of the withholding tax certificate.

(f)	Telecommunication Surcharges or User Fees. To the extent ABM is responsible under Schedule J for telecommunication surcharges or user fees imposed by government authorities and associated with the Services and the allocation of such fees or surcharges is within Supplier’s or its Subcontractors’ discretion, Supplier and its Subcontractors shall act fairly and equitably in allocating such fees and surcharges to ABM, and ABM and the Eligible Recipients shall not receive an unfair or inequitable share of such fees and surcharges. In addition, in the event any such fee or surcharge for which ABM or an Eligible Recipient is responsible is subsequently reduced or vacated by the appropriate regulatory authority or court of competent jurisdiction, Supplier shall seek on behalf of ABM a refund of any overpayment of such fee or surcharge by ABM or the Eligible Recipient.

(g)	Notice of New Taxes and Charges. Supplier shall promptly notify ABM when it becomes aware of any new taxes or other charges (including changes to existing taxes or charges) to be passed through and/or collected by Supplier under this Section. Such notification (which may be separate from the first invoice reflecting such taxes or other charges) shall contain a detailed explanation of such taxes or charges, including the effective date of each new tax or charge.

(h)	Efforts to Minimize Taxes. The Parties agree to cooperate fully with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. Supplier’s invoices shall separately state the Charges that are subject to taxation and the amount of taxes included therein. Each Party will provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials, or services, and other exemption certificates or information reasonably requested by either Party. At ABM’s reasonable request, Supplier shall provide ABM with written evidence of Supplier’s filing
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of all required tax forms and returns required in connection with any Service Taxes collected from ABM, and its collection and remittance of all applicable Service Taxes.

(i)	Tax Audits or Proceedings.
(i)	The provisions of this Section 11.4(i)(i) shall apply with respect to any audit, proceeding or claim by any Tax Authority that relates to taxes assessed by such Tax Authority for which the other Party is financially responsible under this Agreement and that relates solely to such other Party and, with respect to Supplier, does not involve claims for taxes assessed in connection with any other customer of Supplier. Each Party shall promptly notify the other Party of, and coordinate with the other Party the response to and settlement of, any claim for taxes asserted by applicable Tax Authorities for which the other Party is financially responsible hereunder. Each Party also shall have the right to challenge the imposition of any tax liability for which it is financially responsible under this Agreement or, if necessary, to direct the other Party to challenge the imposition of such tax liability. If either Party requests the other to challenge the imposition of any tax liability, such other Party ultimately imposed by the Tax Authority in connection therewith, except to the extent, that the fines, penalties, interest, additions to taxes or similar liabilities resulted from the other Party’s failure to properly and timely execute its filing and remittance obligations (unless such failure resulted from the requesting Party’s failure to provide reasonable cooperation, information and assistance), plus (ii) the reasonable legal, accounting and other professional fees and expenses the other Party incurs provided that the requesting Party has approved the selection of the legal, accounting and other professional service providers, which approval shall not be unreasonably withheld. Each Party shall be entitled to any tax refunds or rebates obtained with respect to taxes for which such Party has borne financial responsibility under this Agreement.

(ii)	The provisions of this Section 11.4(i)(ii) shall apply to any audit, proceeding or claim by any Tax Authority that relates to taxes assessed by such Tax Authority to one Party for which the other Party is financially responsible under this Agreement and for which Supplier or other Supplier customers are also financially responsible in other similar transactions. Each Party shall promptly notify the other of any claim for taxes assessed by applicable Tax Authorities for which the other Party is responsible hereunder. Each Party shall provide any reasonable information related to such claim reasonably requested by the other Party. If either Party has a reasonable basis for a challenge and requests the other to so challenge the imposition of any tax liability, such other Party shall do so (unless and to the extent it assumes financial responsibility for the tax liability in question), and the requesting Party shall reimburse the other for all (i) any fines, penalties, interest, additions to taxes or similar liabilities ultimately imposed by the Tax Authority in connection therewith, except to the extent that the fines, penalties, interest, additions to taxes or similar liabilities resulted from the other Party’s failure to properly and timely execute its filing and remittance obligations(unless such failure resulted from the requesting Party’s failure to provide reasonable cooperation, information and assistance), plus (ii) reasonable legal, accounting or other professional fees and expenses the other Party incurs in such challenge provided that the requesting Party has approved the selection of the legal, accounting and other professional service providers, which approval shall not be unreasonably withheld. In addition, neither Party shall enter into a settlement of any tax liability that creates a binding financial obligation for the other Party without the other Party’s approval, which shall not be unreasonably withheld; provided that the other Party assumes financial liability for any interest, penalties or fines which accrue on the claimed amount, and provided further that this subsection (ii) shall not limit Supplier’s right or ability to settle similar claims related to other customers or amounts for which Supplier has financial responsibility. Each Party shall be entitled to any tax refunds or rebates obtained with respect to taxes for which such Party has borne financial responsibility under this Agreement.
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(j)	Tax Filings. Each Party represents, warrants and covenants that it will file appropriate tax returns, and pay applicable taxes owed arising from or related to the provision of the Services in applicable jurisdictions. Supplier represents, warrants and covenants that it is registered to and will collect and remit Service Taxes in all applicable jurisdictions.
11.5	New Services.
(a)	Procedures. If ABM requests that Supplier perform any New Services, Supplier shall promptly prepare a New Services proposal for ABM’s consideration. Unless otherwise agreed by the Parties, Supplier shall prepare such New Services proposal at no additional charge to ABM and shall deliver such proposal to ABM within thirty (30) days; provided, that Supplier shall use commercially reasonable efforts to respond more quickly in the case of a pressing business need or an emergency situation. ABM shall provide such information as Supplier reasonably requests in order to prepare such New Service proposal. Such New Services proposal shall include, among other things, the following at a level of detail reasonably sufficient to permit ABM to make an informed business decision: (i) a project plan and fixed price or price estimate for the New Service; (ii) a breakdown of such price or estimate, including any applicable Service Charges, (iii) a description of the service levels to be associated with such New Service (if applicable), (iv) a schedule for commencing and completing the New Service, (v) reserved, (vi) a description of the software, hardware and other resources, including Resource Unit utilization, necessary to provide the New Service, (vii) any new or different ownership terms in connection with such New Services or any Developed Materials to be created in connection therewith, and (viii) any additional facilities or labor resources to be provided by ABM in connection with the proposed New Service. ABM may accept or reject any New Services proposal in its sole discretion and Supplier shall not be obligated to perform any New Services if the applicable proposal is rejected. Unless the Parties otherwise agree, if ABM accepts Supplier’s proposal, Supplier will perform the New Services and be paid in accordance with the proposal submitted by Supplier and the provisions of this Agreement. Upon ABM’s acceptance of a Supplier proposal for New Services, the scope of the Services will be expanded and this Agreement will be modified to include such New Services. Supplier shall not be obligated to perform any New Service unless and until such New Service is reflected in a written amendment to this Agreement. Notwithstanding any provision to the contrary, (i) Supplier shall act reasonably and in good faith in formulating such pricing proposal, (ii) Supplier shall use commercially reasonable efforts to identify potential means of reducing the cost to ABM, including utilizing Subcontractors as and to the extent appropriate, (iii) such pricing proposal shall be no less favorable to ABM than the pricing and labor rates set forth herein for comparable Services (if any), and (iv) such pricing proposal shall take into account the existing and future volume of business between ABM and Supplier.

(b)	Use of Third Parties. ABM may elect to solicit and receive bids from third parties to perform any New Services. If ABM elects to use third parties to perform New Services, (i) such New Services shall not be deemed “Services” under the provisions of this Agreement and (ii) Supplier shall reasonably cooperate with such third parties as provided in Section 4.4.

(c)	Services Evolution and Modification. The Parties anticipate that, as provided in Section 4.1(a), the Services will evolve and be supplemented, modified, enhanced or replaced over time to keep pace with technological advancements and improvements in the methods of delivering services and changes in the business of ABM and the Eligible Recipients. The Parties acknowledge and agree that this evolution will modify the “Services” and will not be deemed to result in New Services unless the changed services meet the definition of New Services.

(d)	Authorized User and Eligible Recipient Requests. Supplier will promptly inform the ABM Contract Manager of requests for New Services from Authorized Users or Eligible Recipients, and shall submit any proposals for New Services to the ABM Contract Manager or his or her designee. Supplier shall not agree to provide New Services to any Authorized Users or Eligible Recipients without the prior written approval of the ABM Contract Manager or his or her designee. If
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Supplier fails to obtain ABM’s approval in accordance with this Section 11.5(d), it shall receive no compensation for any services rendered to any person or entity in violation of such provision.

(e)	Efforts to Reduce Costs and Charges. From time to time, ABM may request that the Parties work together to identify ways to achieve reductions in the cost of service delivery and corresponding reductions in the Charges to be paid by ABM by modifying or reducing the nature or scope of the Services to be performed by Supplier, the applicable Service Levels or other contract requirements. If requested by ABM, Supplier shall promptly prepare a proposal identifying viable means of achieving the desired reductions without adversely impacting business objectives or requirements identified by ABM. In preparing such a proposal, Supplier shall give due consideration to any means of achieving such reductions proposed by ABM. Supplier shall negotiate in good faith with ABM and, without disclosing the actual cost of providing the Services, shall identify for ABM if and to what extent the price of service delivery may be reduced by implementing various changes in the contract requirements. ABM shall not be obligated to accept or implement any proposal; and Supplier shall not be obligated to implement any change that affects the terms of this Agreement unless and until such change is reflected in a written amendment to this Agreement.
11.6	Extraordinary Events.
(a)	Definition. As used in this Agreement, an “Extraordinary Event” shall mean a circumstance in which an event or discrete set of events has occurred or is planned with respect to the business of ABM or the Eligible Recipients or their receipt of the Services that results or will result in a sustained change in the scope, nature or volume of the Services that ABM and the Eligible Recipients will require from Supplier, and which is expected to cause the estimated average monthly amount of chargeable resource usage in any category used to provide the Services to increase or decrease by twenty-five percent (25%) or more. Examples of the kinds of events that might cause such substantial increases or decreases include the following:
(i)	changes in locations where ABM or the Eligible Recipients operate;

(ii)	changes in products of, or in markets served by, ABM or the Eligible Recipients;

(iii)	mergers, acquisitions, divestitures or reorganizations of ABM or the Eligible Recipients;

(iv)	changes in the method of service delivery;

(v)	changes in the applicable regulatory environment;

(vi)	changes in market priorities; or

(vii)	changes in the business units being serviced by Supplier.
(b)	Consequence. If an Extraordinary Event occurs, ABM may, at its option, request more favorable pricing with respect to some or all of the Charges categories specified in Schedule J in accordance with the following:
(1)	Supplier and ABM shall mutually determine on a reasonable basis the efficiencies, economies, savings and resource utilization changes capable of being achieved in connection with an Extraordinary Event. Supplier shall then develop a plan to modify the Services to implement such efficiencies, economies, savings and resource utilization changes as quickly as practicable and shall submit such plan to ABM for its review and approval. Upon ABM’s approval, Supplier shall implement the plan in accordance with the agreed upon schedule. As the efficiencies, economies, savings or resource utilization change are realized, the Charges specified on Schedule J and any affected Resource
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Baselines shall be promptly and equitably adjusted to pass through to ABM the full benefit of such efficiencies, economies, savings and resource changes; provided, that ABM shall reimburse Supplier for any net costs incurred to realize such efficiencies, economies, savings or resource utilization reductions if and to the extent (i) such costs are identified in the implementation plan and approved in advance by ABM, (ii) Supplier uses commercially reasonable efforts to identify and consider practical alternatives, and reasonably determines that there is no other practical way to obtain such savings without incurring such costs, and (iii) Supplier uses commercially reasonable efforts to minimize the additional costs to be reimbursed by ABM. ABM may, at its option and expense, employ an accredited and independent auditor, subject to the confidentiality obligations set forth in this Agreement, to verify Supplier’s methodology for calculating the efficiencies, economies, savings and resource changes, if any, from such Extraordinary Event.

(2)	An Extraordinary Event shall not result in Charges to ABM being higher than such Charges would have been if the RRCs, ARCs and other terms specified in Schedule J had been applied unless and to the extent such Extraordinary Event results in New Services (e.g., ABM requires that Supplier create a new infrastructure to support an acquired Entity). ABM may, at its sole option, elect at any time to forego its rights under this Section 11.6 and instead, apply RRCs, ARCs and other rates and charges specified in Schedule J to adjust the Charges.
11.7	Technology.
(a)	Currency. Subject to Section 9.5, Supplier shall use commercially reasonable efforts to provide the Services using current technologies that will enable ABM to take advantage of technological advancements in the ITO Services industry and support ABM’s efforts to maintain competitiveness in the markets in which it competes. To the extent necessary and appropriate, the Parties shall equitably modify and adjust the Resource Units to be measured and the Resource Baselines associated with such Resource Units to be consistent with such technological advancements.

(b)	Unanticipated Change. In the event of a significant and unanticipated change that would materially reduce Supplier’s costs in providing the Services, ABM may, at its option, request more favorable pricing with respect to some or all of the Charges categories specified in Schedule J. If ABM makes such a request, the Parties shall use the procedures in Section 11.6 to equitably adjust such Charges, recognizing that Supplier expects the entire benefit of the price performance evidenced in its pricing.

(c)	Supplier Developed Advances. If Supplier develops technological advances or changes Supplier’s systems used to provide the same or substantially similar services to other Supplier customers or Supplier develops new or enhanced processes, services, software, tools, products or methodologies that are or will be commercially offered to such customers (collectively, “New Advances”), Supplier shall, subject to Section 11.5, consider ABM for (i) the opportunity to serve as a pilot customer in connection with the implementation of such New Advances; and (ii) if ABM declines such opportunity, the opportunity to be among the first of the Supplier customer base to implement and receive the benefits of any New Advances.

(d)	Supplier Briefings. Supplier shall meet with ABM at least semi-annually to brief ABM regarding technological developments and advances as well as new or enhanced services, software, tools, products or methodologies in application management, telecommunication, IT infrastructure, help desk, and information technology of possible interest or applicability to ABM, including opportunities to serve as a pilot customer or early adopter of technological advances. Such briefing shall include Supplier’s assessment of the business impact, performance improvements and cost savings associated with each.
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11.8	Project Resources.
(a)	Performance of Projects. A “Project” is a discrete unit of non-recurring work (i) that is not an inherent, necessary or customary part of the day to day Services, (ii) that is not required to be performed by Supplier to meet the existing Service Levels (other than any Service Levels related to Project performance), (iii) that imposes unique requirements, accelerated deadlines and/or other extraordinary demands on ABM generally and the IT/IS organizations in particular, and (iv) that, due to the magnitude, complexity and urgency of the work to be performed, ABM has historically used external resources to perform. A Project may consist of or include work that would otherwise be treated as New Services. The Supplier Personnel assigned to perform such Projects shall possess the training, education, experience, competence and skill to perform such work. Supplier shall maintain appropriate continuity of Supplier Personnel assigned to perform Projects.

(b)	Project Priority and Process. The ABM Contract Manager or his or her designee shall request, define and set the priority for Projects. The process to be followed with respect to Projects requested by ABM is described in Schedule E and in the Policy and Procedure Manual. Supplier may not decline to perform a Project requested by ABM. Supplier shall report monthly on Projects in accordance with Schedule R. Such reports shall specify, among other things, the Supplier Charges, FTEs, resources and expenses for each Project for the applicable month and Contract Year and any other pertinent information requested by ABM

(c)	Projects/Pricing. The FTE Project rates for project personnel performing Projects are specified in Schedule J. At ABM’s request, Supplier shall provide fixed pricing for new Projects. In such instances, the fixed price proposed by Supplier shall be no less favorable to ABM than the price obtained by multiplying the FTE rates specified in Schedule J by the projected level of effort. ABM also may use such FTE Project rates for ad hoc time and materials projects from time to time that utilize resources having skills similar to the Supplier Personnel then delivering the Services.

(d)	Project Requirements. Supplier shall scope, price and perform each Project in accordance with the Project formation process and Project implementation methodology developed by Supplier and included in the Policy and Procedures Manual, as agreed to by ABM. Before beginning work on any Project, Supplier shall obtain ABM’s approval and must follow the Project formation process. Projects performed without such approval shall be at Supplier’s sole expense. If, after initially approving a Project, ABM makes material changes in the scope or requirements of the Project, the Parties shall confer and agree upon any resulting change in the Project pricing in accordance with the Project management procedures specified in the Policy and Procedures Manual.

(e)	Project Proposals/Reporting. The hours expended by Supplier in preparing proposals or plans or reporting on the status of Projects shall not be counted as FTE Project Hours and shall not be charged incrementally.

(f)	Additional Work or Reprioritization. In addition to the foregoing, the ABM Contract Manager or his or her designee may identify new or additional work activities to be performed by Supplier Personnel (including work activities that would otherwise be treated as Projects or New Services) or reprioritize or reset the schedule for existing work activities to be performed by Supplier Personnel on ABM’s behalf. Unless otherwise agreed, ABM shall incur no additional charges for the performance of such work activities by Supplier Personnel then assigned to ABM. For clarification purposes, such obligation shall not impose an obligation for Supplier to perform new or additional work activities that are not a Supplier responsibility in Schedule E without additional charges been agreed upon. Supplier shall use commercially reasonable efforts to perform such work activities without impacting the established schedule for other tasks or the performance of the Services in accordance with the Service Levels. If it is not possible to avoid such an impact, Supplier shall notify ABM of the anticipated impact and obtain its consent prior to proceeding with such work activities. ABM, in its sole discretion, may forego or delay such work activities or
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temporarily adjust the work to be performed by Supplier, the schedules associated therewith or the Service Levels to permit the performance by Supplier of such work activities.
11.9	Proration.

Periodic charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month on a calendar day basis.

11.10	Refundable Items.
(a)	Prepaid Amounts. Where ABM and/or the Eligible Recipients have prepaid for a service or function for which Supplier is assuming financial responsibility under this Agreement, Supplier shall credit to ABM, upon either Party identifying the prepayment, that portion of such prepaid expense which is attributable to periods on and after the Commencement Date. If approved by ABM in advance or assumed by ABM pursuant to Section 4.3(b)(6), ABM shall reimburse Supplier for that portion of any amount prepaid by Supplier that is attributable to the period on or after the expiration of the Term or (if such item is being used in the performance of Termination Assistance Services) the completion of Termination Assistance Services.

(b)	Refunds and Credits. If Supplier should receive a refund, credit, discount or other rebate for goods or services paid for by ABM and/or the Eligible Recipients, ABM retained expense, cost-plus or cost-reimbursement basis, then Supplier shall (i) notify ABM of such refund, credit, discount or rebate and (ii) pay or credit the full amount of such refund, credit, discount or rebate to ABM.
11.11	Reserved.

11.12	Reserved.

11.13	Procurement

[FOR THE AVOIDANCE OF DOUBT, THE PARTIES ACKNOWLEDGE AND AGREE THAT, AS OF THE EFFECTIVE DATE, TAPES ARE THE ONLY ITEMS TO BE PROCURED BY SUPPLIER PURSUANT TO THIS PROVISION IN CONNECTION WITH THE DATA CENTER SERVICES TO BE PROVIDED BY SUPPLIER UNDER THIS AMENDED AND RESTATED AGREEMENT.]

Supplier shall procure certain products and services for which ABM will be financially responsible on an Out-of Pocket Expense basis, as further described in Schedule J.

In procuring such products and services, Supplier shall comply with the following:
(a)	In procuring such products and services basis, Supplier shall: (i) give ABM and the Eligible Recipients the benefit of Supplier’s most favorable vendor arrangements where permitted by such vendors; (ii) use commercially reasonable efforts to obtain the most favorable pricing and terms and conditions then available from any source for such products and services; (iii) to the extent practicable, use the aggregate volume of Supplier’s procurements on behalf of itself, ABM, the Eligible Recipients and other customers as leverage in negotiating such pricing or other terms and conditions; and (iv) adhere to the procurement procedures specified in the Policy and Procedures Manual, if any, as such procedures may be modified from time to time by the Parties. Supplier shall adhere to ABM’s product and services standards as specified by ABM or set forth in the Policies and Procedures Manual and as applicable to Supplier’s obligations under this Section 11.13 and shall not deviate from such standards without ABM’s prior approval. To the extent an authorized ABM representative specifies the vendor, pricing and/or terms and conditions for a procurement, Supplier shall not deviate from such instructions without ABM’s prior approval. Unless otherwise agreed by the Parties, the procurement price of such products and services shall
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be treated as an Out-of-Pocket Expense and shall be passed through to ABM without Supplier markup.

(b)	Supplier may, with ABM’s prior approval, use master agreements existing as of the Commencement Date between ABM and various third party vendors to procure products and services requested by ABM. Supplier’s use of such ABM master agreements shall be conditioned on and subject to the following ABM obtaining any Required Consents to the use of such master agreements; (ii) Supplier complying with the terms and conditions of such master agreements; and (iii) Supplier accepting responsibility for curing any breaches by Supplier of such master agreements.

(c)	Supplier also may use existing agreements between Supplier and third party vendors if permitted by such agreement or enter into new agreements with third party vendors to procure such products and services. Supplier’s use of such agreements shall be conditioned on and subject to the following: (i) ABM approving in advance the terms, conditions and pricing of such agreements and any financial or other commitments made therein by or on behalf of ABM or the Eligible Recipients; (ii) Supplier complying with the terms and conditions of such agreements and accepting responsibility for meeting any minimum volumes; (iii) Supplier passing through to ABM any refunds, credits, discounts or other rebates to the extent such amounts are directly allocable to ABM or the Eligible Recipients; (iv) Supplier retaining responsibility for curing any breaches of such agreements; and (v) such agreements offering more favorable pricing and equivalent or better terms and conditions for the requested product or service than the master agreements existing as of the Commencement Date between ABM and third party vendors.

(d)	If, at any time, ABM determines that the pricing and terms and conditions available through Supplier are not as favorable as those ABM could obtain on its own, ABM reserves the right to select and negotiate with the provider of such third party products and services and Supplier shall comply with ABM’s decision with respect thereto.

(e)	With respect to all products and services procured by Supplier for ABM and/or the Eligible Recipients pursuant to this Section 11.13, Supplier shall pass through, or otherwise provide, to ABM and/or the applicable Eligible Recipient(s) all benefits offered by the manufacturers and/or vendors of such products and services(including all warranties, refunds, credits, rebates, discounts, training, technical support and other consideration offered by such manufacturers and vendors) except to the extent otherwise agreed by ABM. If Supplier is unable to pass through any such benefit to ABM and/or the applicable Eligible Recipient(s), it shall notify ABM in advance and shall not procure such product or service without ABM’s prior approval.
12.	INVOICING AND PAYMENT

12.1	Invoicing.
(a)	Invoice. No later than the first day of each month, Supplier shall deliver to ABM one invoice setting forth: (i) the Monthly Base Charges for the then current calendar month, (ii) the Charges for Transition Services, if any, for the then current calendar month, (iii) the variable Charges (other than the ARCs and RRCs) due for the month preceding the most recent month, and (iv) any Service Level Credits or Deliverable Credits due for the month preceding the most recent month (the “Monthly Invoice”). For example, the Monthly Invoice delivered to ABM on December 1, 2006 shall include (i) the Monthly Base Charges for December 2006, (ii) the Transition Charges for December 2006, (iii) the variable Charges (other than the ARCs and RRCs), e.g., Project charges, due for October 2006, and (iv) any Service Level Credits or Deliverable Credits due for October 2006. In addition, within ten (10) days after the end of each calendar quarter, Supplier shall present ABM with an invoice for any ARCs and RRCs due and owing for the preceding three months for any Resource Unit category (the “Quarterly Invoice”).
ABM/IBM Proprietary Information

[FOR THE AVOIDANCE OF DOUBT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NO TRANSITION CHARGES ARE CONTEMPLATED IN CONNECTION WITH THE DATA CENTER SERVICES TO BE PROVIDED BY SUPPLIER UNDER THIS AMENDED AND RESTATED AGREEMENT.]

(b)	Format and Data. Each invoice shall be delivered electronically and shall be in the form specified in Exhibit 2. Each invoice shall include all details necessary to meet ABM’s reasonable requirements, including compliance with applicable legal, accounting and other rules and regulations, validation of volumes and fees, and satisfaction of ABM’s internal accounting, chargeback and Eligible Recipient billing requirements to the extent communicated to Supplier by ABM. Supplier shall include the pricing calculations and related data utilized to establish the Charges. Each invoice shall be accompanied by the certain Reports, as specified in Schedule R.

(c)	Credits. To the extent a Service Level Credit or Deliverable Credit may be due to ABM pursuant to this Agreement, Supplier shall provide ABM with an appropriate credit as described in Section 12.1(a) against amounts then due and owing. If no further payments are due to Supplier, Supplier shall pay such credit amounts to ABM within thirty (30) days.

(d)	Time Limitation. If Supplier fails to invoice ABM for any amount within one hundred twenty (120) days after the date on which the invoice for the Services or expenses in question could first properly have been rendered, Supplier shall waive any right it may otherwise have to invoice for and collect such amount.
12.2	Payment Due.
(a)	Subject to the other provisions of this Article 12, payment for each Monthly Invoice shall be due on or before the last day of the applicable month, unless the amount in question is disputed in accordance with Section 12.4 (and provided that, if the Monthly Invoice is received by ABM after the first day of the month, the payment due date shall be extended one day for each day the invoice is late). Subject to the other provisions of this Article 12, each Quarterly Invoice shall be due thirty (30) days after the date such invoice is received by ABM, unless the amount in question is disputed in accordance with Section 12.4. Any undisputed amount due under this Agreement for which a time for payment is not otherwise specified also shall be due and payable within thirty (30) days.

(b)	ABM shall pay each invoice by check, wire transfer or other electronic means acceptable to Supplier to an account specified by Supplier.

(c)	If ABM fails to pay undisputed invoiced amounts within ten (10) days after the payment due date, as specified in Section 12.2(a) above, Supplier may thereafter assess interest on the unpaid balance to and until the date of payment at the lesser of twelve percent (12%) per annum or the maximum rate allowed by applicable Law.
12.3	Set Off.

Subject to Section 12.4, with respect to any amount to be paid or reimbursed by ABM hereunder, ABM may set off against such amount any undisputed amount that Supplier is obligated to pay ABM hereunder, provided that ABM notifies Supplier in writing of the amount of, and the basis for, such set off.

12.4	Disputed Charges.

ABM may withhold payment of any Charges that ABM reasonably disputes in good faith subject to the following:
ABM/IBM Proprietary Information

(a)	Notice of Dispute. If Supplier’s invoice includes sufficient detail and supporting documentation to enable ABM to reasonably determine whether Supplier’s Charges are in accordance with this Agreement, ABM shall notify Supplier on or before the payment due date of such invoice if it disputes any of the Charges in such invoice.

(b)	Notice of Insufficient Detail, Documentation and Dispute. If Supplier’s invoice does not include sufficient detail and supporting documentation to enable ABM to reasonably determine whether Supplier’s Charges are in accordance with this Agreement, ABM shall so notify Supplier within ten (10) days of ABM’s receipt of such invoice. Supplier shall promptly provide such reasonable detail and supporting documentation, and ABM shall notify Supplier within ten (10) business days after receipt thereof by the ABM Contract Manager whether it disputes any of the Charges in Supplier’s invoice.

(c)	Description and Explanation. If ABM disputes any Supplier Charges, ABM’s notice to Supplier shall include a description of the particular charges in dispute and an explanation of the reason why ABM disputes such Charges.

(d)	Continued Performance. Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.

(e)	Escrow. To the extent the disputed Charges exceed, in the aggregate, an amount equal to the average total monthly Charges for the preceding six (6) months (i.e., the total Charges for the preceding six (6) months, divided by six), the excess disputed Charges shall be paid or deposited by ABM in an interest bearing escrow account for the benefit of both Parties at a financial institution reasonably acceptable to Supplier until such dispute has been resolved. Upon resolution of such dispute, the prevailing party shall be entitled to such escrowed amounts and interest earned on such escrowed amounts.

(f)	Service Level Credits. If ABM is obligated to pay disputed Charges into escrow under Section 12.4(e) and fails to comply with such obligation, then, in addition to any other right expressly provided in this Agreement, Supplier shall have no obligation to pay or credit to ABM any Service Level Credits until ABM either pays such disputed amounts into escrow or pays them to Supplier under protest.

(g)	Limited Arbitration Right
(i)	If ABM is obligated to pay disputed Charges into escrow under Section 12.4(e) and fails to either pay such disputed amounts into escrow or pay them to Supplier under protest, Supplier may pursue expedited arbitration solely to resolve the dispute(s) which is the basis of ABM withholding payments hereunder.

(ii)	If Supplier elects to arbitrate in accordance with this Section 12.4(g) the arbitration shall be conducted in accordance with the expedited, commercial arbitration rules of the American Arbitration Association and the Supplementary Procedures for Large, Complex Disputes, except as the AAA Rules are modified below: (a) the arbitration decision shall be binding, except the decision and/or award shall be subject to review in a court of competent jurisdiction with respect to the arbitrators’ issuance of an award or decision that exceeds or violates their limited powers described herein; (b) the findings of fact and conclusions of law shall be detailed and in writing; (c) the arbitration decision shall be supported by law and substantial evidence; (d) the fees and expenses associated with the arbitration shall be borne by the Parties in inverse proportion of the arbitration decision (e.g., if the decision is that 80% of the amounts that Supplier asked be paid from escrow to Supplier as disputed amounts will be so paid, Supplier will only pay 20% of the arbitration costs); (e) the arbitration shall take place in San Francisco, California; (f) there
ABM/IBM Proprietary Information

shall be three arbitrators; one selected by Supplier in its notice of intent to arbitrate, one selected by ABM within five (5) business days after receipt of notice from Supplier and one selected by the first two arbitrators within fourteen (14) days after ABM’s receipt of the notice from Supplier; and (g) the arbitration process shall be completed and a decision rendered within sixty (60) days after Supplier’s notice is received by ABM. Moreover, the powers and authority of the arbitrators are subject to the following limitations: (a) the arbitrators will have no power to amend or disregard contract provisions including the limitation of liability provisions; (b) the arbitrators will have no power or authority to award any damages or attorneys’ fees, or any awards based on third party claims, nor shall the arbitrators have any power or authority to grant any award or permit any other recourse that would be precluded by the terms of the Agreement (for example, by way of illustration but not limitation, the arbitrators shall not award damages that would be in excess of any limitation of liability in the Agreement, nor shall the arbitrators permit a claim to proceed that would otherwise be time barred by the terms of the Agreement as construed under the law applicable to the Agreement); and (c) the arbitrators may only require the production of relevant documentary and testimonial evidence not protected by the attorney-client, attorney work-product, or other recognized legal privileges and otherwise in accordance with the Federal Rules of Evidence.

(h)	No Waiver. Neither the failure to dispute any Charges or amounts prior to payment nor the failure to withhold any amount shall constitute, operate or be construed as a waiver of any right ABM may otherwise have to dispute any Charge or amount or recover any amount previously paid.
13.	ABM DATA AND OTHER PROPRIETARY INFORMATION

13.1	ABM Ownership of ABM Data.

ABM Data are and shall remain the property of ABM (and/or the applicable Eligible Recipient). Supplier shall promptly deliver ABM Data to ABM in the format and on the media reasonably prescribed by ABM (i) at any time at ABM’s request, (ii) at the end of the Term and the completion of all requested Termination Assistance Services (except Contract Records, which Supplier shall retain for the Audit Period specified in Section 9.10(a) unless and to the extent Supplier is directed by ABM to deliver such Contract Records to ABM prior to the expiration of such Audit Period), or (iii) with respect to particular ABM Data, at such earlier date that such data are no longer required by Supplier to perform the Services. Thereafter, Supplier shall return or destroy, as directed by ABM, all copies of the ABM Data in Supplier’s possession or under Supplier’s control within ten (10) business days and deliver to ABM written notification of such return or destruction signed by an authorized representative of Supplier. Subject to Section 14.5(b), ABM Data shall not be utilized by Supplier for any purpose other than the performance of Services under this Agreement and the resolution of disputes (consistent with Section 13.3(b)(iii)), but in no event shall Supplier withhold any ABM Data as a means of resolving any dispute. Nor, subject to Section 14.5(b), shall ABM Data be sold, assigned, leased, or commercially exploited by or on behalf of Supplier or Supplier. Supplier shall not possess or assert any lien or other right against or to ABM Data. Supplier shall promptly notify ABM if it believes that any use of ABM Data by Supplier contemplated under this Agreement or to be undertaken as part of the Services is inconsistent with the foregoing.

13.2	Safeguarding ABM Data.
(a)	Safeguarding Procedures. Supplier shall establish and maintain environmental, safety and facility procedures, data security procedures and other safeguards against the destruction, loss, unauthorized access or alteration of ABM Data in the possession of Supplier which are (i) no less rigorous than those maintained by ABM as of the Commencement Date (or implemented by ABM in the future to the extent deemed necessary by ABM and disclosed in writing to Supplier), and (ii) subject to Section 15.10, adequate to meet the requirements of ABM’s privacy, security and record retention policies and applicable Laws. ABM shall have the right to establish backup
ABM/IBM Proprietary Information

security for ABM Data and to keep backup copies of the ABM Data in ABM possession at ABM expense if ABM so chooses. Supplier shall remove all ABM Data from any media taken out of service and shall destroy or securely erase such media in accordance with the Policy and Procedures Manual. No media on which ABM Data is stored may be used or re-used to store data of any other customer of Supplier or to deliver data to, or store data of another Supplier customer, unless securely erased in accordance with the Policy and Procedures Manual.

(b)	Response to Security Breach. In the event Supplier discovers or is notified of a breach or potential breach of security relating to ABM Data, Supplier shall (i) expeditiously notify ABM of such breach or potential breach, (ii) investigate such breach or potential breach and perform a Root Cause Analysis thereon, (iii) remediate the effects of such breach or potential breach of security in areas of Supplier responsibility, (iv) assist ABM in remediating the effects of such breach or potential breach of security in areas beyond Supplier responsibility and (v) provide ABM with such assurances as ABM shall request that such breach or potential breach will not recur.

(c)	Data Backup, Storage, Retention and Restoration Requirements. Supplier shall comply with the data backup, storage, retention and restoration requirements set forth in the Policy and Procedures Manual as such requirements may be modified by ABM in its reasonable discretion.

(d)	Reconstruction Procedures. As part of the Services, Supplier shall be responsible for developing and maintaining procedures for the reconstruction of lost ABM Data which are (i) no less rigorous than those maintained by ABM as of the Commencement Date (or implemented by ABM in the future to the extent reasonably deemed necessary by ABM and communicated in writing to Supplier), and (ii) no less rigorous than those maintained by Supplier for its own information of a similar nature.

(e)	Corrections. Supplier shall at all times adhere to the procedures and safeguards specified in Section 13.2(a) and (b), and shall (i) restore, at no charge to ABM, any destruction, loss or alternation of ABM Data using generally accepted data restoration techniques, and (ii) correct, at no charge to ABM, any destruction, loss or alteration of any ABM Data caused by the failure of Supplier or Supplier Personnel to comply with Supplier’s obligations under this Agreement.
13.3	Confidentiality.
(a)	Proprietary Information. Supplier and ABM each acknowledge that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its or its customer’s business and is not in the public domain. Except as otherwise specifically agreed in writing by the Parties, “Proprietary Information” shall mean (i) this Agreement and the terms thereof; (ii) all information marked confidential, restricted or proprietary by either Party; or (iii) any other information that is treated as confidential by the disclosing Party and would reasonably be understood to be confidential, whether or not so marked. In the case of ABM and Eligible Recipients, Proprietary Information also shall include Software provided to Supplier by or through ABM or the Eligible Recipients, Developed Materials, ABM Data, attorney-client privileged materials, attorney work product, customer lists, customer data, information and pricing, strategic plans, account information, rate case strategies, research information, chemical formulae, information that ABM notifies Supplier contains trade secrets, financial/accounting information, human resources and personnel information, marketing/sales information, information or data regarding businesses, plans, operations, assets, billings, collections, revenues, expenditures, finances, regulatory compliance, competitors, consumer markets, third party contracts, internal or external audits, rate cases, law suits or other information or data of ABM or the Eligible Recipients obtained, received, transmitted, processed, stored, archived or maintained by Supplier under this Agreement. By way of example, ABM Proprietary Information shall include plans for changes in ABM or Eligible Recipient facilities, business units and product lines, plans for business mergers, acquisitions or divestitures, rate information, plans for the development and marketing of new products, financial forecasts and budgets, technical
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proprietary information, employee lists and company telephone or e-mail directories. In the case of Supplier, Proprietary Information shall include financial information, account information, information regarding Supplier’s business plans and operations, and proprietary software, tools and methodologies owned by Supplier and used in the performance of the Services.

(b)	Obligations.
(i)	During the term of this Agreement and for the period specified in Section 13.3(f), at all times thereafter, Supplier and ABM shall not disclose, and shall maintain the confidentiality of, all Proprietary Information of the other Party (and in the case of Supplier, the Eligible Recipients). ABM and Supplier shall each use at least the same degree of care to safeguard and to prevent disclosing to third parties the Proprietary Information of the other as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss, or alteration of its own like information (or information of its customers) of a similar nature, but not less than reasonable care. Supplier shall require all Supplier Personnel having access to ABM Proprietary Information to have executed a written agreement consistent with the terms of Article 13. Supplier shall provide authorized Supplier Personnel with access to ABM Proprietary Information only to the extent permitted under the Agreement and only as necessary for such person to perform his or her obligations under or with respect to this Agreement or as otherwise naturally occurs in such person’s scope of responsibility.

(ii)	The Parties may disclose Proprietary Information to their Affiliates, auditors, attorneys, accountants, consultants, contractors and subcontractors, where (A) use by such person or entity is authorized under this Agreement, (B) such disclosure is necessary for the performance of such person’s or entity’s obligations under or with respect to this Agreement or otherwise naturally occurs in such person’s or entity’s scope of responsibility, (C) the person or entity (and its applicable officers and employees) agree in writing to assume obligations consistent with those obligations described in this Section 13.3, (D) the disclosing Party remains responsible for any breach of this section even if the acts or omissions are those of such person or entity, and (E) the disclosing Party causes such person or entity to take reasonable measures to ensure that the Proprietary Information is not disclosed or used in contravention of this Agreement. Any disclosure to such person or entity shall be under the terms and conditions as provided herein. Each Party’s Proprietary Information shall remain the property of such Party.

(iii)	Neither Party shall (A) make any use or copies of the Proprietary Information of the other Party except as contemplated by this Agreement, (B) acquire any right in or assert any lien against the Proprietary Information of the other Party, (C) sell, assign, transfer, lease, or otherwise dispose of Proprietary Information to third parties or commercially exploit such information, including through Derivative Works, or (D) refuse for any reason (including a default or material breach of this Agreement by the other Party) to promptly provide the other Party’s Proprietary Information (including copies thereof) to the other Party if requested to do so. Notwithstanding the foregoing, ABM may disclose Proprietary Information in connection with the solicitation of proposals for or the procurement of the same or similar services from ABM Third Party Contractors. Upon expiration or any termination of this Agreement and completion of each Party’s obligations under this Agreement, each Party shall return or destroy, as the other Party may direct, all documentation in any medium that contains the other Party’s Proprietary Information within ten (10) business days (except Contract Records, which Supplier shall retained for the Audit Period specified in Section 9.10(a) unless and to the extent Supplier is directed by ABM to deliver such Contract Records to ABM prior to the expiration of such Audit Period). Each Party shall deliver to the other Party written certification of its compliance with the preceding sentence signed by an authorized representative of such Party, provided, that each Party may retain one (1) copy of the other Party’s Proprietary Information to the extent necessary to comply with applicable
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Laws or to enforce its rights under this Agreement. In addition, each Party shall take all necessary steps to ensure that its employees comply with these confidentiality provisions.
(c)	Exclusions. Section 13.3(b) shall not apply to any particular information which the receiving Party can demonstrate (i) is, at the time of disclosure to it, in the public domain other than through a breach of the receiving Party’s or a third party’s confidentiality obligations; (ii) after disclosure to it, is published by the disclosing Party or otherwise becomes part of the public domain other than through a breach of the receiving Party’s or a third party’s confidentiality obligations; (iii) is lawfully in the possession of the receiving Party at the time of disclosure to it; (iv) is received from a third party that the receiving Party reasonably believes to have a lawful right to disclose such information; or (v) is independently developed by the receiving Party without reference to Proprietary Information of the furnishing Party, provided however, that the exclusions in the foregoing subsections (i) and (ii) shall not operate to alter either Party’s obligations to the extent such information is subject to applicable Privacy Laws as further described in Section 15.10(g). In addition, the receiving Party shall not be considered to have breached its obligations under this Section 13.3 for disclosing Proprietary Information of the other Party as required, in the opinion of legal counsel, to satisfy any legal requirement of a competent government body, provided that, promptly upon receiving any such request, such Party advises the other Party of the Proprietary Information to be disclosed and the identity of the third party requiring such disclosure prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Proprietary Information, or take such other action as it deems appropriate to protect the Proprietary Information. The receiving Party shall use commercially reasonable efforts to cooperate with the disclosing Party in its efforts to seek a protective order or other appropriate remedy or in the event such protective order or other remedy is not obtained, to obtain assurance that confidential treatment will be accorded such Proprietary Information.

(d)	Loss of Proprietary Information. Each Party shall: (i) promptly notify the other Party of any possession, use, knowledge, disclosure, or loss of such other Party’s Proprietary Information in contravention of this Agreement; (ii) promptly furnish to the other Party all known details and assist such other Party in investigating and/or preventing the reoccurrence of such possession, use, knowledge, disclosure, or loss; (iii) cooperate with the other Party in any third party investigation or litigation deemed necessary by such other Party to protect its rights; and (iv) promptly use commercially reasonable efforts to prevent further possession, use, knowledge, disclosure, or loss of Proprietary Information in contravention of this Agreement. Each Party shall bear any costs it incurs in complying with this Section 13.3(d).

(e)	No Implied Rights. Nothing contained in this Section 13.3 shall be construed as obligating a Party to disclose its Proprietary Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to any Proprietary Information of the other Party.

(f)	Survival. The Parties’ obligations of non-disclosure and confidentiality shall survive the expiration or termination of this Agreement for a period of five (5) years, unless and to the extent, subject to Section 11.5, Supplier receives notice that a longer or perpetual period is specified in an agreement between ABM or any of the Eligible Recipients and a third party, in which case such longer period shall apply; provided, however, that the passage of this five (5) year period shall not absolve either Party of responsibility for any breach of this Article 13 occurring prior to the expiration of such five (5) year period.
13.4	File Access.

ABM will have unrestricted access to, and the right to review and retain the entirety of, all computer or other files containing ABM Data, as well as all systems and network logs. At no time will any of such files be stored or held in a form or manner not immediately accessible to ABM. Supplier shall provide to the
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ABM Contract Manager all passwords, codes, comments, keys, documentation and the locations of any such files promptly upon the request of ABM, including Equipment and Software keys and such information as to format, encryption (if any) and any other specifications or information necessary for ABM to retrieve, read, revise and/or maintain such files. Upon the request of the ABM Contract Manager, Supplier will confirm that, to the best of its knowledge, all such files provided to ABM are complete and that no material element, amount, or other fraction of such files to which ABM may request access or review has been deleted, withheld, disguised or encoded in a manner inconsistent with the purpose and intent of providing full and complete access to ABM as contemplated by this Agreement.

14.	OWNERSHIP OF MATERIALS

14.1	ABM Owned Materials.
(a)	ABM Owned Materials. ABM shall be the sole and exclusive owner of all ABM Owned Materials, including ABM Owned Software, and all enhancements and Derivative Works of such ABM Owned Materials, including United States and foreign intellectual property rights in such Materials (“ABM Owned Materials“). As between ABM and Supplier, ABM Owned Materials shall include (i) all intellectual property, Software and Materials (A) owned by Eligible Recipients, and/or (B) pertaining to ABM products or services created by or obtained from sellers, distributors, purchasers or users of such products or service (that are not Supplier Owned Materials or Derivative Works of Supplier Owned Materials or other intellectual property owned by Supplier), and (ii) all enhancements or Derivative Works of such intellectual property, Software and Materials.

(b)	License to ABM Owned Materials. As of the Commencement Date, ABM hereby grants Supplier (and, to the extent necessary for Supplier to provide the Services, to Subcontractors designated by Supplier that sign a written agreement to be bound by terms consistent with the terms contained herein including, to the extent applicable, the terms specified in this Section as well as those pertaining to the ownership of such ABM Owned Materials and any Derivative Works developed by the Parties, the scope and term of the license, the restrictions on the use of such ABM Owned Materials, and the obligations of confidentiality) a non-exclusive, non-transferable, royalty-free right and license during the Term (and thereafter during the performance of any Termination Assistance Services requested by ABM) to access, use, execute, reproduce, display, perform, modify, distribute and create Derivative Works of the ABM Owned Materials for the express and sole purpose of providing the Services. Supplier and its Subcontractors shall have no right to the source code to ABM Owned Software unless and to the extent approved in advance by ABM. ABM Owned Materials shall remain the property of ABM. Supplier and its Subcontractors shall not (i) use any ABM Owned Materials for the benefit of any person or Entity other than ABM or the Eligible Recipients, (ii) separate or uncouple any portions of the ABM Owned Software, in whole or in part, from any other portions thereof, or (iii) reverse assemble, reverse engineer, translate, disassemble, decompile or otherwise attempt to create or discover any source or human readable code, underlying algorithms, file formats or programming interfaces of the ABM Owned Software by any means whatsoever, without the prior approval of ABM, which may be withheld at ABM’s sole discretion. Except as otherwise requested or approved by ABM, Supplier and its Subcontractors shall cease all use of ABM Owned Materials upon the end of the Term and the completion of any Termination Assistance Services requested by ABM pursuant to Section 4.3(b)(8) and shall certify such cessation to ABM in a notice signed by an officer of Supplier and each applicable Subcontractor. ABM may agree, on a case by case basis, to grant Supplier the right to use certain ABM Owned Materials (including ABM Owned Software and ABM owned Developed Materials) for the benefit of other customers of Supplier or for any other purpose subject to mutually beneficial terms and conditions to be agreed to by the Parties. THE ABM OWNED MATERIALS ARE PROVIDED BY ABM TO SUPPLIER AND ITS SUBCONTRACTORS ON AN AS-IS, WHERE-IS BASIS. ABM EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH ABM OWNED MATERIALS, OR THE CONDITION OR SUITABILITY OF SUCH MATERIALS FOR USE BY SUPPLIER OR ITS SUBCONTRACTORS TO PROVIDE THE
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SERVICES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
14.2	Developed Materials.
(a)	ABM Ownership of Derivative Works of ABM Owned Materials. Unless the Parties agree otherwise, ABM shall be the sole and exclusive owner of all Developed Materials that are Derivative Works of ABM Owned Materials, including all United States and foreign patent, copyright and other intellectual property rights in such Materials. Such Developed Materials shall be considered works made for hire (as that term is used in Section 101 of the United States Copyright Act, 17 U.S.C. § 101, or in analogous provisions of other applicable Laws) owned by ABM. If any such Developed Materials may not be considered a work made for hire under applicable Law, Supplier hereby irrevocably assigns, and shall assign, to ABM in perpetuity without further consideration, all of Supplier’s worldwide rights, title and interest in and to such Developed Materials, including United States and foreign patent, copyright and other intellectual property rights. Supplier acknowledges that ABM and the successors and assigns of ABM shall have the right to obtain and hold in their own name any patent, copyright and other intellectual property rights in and to such Developed Materials. Supplier agrees to execute any documents and take any other actions reasonably requested by ABM to effectuate the purposes of this Section 14.2(a). ABM hereby grants Supplier certain license and other rights with respect to such Developed Materials, as described in Section 14.1(b). In addition, ABM hereby grants Supplier a perpetual, irrevocable, non-exclusive, fully paid-up license for the internal use of such Developed Material by Supplier and not for use by or on behalf of any other person or Entity, including any Supplier customer (AND PROVIDED THAT SUCH DEVELOPED MATERIALS ARE PROVIDED TO SUPPLIER ON AN AS-IS, WHERE-IS BASIS AND THAT ABM EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH DEVELOPED MATERIALS, OR THE CONDITION OR SUITABILITY OF SUCH MATERIALS FOR USE BY SUPPLIER, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). ABM may, in its sole discretion and upon such terms and such financial arrangement as ABM and Supplier may agree, grant Supplier a license to use such Developed Materials for other purposes and to sublicense such Developed Materials.

(b)	ABM Ownership of Original Developed Materials. Unless the Parties otherwise agree, ABM shall be the sole and exclusive owner of the United States and foreign copyrights in all Developed Materials that are not Derivative Works of ABM Owned Materials or Supplier Owned Materials and that are provided to ABM as a Deliverable under this Agreement. Such Developed Materials shall be considered works made for hire (as that term is used in Section 101 of the United States Copyright Act, 17 U.S.C. § 101, or in analogous provisions of other applicable Laws) owned by ABM. If any such Developed Materials may not be considered a work made for hire under applicable Law, Supplier hereby irrevocably assigns, and shall assign, to ABM in perpetuity without further consideration, all of Supplier’s worldwide rights, title and interest in and to the copyrights in such Developed Materials. Supplier acknowledges that ABM and the successors and assigns of ABM shall have the right to obtain and hold in their own name any copyrights in and to such Developed Materials. Supplier agrees to execute any documents and take any other actions reasonably requested by ABM to effectuate the purposes of this Section 14.2(b). ABM hereby grants Supplier certain license and other rights with respect to such Developed Materials, as described in Section 14.1(b). ABM may, in its sole discretion and upon such terms and such financial arrangement as ABM and Supplier may agree, grant Supplier a license to use such Developed Materials for other purposes and to sublicense such Developed Materials. Notwithstanding the foregoing, the Parties acknowledge and agree that any idea, design, concept, technique, invention, discovery or improvement constituting patentable subject matter and first conceived of and reduced to practice in the course of creating Developed Materials pursuant to this Section 14.2(b) may be freely used by either Party, and that any patent rights in such Developed Materials shall be jointly owned by ABM and Supplier, in all cases without the requirement of either Party to account to the other Party.
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(c)	Source Code and Documentation. Supplier shall, promptly as it is developed by Supplier, provide ABM with the source code and object code and documentation for all ABM owned Developed Materials, as described in Sections 14.2(a) and (b). Such source code shall be sufficient to allow a reasonably knowledgeable and experienced programmer to maintain and support such Materials and the user documentation for such Materials shall accurately describe in terms understandable by a typical end user the functions and features of such Materials and the procedures for exercising such functions and features.

(d)	Supplier Ownership of Derivative Works of Supplier Owned Materials. Unless the Parties agree otherwise, Supplier shall be the sole and exclusive owner of all Developed Materials that are Derivative Works of Supplier Owned Materials (as defined in Section 14.3(a)), including all United States and foreign patent, copyright and other intellectual property rights in such Materials. In addition, except as provided in Sections 14.2(b) and (e) or otherwise agreed by the Parties, Supplier shall be the sole and exclusive owner of all other Developed Materials that are not Derivative Works of ABM Owned Materials and do not constitute Deliverables under this Agreement, including all United States and foreign patent, copyright and other intellectual property rights in such Materials. ABM acknowledges that Supplier and the successors and assigns of Supplier shall have the right to obtain and hold in their own name any intellectual property rights in and to such Supplier owned Developed Materials. ABM agrees to execute any documents and take any other actions reasonably requested by Supplier to effectuate the purposes of this Section 14.2(d). Supplier hereby grants ABM and the Eligible Recipients certain license and other rights with respect to such Developed Materials, as described in Sections 14.3(b) and 14.6.

(e)	Third Party Materials. The ownership of Derivative Works of Third Party Materials created by Supplier in connection with the Services shall, as between Supplier and ABM, be considered Developed Materials owned by the Party designated as the owner thereof pursuant to Sections 14.2(a) and (d). Each Party acknowledges and agrees that its ownership of such Derivative Works may be subject to or limited by the terms of the underlying agreement with the owner of the underlying Third Party Materials; provided, that Supplier shall notify ABM in advance if the terms of any such agreement will preclude or limit ABM’s ownership of such Derivative Work and shall obtain ABM’s consent prior to proceeding with such Derivative Work.

(f)	Waiver of Moral Rights. To the extent permitted by law, Supplier hereby waives any moral rights in the ABM owned Developed Materials, such as the right to be named as author, the right to modify, the right to prevent mutilation and the right to prevent commercial exploitation, whether arising under the Berne Convention or otherwise.
14.3	Supplier Owned Materials.
(a)	General. Supplier shall be the sole and exclusive owner of the (i) Materials it lawfully owned prior to the Commencement Date, (ii) Materials acquired by Supplier on or after the Commencement Date (including any such Materials purchased from ABM pursuant to this Agreement) other than acquisitions for ABM or an Eligible Recipient in connection with the performance of the Services, (iii) Derivative Works of Supplier owned Software created by Supplier in accordance with Section 14.2(c), and (iv) Materials developed by Supplier other than in the course of the performance of its obligations under this Agreement or in connection with the use of any ABM Data or ABM Owned Software or under this Agreement but not as a Deliverable to ABM (“Supplier Owned Materials“), including United States and foreign intellectual property rights in such Supplier Owned Materials.

(b)	License to Supplier Owned Software and Materials. As of the Commencement Date, Supplier hereby grants to ABM and the Eligible Recipients, at no additional charge, a non-exclusive, royalty-free right and license to access, use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of the Supplier Owned Software and other
ABM/IBM Proprietary Information

Supplier Owned Materials (including all modifications, replacements, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto), during the Term and any Termination Assistance Services period, for the purposes described below. In addition, at no additional Charge, Supplier hereby grants to ABM Third Party Contractor(s) a non-exclusive, royalty-free right and license to access, use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of such Supplier Owned Software and other Supplier Owned Materials (including all modifications, replacements, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto), during the Term and any Termination Assistance Services period, for the purposes described below. Such license and other rights shall be granted to ABM, the Eligible Recipients, and ABM Third Party Contractors for the following purposes:
(i)	The receipt by ABM and the Eligible Recipients of the full benefit of the Services provided by Supplier;

(ii)	The performance by ABM, the Eligible Recipients or ABM Third Party Contractors for ABM and/or the Eligible Recipients of services or functions that are ancillary to, but not part of, the Services provided by Supplier, including related application management, telecommunication, IT infrastructure, help desk, and information technology services and functions; and

(iii)	The performance by ABM, the Eligible Recipients or ABM Third Party Contractors of services or functions previously performed by Supplier in circumstances in which the services or functions in question have not been terminated or taken completely away from Supplier.
The rights and obligations of ABM, the Eligible Recipients and ABM Third Party Contractors with respect to such Supplier Owned Materials following the expiration or termination of the Agreement or termination of any Service are set forth in Section 14.6.
(c)	Embedded Materials. To the extent that Supplier Owned Materials are embedded in any Developed Materials owned by ABM pursuant to Section 14.2(a), Supplier shall not be deemed to have assigned its intellectual property rights in such Supplier Owned Materials to ABM, but Supplier hereby grants to ABM a worldwide, perpetual, irrevocable, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of such Supplier Owned Materials (including all modifications, replacements, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto related thereto) for the benefit and use of ABM, ABM Affiliates and the Eligible Recipients for so long as such Supplier Owned Materials remain embedded in such Developed Materials and are not separately commercially exploited. Following the expiration or termination of the Term and the termination of the Service(s) for which such Materials were used, Supplier shall, at ABM’s request, provide Upgrades, maintenance, support and other services for such embedded Supplier Owned Materials in accordance with Section 14.6(b) or (c), as applicable.
14.4	Other Materials.

This Agreement shall not confer upon either Party intellectual property rights in Materials of the other Party (to the extent not covered by this Article 14) unless otherwise so provided elsewhere in this Agreement.

14.5	General Rights.
(a)	Copyright Legends. Each Party agrees to reproduce copyright legends which appear on any portion of the Materials which may be owned by the other Party or third parties.
ABM/IBM Proprietary Information

(b)	Residuals. Nothing in this Agreement shall restrict any employee or representative of a Party from using ideas, concepts or know-how relating to the provision of application management, telecommunication, IT infrastructure, help desk, and information products and services that are retained in the unaided memory of such employee or representative after performing the obligations of such Party under this Agreement, except to the extent that such use infringes upon any patent, copyright or trademark right of a Party or its Affiliates (or, in the case of Supplier, any Eligible Recipient); provided, however, that this Section 14.5(b) shall not operate or be construed as permitting an employee or representative of Supplier to disclose, publish, disseminate or use (a) the source of any Proprietary Information of ABM or an Eligible Recipient, (b) any financial, statistical or personnel information of ABM or an Eligible Recipient, or (c) any business plans of ABM or the Eligible Recipients. In addition, this Section 14.5(b) shall not operate or be construed as permitting an employee or representative of Supplier to disclose, publish, disseminate or use proprietary applications or systems of ABM or the Eligible Recipients relating to supply chain management, shelf space management, inventory management, retail floor space management, and/or order management (including ABM Owned Materials and customized configurations and uses of ABM licensed Third Party Materials), as such applications and systems may change from time to time. . An individual’s memory is unaided if the individual has not intentionally memorized the Proprietary Information for the purpose of retaining and subsequently using or disclosing it in contravention of Supplier’s obligations under this Agreement and does not identify the information as Proprietary Information upon recollection.

(c)	No Implied Licenses. Except as expressly specified in this Agreement, nothing in this Agreement shall be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other intellectual property rights in any Materials owned by the other Party or any Affiliate of the other Party (or, in the case of Supplier, any Eligible Recipient).

(d)	Incorporated Materials. Should either Party incorporate into Developed Materials any intellectual property subject to third party patent, copyright or license rights, any ownership or license rights granted herein with respect to such Materials shall be limited by and subject to any such patents, copyrights or license rights; provided that, prior to incorporating any such intellectual property in any Materials, the Party incorporating such intellectual property in the Materials has disclosed this fact and obtained the prior approval of the other Party.

(e)	Derivative Works. Any rights granted herein with respect to any Developed Material that is a derivative work of any existing Material shall not limit or expand the rights, if any, of either Party in the underlying Material.
14.6	ABM Rights Upon Expiration or Termination of Agreement.

As part of the Termination Assistance Services, Supplier shall provide the following to ABM and the Eligible Recipients with respect to Materials and Software:
(a)	ABM Owned Materials and Developed Materials. With respect to ABM Owned Materials and Developed Materials, Supplier shall, at no cost to ABM:
(i)	deliver to ABM all ABM Owned Materials and Developed Materials and all copies thereof in the format and medium in use by Supplier in connection with the Services as of the date of such expiration or termination; and

(ii)	following confirmation by ABM that the copies of the ABM Owned Materials and Developed Materials delivered by Supplier are acceptable and the completion by Supplier of any Termination Assistance Services for which such Materials are required, destroy or securely erase all other copies of such Materials then in Supplier’s possession and cease using such Materials and any information contained for any purpose.
ABM/IBM Proprietary Information

(b)	Commercially Available Supplier Owned Materials. With respect to those Materials owned by Supplier or Supplier Affiliates or, subject to Section 6.4(c), Subcontractors that are generally commercially available and used by them to provide the Services (and any modifications, enhancements, methodologies, tools, documentation, materials and media related thereto used to provide the Services):
(i)	Supplier hereby grants to ABM (or, at ABM’s direction, its designee) a license on standard terms and conditions no less favorable than those offered generally by Supplier to other commercial customers to use such Materials following the expiration or termination of the Term or termination of the Service(s) for which such Materials were used; provided that, in all events, such terms and conditions must be at least broad enough to permit ABM (or, at ABM’s direction, its designee) to use such Materials to provide for ABM and the Eligible Recipients, or have provided for them by third party contractors, services similar to the Services, and for ABM and the Eligible Recipients to receive such services;

(ii)	Supplier shall (A) deliver a copy of such Materials, and related documentation to ABM and the Eligible Recipients, and (B) shall deliver source code and/or object code to the extent such Supplier Owned Materials include source code or object code and such code is customarily provided to commercial customers licensing such Materials, and

(iii)	Supplier shall offer to provide to ABM (or, at ABM’s direction, its designee) Upgrades, maintenance, support and other services for commercial off-the-shelf Materials on Supplier’s then-current standard terms and conditions for such services to the extent generally available to other commercial customers.
Unless ABM has otherwise agreed in advance, ABM and the Eligible Recipients shall not be obligated to pay any license or transfer fees in connection with its receipt of the licenses and other rights specified in this Section 14.6(b). Supplier shall not use any generally commercially available Supplier Owned Materials for which it is unable to offer such license or other rights without ABM’s prior written approval (and absent such approval, Supplier’s use of any such Supplier Owned Materials shall obligate Supplier to provide, at no additional cost to ABM, such license and other rights to ABM, the Eligible Recipients and ABM’s designees).
(c)	Non-Commercially Available Supplier Owned Materials. With respect to those Materials owned by Supplier or Supplier Affiliates or Subcontractors and used by them to provide the Services that are not generally commercially available, unless otherwise agreed prior to the first use of such Materials, Supplier hereby grants to ABM (or, at ABM’s direction, its designee) a worldwide, perpetual, irrevocable, non-exclusive, non-transferable (except to the extent this Agreement is assigned in accordance with Section 21.1(b)) fully paid-up license, to use, execute, reproduce, display, perform, and distribute such Materials following the expiration or termination of the Term or termination of the Service(s) for which such Materials were used. Such license shall be limited to the use of such non-commercially available Supplier Owned Materials by ABM (or, at ABM’s direction, its designee) to provide for ABM and the Eligible Recipients or have provided for them by Third Party Contractors, services similar to the Services and for ABM and the Eligible Recipients to receive such services. Unless ABM has otherwise consented prior to the first use of such Materials, ABM (or, at ABM’s direction, its designee) shall not be obligated to pay any license or transfer fees in connection with its receipt of the licenses and other rights specified above; provided that, if an ABM Third Party Contractor uses such Materials for such purpose for more than one (1) year after the expiration or termination of the Term or termination of the Service(s) for which such Materials were used, ABM or such ABM Third Party Contractor shall thereafter pay Supplier a commercially reasonable license fee to be agreed upon by the Parties.
ABM/IBM Proprietary Information

If Supplier is unwilling or unable to grant ABM or its designee the license and other rights described in the preceding paragraph, Supplier shall so notify ABM and shall not use such non-commercially available Supplier Owned Materials to provide the Services without ABM’s prior written approval. In seeking ABM’s approval, Supplier may propose alternative terms, such as a fee for such license, a limitation on the use of such Materials by ABM Third Party Contractors, a limitation on the license period and/or the substitution of a functionally equivalent product.

At ABM’s request, Supplier shall provide Upgrades, maintenance, support and other services for such non-commercially available Supplier Owned Materials on reasonable commercial terms and conditions, which shall include pricing no less favorable than the pricing customarily charged to other commercial customers receiving equivalent services. If Supplier fails to offer or provide Upgrades, maintenance, support or other services, Supplier shall deliver source code and object code for such Supplier Owned Materials to the extent such Materials include source code, together with the right to modify, enhance and create derivative works of such Materials (provided that, in such event, the licensed Supplier Owned Materials shall thereafter be provided on an “as is” basis).

Notwithstanding the foregoing, during the Termination Assistance Services period, Supplier may substitute a license for Third Party Software or Materials sufficient to perform, without additional cost, support or resources and at the levels of performance and efficiency required by this Agreement, the functions of the non-commercially available Supplier Owned Materials. If it proposes to do so, Supplier shall notify ABM and describe in detail the features, functionality and cost of the substitute product. ABM may, in its sole discretion, elect to use a different product for such purpose. In such case, Supplier shall direct the amount it would have expended in procuring the proposed substitute product toward the procurement of the product selected by ABM.

(d)	Third Party Software and Materials. Subject to Section 6.4(c), with respect to Third Party Software and Materials licensed by Supplier or Supplier Affiliates or Subcontractors or owned by Subcontractors and used by them to provide the Services, Supplier hereby grants to ABM (or, at ABM’s election, to ABM’s designee) a sublicense (with the right to grant sublicenses) offering the same rights and warranties with respect to such Third Party Software and Materials available to Supplier (or Supplier Affiliates or Subcontractors), on the same terms and conditions, for the benefit and use of ABM, ABM Affiliates and the Eligible Recipients upon the expiration or termination of the Term with respect to the Services for which such Third Party Software or Materials were used; provided that, during the Termination Assistance Services period, Supplier may, with ABM’s approval, substitute one of the following for such sublicense:
(i)	the assignment to ABM (or, at ABM’s election, to ABM’s designee) of the underlying license for such Third Party Software or Materials; or

(ii)	the procurement for ABM (or, at ABM’s election, its designee) of a new license (with terms comparable to those in the license held by Supplier or its Affiliates or Subcontractors and with the right to grant sublicenses) to such Third Party Software and Materials for the benefit or use of ABM, ABM Affiliates and the Eligible Recipients; or

(iii)	the procurement for ABM (or, at ABM’s election, its designee) of a substitute license for Third Party Software or Materials sufficient to perform, without additional cost, support or resources and at the levels of performance and efficiency required by this Agreement, the functions of the Third Party Software and Materials necessary to enable ABM or its designee to provide the Services after the expiration or termination of the Term.
In addition, Supplier shall deliver to ABM (or at ABM’s election, to its designee) a copy of such Third Party Software and Materials (including source code, to the extent it has been available to Supplier) and related documentation and shall cause maintenance, support and other services to continue to be available to ABM and the Eligible Recipients (or, at ABM’s election, to its
ABM/IBM Proprietary Information

designee) to the extent it has been available to Supplier. Unless ABM has otherwise agreed in advance in accordance with Section 6.4(c), ABM and the Eligible Recipients (or, at ABM’s election, to its designee) shall not be obligated to pay any license or transfer fees in connection with its receipt of the licenses, sublicenses and other rights specified in this Section 14.6(d). Supplier shall not use any Third Party Software and Materials for which it is unable to offer such license, sublicense or other rights without ABM’s prior approval (and absent such approval, Supplier’s use of any such Third Party Software and Materials shall obligate Supplier to provide, at no additional cost to ABM, such licenses, sublicenses and other rights). ABM, however, shall be obligated to make monthly or annual payments attributable to periods after the expiration or termination of the Term with respect to the Services for which such Third Party Materials were used for the right to use and receive maintenance or support related thereto, but only to the extent Supplier would have been obligated to make such payments if it had continued to hold the licenses in question or ABM has agreed in advance to make such payments.
To the extent ABM has agreed in advance to pay any fees in connection with its receipt of such licenses, sublicenses or other rights, Supplier shall, at ABM’s request, identify the licensing and sublicensing options available to ABM and the Eligible Recipients and the license or transfer fees associated with each. Supplier shall use commercially reasonable efforts to obtain the most favorable options and the lowest possible transfer, license, relicense, assignment or termination fees for Third Party Software and Materials. Supplier shall not commit ABM or the Eligible Recipients to paying any such fees or expenses without ABM’s prior approval. If the licensor offers more than one form of license, ABM (not Supplier) shall select the form of license to be received by ABM, the Eligible Recipients or designee.
15.	REPRESENTATIONS AND WARRANTIES

15.1	Work Standards.

Supplier represents and warrants that the Services shall be rendered with promptness, due care, skill and diligence and shall be executed in a workmanlike manner, in accordance with the accepted practices of first tier providers of ITO Services and the Service Levels. Supplier represents and warrants that it shall use adequate numbers of qualified individuals with suitable training, education, experience, competence and skill to perform the Services. Supplier shall provide such individuals with training as to new products and services prior to the implementation of such products and services in the ABM/ Eligible Recipients environment.

15.2	Maintenance.

Supplier represents and warrants that, unless otherwise agreed, it shall keep maintenance contracts in place during the Term and any Termination Assistance Services period with respect to all Supplier owned and leased Equipment used by Supplier to provide the Services and any Software and Equipment as to which the cost of maintenance is included in the Charges in accordance with Schedule J.1 (including any such Supported Equipment and associated Schedule A ABM Software as to which the underlying lease or license has been or will be assigned by Supplier to ABM pursuant to Sections 4.3(b)(3) and (4) and 14.6(b), (c) and (d) of the Original Agreement and which is identified in Schedule A and/or F.2 as an item as to which the cost of maintenance is included in Supplier’s Base Charges). The Parties hereby acknowledge and agree that, in the future, ABM may exercise the right to assume any such maintenance contracts, including those associated with leased Equipment or Software as to which the underlying lease or licenses has been or will be assigned to ABM.

15.3	Efficiency and Cost Effectiveness.

Supplier represents and warrants that it shall use commercially reasonable efforts to provide the Services in a cost-effective manner consistent with the required level of quality and performance.
ABM/IBM Proprietary Information

15.4	Software.
(a)	Ownership and Use. Supplier represents, warrants and covenants that it is either the owner of, or authorized to use, any and all Software used by Supplier to provide the Services. As to any such Software that Supplier does not own but is authorized to use, Supplier shall advise ABM as to the ownership and extent of Supplier’s rights with regard to such Software to the extent any limitation in such rights would materially impair Supplier’s performance of its obligations under this Agreement.

(b)	Performance. Supplier represents, warrants and covenants that any Supplier Owned Software will perform in all material respects in conformance with its specifications and will provide the functions and features and operate in all material respects in the manner described therein.

(c)	Developed Materials Compliance. Supplier warrants and covenants that Developed Materials shall be free from material errors in operation and performance, shall Comply in all material respects with the Specifications and other criteria set forth in this Agreement and shall provide the functions and features and operate in the manner agreed by the Parties. Supplier shall correct any Noncompliance and shall use commercially reasonable efforts to do so as expeditiously as possible. In the event that Supplier fails or is unable to repair or replace such any Noncompliance, ABM shall, in addition to any and all other remedies available to it hereunder, be entitled to obtain from Supplier a copy of the source code to such Developed Material, provided that with respect to source code for Supplier owned Developed Materials, ABM (or its designee) may utilize such source code only for the repair or maintenance of such Supplier owned Developed Material, and/or to facilitate the Termination Assistance Services to be provided by Supplier during the Termination Assistance period (to the extent reasonably necessary for ABM to continue to have Services performed for it pursuant to the terms of this Agreement). The foregoing will not extend to any Noncompliance attributable to (i) any change or modification to the Developed Material not contemplated by this Agreement or recommended, performed or approved by Supplier or (ii) ABM operating such Developed Material other than (x) in accordance with the applicable documentation and Specifications, (y) for the purpose contemplated by this Agreement, or (z) on types of hardware contemplated by this Agreement or recommended, supplied or approved by Supplier.

(d)	Nonconformity. In addition to the foregoing, in the event that the Supplier Owned Software do not Comply with the specifications and criteria set forth in this Agreement (as applicable), and/or materially and adversely affect the Services provided hereunder, Supplier shall expeditiously repair or replace such Software or Material with conforming Software or Material.
15.5	Non-Infringement.
(a)	Performance of Responsibilities. Except as otherwise provided in this Agreement, each Party represents and warrants that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any third party; provided, however, that the performing Party shall not have any obligation or liability to the extent any infringement or misappropriation is caused by (i) modifications made by the other Party or its contractors or subcontractors, without the approval of the performing Party, (ii) the other Party’s combination of the performing Party’s work product or Materials with items not furnished or specified by the performing Party or contemplated by this Agreement, (iii) a breach of this Agreement by the other Party, (iv) the failure of the other Party to use corrections or modifications provided by the performing Party offering equivalent features and functionality, (v) adherence to detailed specifications provided by the other Party that the performing Party is required to comply with (provided the performing Party notifies the other Party of the possibility of infringement or misappropriation if and to the extent it knows or reasonably should know of such possibility), or (vi) Third Party Software, except to the extent that such infringement or misappropriation arises
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from the failure of the performing Party to obtain the necessary licenses or Required Consents or to abide by the limitations of the applicable Third Party Software licenses.

(b)	Third Party Software Indemnification. In addition, unless otherwise agreed, with respect to Third Party Software provided by Supplier pursuant to this Agreement, Supplier covenants that it shall obtain and provide intellectual property indemnification for ABM and its Affiliates (or obtain intellectual property indemnification for itself and enforce such indemnification on behalf of ABM and its Affiliates) from the suppliers of such Software. Unless otherwise approved in advance by ABM, such indemnification shall be (i) comparable to the intellectual property indemnification provided by Supplier to ABM and the Eligible Recipients under this Agreement, or (ii) the standard indemnification offered in the industry for the same or substantially similar types of software products. In addition to the foregoing, Supplier shall use commercially reasonable efforts to obtain the indemnification protection described above for Eligible Recipients that are not Affiliates of ABM.
15.6	Authorization.

Each Party represents and warrants to the other that:
(a)	Corporate Existence. It is a corporation duly incorporated, validly existing and in good standing under the Laws of its state of incorporation;

(b)	Corporate Power and Authority. It has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(c)	Legal Authority. Except as otherwise provided in Article 5, it has obtained all licenses, authorizations, approvals, consents or permits required to perform its obligations under this Agreement under all applicable federal, state or local laws and under all applicable rules and regulations of all authorities having jurisdiction over the Services, except to the extent the failure to obtain any such license, authorizations, approvals, consents or permits is, in the aggregate, immaterial;

(d)	Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party; and

(e)	No Violation or Conflict. The execution, delivery, and performance of this Agreement shall not constitute a violation of any judgment, order, or decree; a material default under any material contract by which it or any of its material assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default.
15.7	Inducements.

Supplier represents and warrants that it has not given and will not give commissions, payments, kickbacks, lavish or extensive entertainment, or other inducements of more than minimal value to any employee or agent of ABM in connection with this contract. Supplier also represents and warrants that, to the best of its knowledge, no officer, director, employee, agent or representative of Supplier has given any such payments, gifts, entertainment or other thing of value to any employee or agent of ABM in connection with this Agreement. Supplier also acknowledges that the giving of any such payments, gifts, entertainment, or other thing of value is strictly in violation of ABM policy on conflicts of interest, and may result in the cancellation of this Agreement and all other existing and future contracts between the Parties.

15.8	Malicious Code.
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Each Party shall cooperate with the other Party and shall take commercially reasonable actions and precautions consistent with Schedule E to prevent the introduction and proliferation of Malicious Code into ABM’s or an Eligible Recipient’s environment or any System used by Supplier to provide the Services. Without limiting Supplier’s other obligations under this Agreement, in the event Malicious Code is found in Equipment, Software or Systems used by Supplier to provide the Services, Supplier shall, at no additional charge to ABM, (i) eliminate or quarantine such Malicious Code, (ii) restore the Equipment, Software and/or Systems to an operational level sufficient to perform the Services in accordance with the Service Levels, and (iii) if the Malicious Code causes a loss of operational efficiency or loss of data, mitigate such losses and restore such data with generally accepted data restoration techniques.

15.9	Disabling Code.

Supplier represents and warrants that, without the prior consent of ABM, Supplier shall not insert into the Software any code that could be invoked to disable or otherwise shut down all or any portion of the Services. Supplier further represents and warrants that, with respect to any disabling code that may be part of the Software, Supplier shall not invoke or cause to be invoked such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without ABM’s prior consent. Supplier also represents and warrants that it shall use commercially reasonable efforts to not use Third Party Software with disabling code without the prior approval of ABM.

15.10	Compliance with Laws.
(a)	Compliance by Supplier. Subject to Section 15.10(b), (d)(ii) and (e), Supplier agrees that it is and shall be in compliance in all material respects with all Laws applicable to its provision of the Services and the performance of its other legal and contractual obligations hereunder on the Commencement Date and shall remain in compliance in all material respects with such Laws for the entire Term, including identifying and procuring applicable permits, certificates, approvals and inspections required under such Laws. If a written charge of non-compliance by Supplier with any such Laws occurs and such non-compliance has or potentially could have a material adverse impact on the receipt or use of the Services by ABM or the Eligible Recipients, then, Supplier shall promptly notify ABM of such charge.

(b)	Compliance by ABM. Subject to Section 15.10(d)(i), ABM agrees that it is and shall be in compliance in all material respects with all Laws applicable to ABM, including those processes and functions specific to ABM’s business that are supported by Supplier under this Agreement (“ABM Laws”) for the entire Term of the Agreement. If a written charge of non-compliance by ABM with any such ABM Laws occurs in connection with this Agreement, ABM shall promptly notify Supplier of such charge.

(c)	Compliance Data and Reports. At no additional charge, Supplier shall provide ABM with data and reports in Supplier’s possession necessary for ABM to comply with all ABM Laws.

(d)	Notice of Laws.
(i)	Supplier shall notify ABM (expeditiously under the circumstances) of any Laws and changes in Laws applicable to providers of the in-scope Services (whether as a service unit within the receiving organization or as an external contractor) (collectively, “Supplier Laws‘).

(ii)	ABM shall notify Supplier of any other Laws and any changes in such other Laws.
(e)	Interpretation of Laws or Changes in Laws. ABM shall be responsible, for interpreting ABM Laws or changes in ABM Laws and, with Supplier’s cooperation and assistance, for identifying the impact of such ABM Laws or changes in ABM Laws on Supplier’s performance and ABM’s and/or the Eligible Recipients’ receipt and use of the Services. Supplier shall be responsible, for
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interpreting Supplier Laws or changes in Supplier Laws and, with ABM’s cooperation and assistance, for identifying the impact of such Supplier Laws or changes in Supplier Laws on Supplier’s performance and ABM’s and/or the Eligible Recipients’ receipt and use of the Services. To the extent the impact of any Supplier Law or change in Supplier Law cannot be readily identified by Supplier, the Parties shall cooperate in interpreting such Law or change in Law and shall seek in good faith to identify and agree upon the impact on Supplier’s performance and ABM’s and/or the Eligible Recipients’ receipt and use of the Services. In such event, Supplier shall inform ABM about such Supplier Law or change in Supplier Law and propose approaches as to changes in the performance or receipt of the Services to be made in response thereto. If the Parties are unable to agree upon such impact, ABM shall retain the right, in its sole discretion, to interpret such Supplier Law or change in Supplier Law and determine its impact. In addition, if Supplier reasonably concludes, after due inquiry, that the compliance obligations associated with any Supplier Law or change in Supplier Law are unclear or that there is more than one reasonable approach to achieving compliance, Supplier may escalate the issue to ABM for a final decision. In all events, to the extent ABM makes the final decision as to the interpretation of a Law or change in Law or its impact on Supplier’s performance and ABM’s and/or the Eligible Recipients’ receipt and use of the Services and Supplier complies with such decision, Supplier shall be relieved of responsibility for any resulting non-compliance with such Law if and to the extent such decision is ultimately determined to be in error. Supplier shall notify ABM expeditiously of such non-compliance upon learning thereof and shall work expeditiously to remedy such non-compliance upon receipt of ABM’s approval.

(f)	Implementation of Changes in Laws. In the event of any changes in Laws (including ABM Laws to the extent Supplier receives prompt notice of such ABM Laws from ABM, Supplier shall implement any necessary modifications to the Services prior to the deadline imposed by the regulatory or governmental body having jurisdiction for such requirement or change. Supplier shall bear the costs associated with compliance with changes in Laws applicable to the Services unless such change meets the definition of New Service, in which case it shall be treated as a Project. At ABM’s request, Supplier Personnel shall participate in ABM provided regulatory compliance training programs.

(g)	Compliance with Data Privacy Laws Without limiting the foregoing, with respect to any ABM Personal Data, Supplier shall, with ABM’s prior approval, comply with any obligations imposed on Supplier under any applicable Data Privacy Laws in connection with Supplier’s performance of Services and shall provide ABM with such assistance as ABM may reasonably require to fulfill the responsibilities of ABM and the Eligible Recipients under such Data Privacy Laws. Supplier shall also comply with the ABM data privacy policy, as such policy may be modified by ABM and communicated to Supplier in accordance with the Agreement, as well as the reasonable global data privacy policies of any self-regulatory organizations to which ABM or Eligible Recipients belong; provided that, in the case of self-regulatory organizations, Supplier has received notice of such self-regulatory organization from ABM and a reasonable period, not to exceed thirty (30) days, to implement any changes deemed necessary by ABM to achieve compliance with such organization’s policies. Supplier will act in the capacity of a processor of ABM Personal Data, and ABM will be the controller of such ABM Personal Data, under applicable Data Privacy Laws.

(h)	Assistance to ABM. As part of the Services and on an ongoing basis, Supplier shall assist ABM and the Eligible Recipients as they may reasonably require in their efforts to determine how to change the Services to comply with applicable Laws (including any changes to Laws) not applicable to Supplier or related to the Services. Without limiting Supplier’s obligations under this Agreement, this Agreement shall not be construed as requiring either Party to provide legal, audit or attest advice to the other Party.

(i)	No Liability for ABM Obligations. Supplier shall not be financially responsible for amounts that ABM or the Eligible Recipients were otherwise legally or contractually obligated to pay, but that were not paid because of Supplier’s failure to comply with applicable Laws or its other responsibilities under this Agreement. However, the foregoing shall not operate or be construed
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as relieving Supplier of responsibility for fines, penalties, interest, or other remedies for which Supplier is otherwise responsible under Section 17.1(f)

(j)	Termination. In the event that any change in Laws results in an increase of ten percent (10%) or more in the estimated average monthly Charges in any Functional Service Area or otherwise has a material adverse impact on Supplier’s ability to perform the Services and ABM would not have incurred such additional cost or impact if it had not outsourced the Services in question, then ABM may, at its option, terminate the Agreement by giving Supplier at least ninety (90) days prior notice and designating a date upon which such termination shall be effective. If ABM terminates on this basis, ABM shall pay Termination Charges calculated in accordance with Schedule N.
15.11	Reserved.

15.12	Disclaimer.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS, CONDITIONS OR WARRANTIES TO THE OTHER PARTY, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Subject to Supplier’s obligations under this Agreement, including Service Levels, Supplier does not assure uninterrupted or error-free operation of the Equipment, Software or Services.

16.	INSURANCE AND RISK OF LOSS

16.1	Insurance.
(a)	Requirements. Supplier agrees to keep in full force and effect and maintain at its sole cost and expense the following policies of insurance during the term of this Agreement:
(i)	Workers’ Compensation and Employer’s Liability Insurance in full compliance with the applicable Laws of the state in which the work is to be performed:
•	Statutory Worker’s Compensation including occupational disease in accordance with the law.

•	Employer’s Liability Insurance with minimum limits of $1,000,000 per employee by accident/$1,000,000 per employee by disease/$1,000,000 policy limit by disease.

•	Policy shall include an Alternate Employer Endorsement listing ABM and the Eligible Recipients as the Alternate Employer.
(ii)	Commercial General Liability Insurance (including contractual liability coverage for liability assumed by Supplier under this Agreement, Premises-Operations, Completed Operations—Products and Independent Contractors) providing coverage for bodily injury, personal and advertising injury and property damage with combined single limits of not less than $5,000,000 per occurrence and $10,000,000 in the aggregate (or, if higher, the limits required by applicable Law).

(iii)	Commercial Business Automobile Liability Insurance including coverage for all owned, non-owned, leased, and hired vehicles providing coverage for bodily injury and property damage liability with combined single limits of not less than $2,000,000 per occurrence, except as may otherwise be required by Law.
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(iv)	Umbrella / Excess Liability Insurance all on an occurrence basis with an occurrence and aggregate minimum limit of $25,000,000, all to be following form over the underlying insurance provided in Section 16.1(a)(i), (ii) and (iii).

(v)	Professional Liability (also known as Errors and Omissions Liability Insurance) covering acts, errors and omissions arising out of Supplier’s operations or Services in an amount not less than $5,000,000 per claim and $10,000,000 in the aggregate. Should this coverage be provided on a claims made basis, a minimum extended reporting period of two (2) years will be provided for ABM upon termination or expiration of the Term.

(vi)	Comprehensive Crime Insurance, including, Employee Dishonesty and Computer Fraud Insurance, covering losses arising out of or in connection with any fraudulent or dishonest acts committed by Supplier employees, acting alone or with others, in an amount not less than $5,000,000 per occurrence.

(vii)	All risk property insurance covering loss or damage to ABM Equipment and other assets in Supplier’s possession and/or control in an amount not less than the full replacement cost of such Equipment and assets.
(b)	Approved Companies. All such insurance shall be procured with reputable insurance companies and in such form as shall be acceptable to ABM. Such insurance companies shall maintain a rating at least “A-” and be at least a Financial Size Category VIII as both criteria are defined in the most current publication of Best’s Policyholder Guide, except for Section 16.1(a)(vii) (all risk property insurance) for which Supplier uses a single owner captive company to evidence coverage.

(c)	Endorsements. Supplier’s insurance policies as required herein under Sections 16.1(a)(ii) and (iii) shall name ABM, ABM Affiliates and Eligible Recipients, and their respective officers, directors, agents, servants and employees as Additional Insureds as their interests may appear with respect to Supplier’s performance under this Agreement. The Supplier insurance policies required under Section 16.1(a)(vi) shall name ABM, ABM Affiliates and Eligible Recipients and their respective officers, directors and employees as loss payees as their interests may appear with respect to Supplier’s performance under this Agreement. Subject to Section 16.2(a), with respect to matters pertaining to the Services or Supplier’s obligations under this Agreement, all insurance afforded to ABM under this Section 16.1 shall be primary insurance and any other valid insurance existing for ABM’s benefit shall be excess of such primary insurance and non-contributory with respect to any insurance or self-insurance maintained by ABM or the Eligible Recipients. Supplier shall obtain such endorsements to its policy or policies of insurance as are necessary to cause the policy or policies to comply with the requirements stated herein.

(d)	Certificates. Supplier shall provide ABM with certificates of insurance evidencing compliance with this Article 16 upon execution of this Agreement. Each certificate of insurance, except for Section 16.1(a)(v) (professional liability) and Section 16.1(a)(vi) (comprehensive crime), shall include a statement that the issuing company shall not cancel, nonrenew, reduce, or otherwise change the insurance afforded under the above policies unless thirty (30) days’ notice of such cancellation, nonrenewal, reduction or change has been provided to:
ABM Industries Inc.
160 Pacific Avenue, Suite 222
San Francisco, CA 94111
Attention: General Counsel
With respect to the insurance provided under Sections 16.1(a)(v) (professional liability) and Section 16.1(a)(vi) (comprehensive crime), Supplier shall provide notice to ABM at least thirty
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(30) days prior to Supplier or the issuing company canceling, nonrenewing, reducing, or otherwise changing the insurance afforded under such policies.

(e)	No Implied Limitation. The obligation of Supplier to provide the insurance specified herein shall not limit or expand in any way any obligation or liability of Supplier provided elsewhere in this Agreement, nor shall the insurance coverage provided herein override ABM’s indemnification obligations.

(f)	Insurance Subrogation. With respect to insurance coverage to be provided by Supplier pursuant to Sections 16.1 (except Section 16.1(a)(v) (professional liability) and Section 16.1(a)(vi) (comprehensive crime), which will follow these words but for which certificates cannot be provided), the applicable insurance policies shall provide that the insurance companies waive all rights of subrogation against Supplier, ABM, the Eligible Recipients and their respective subsidiaries, Affiliates, officers, directors, and employees.
16.2	Risk of Loss.
(a)	General. Except as otherwise provided in Section 17.3(b), each Party shall be responsible for risk of loss of, and damage to, any Equipment, Software or other materials in its possession or under its control. Supplier shall be deemed to possess and control all Equipment, Software and other materials located in Supplier Facilities or in ABM Facilities used by Supplier to provide the Services. Each Party shall promptly notify the other of any damage (except normal wear and tear), destruction, loss, theft, or governmental taking of any item of Equipment, Software or other Materials in the possession or under the control of such Party (“Event of Loss”). Such Party shall be responsible for the cost of any necessary repair or replacement of such Equipment, Software or other Materials due to an Event of Loss. In the event of an Event of Loss by ABM, such repair or replacement shall not be considered part of Supplier’s maintenance obligations, but Supplier shall coordinate and oversee repair or replacement performed by a third-party on a Out-of-Pocket Expenses basis, or by Supplier at agreed-upon prices.

(b)	Waiver. Subject to Section 17.3(b), Supplier and ABM each waive all rights to recover against the other Party for damage, destruction, loss, theft, or governmental taking of their respective real or tangible personal property (whether owned or leased) from any cause to the extent covered by insurance maintained by each of them, including their respective deductibles or self-insured retentions. Supplier and ABM will cause their respective insurers to issue appropriate waivers of subrogation rights endorsements to all property insurance policies maintained by each Party, including the policy referenced in Section 16.1(a)(vii).
17.	INDEMNITIES

17.1	Indemnity by Supplier.

Supplier agrees to indemnify, defend and hold harmless ABM and its Affiliates and the Eligible Recipients and their respective officers, directors, employees, agents, representatives, successors, and assigns (collectively, the “ABM Indemnitees”) from any and all Losses and threatened Losses to the extent due to third party claims arising from or in connection with any of the following:
(a)	Representations, Warranties and Covenants. Supplier’s breach of any of the representations, warranties and covenants set forth in Sections 15.6, 15.7, 15.9 and 15.10(a);

(b)	Assumed Contracts. Supplier’s decision to terminate or failure to observe or perform any duties or obligations to be observed or performed by Supplier under any of the Third Party Software licenses, Equipment leases or Third Party Contracts assigned to Supplier by ABM or the Eligible Recipients or for which Supplier has assumed financial or operational responsibility pursuant to
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this Agreement for so long as Supplier retains financial or operational responsibility for such licenses, leases or contracts;

(c)	Licenses, Leases and Contracts. Supplier’s failure to observe or perform any duties or obligations to be observed or performed by Supplier under Third Party Software licenses, Equipment leases or Third Party Contracts used by Supplier to provide the Services;

(d)	ABM Data or Proprietary Information. Supplier’s breach of any of the restrictions in Sections 13.1 and 13.3 on the disclosure or use of ABM Data or ABM Proprietary Information.

(e)	Infringement. Infringement or misappropriation or alleged infringement or alleged misappropriation of a patent, trade secret, copyright or other proprietary rights in contravention of Supplier’s representations, warranties and covenants in Sections 15.4 and 15.5;

(f)	Government Claims. Claims by government regulators or agencies or standards organizations for fines, penalties, sanctions, underpayments or other remedies to the extent such fines, penalties, sanctions, underpayments or other remedies are attributable to Supplier’s failure to comply with its obligations under Section 15.10(a);

(g)	Taxes. Taxes, together with interest and penalties, that are the responsibility of Supplier under Section 11.4;

(h)	Shared Facility Services. Services, products or systems provided by Supplier to a third party from any shared Supplier facility or using any shared Supplier resources and not constituting Services provided to an Eligible Recipient pursuant to this Agreement;

(i)	Affiliate or Subcontractor Claims. Any claim, other than an indemnification claim under this Agreement, initiated by a Supplier Affiliate or Subcontractor asserting rights under this Agreement or any entity to which Supplier assigned, transferred, pledged, hypothecated or otherwise encumbered its rights to receive payments from ABM under this Agreement;

(j)	Employment Claims. Any claim (including claims by Transitioned Employees) to the extent resulting from any (i) violation by Supplier, Supplier Affiliates or Subcontractors, or their respective officers, directors, employees, representatives or agents, of Federal, state, provincial, local, international or other Laws or regulations or any common law protecting persons or members of protected classes or categories, including laws or regulations prohibiting discrimination or harassment on the basis of a protected characteristic, (ii) liability arising or resulting from the employment of Supplier Personnel (including Transitioned Employees) by Supplier, Supplier Affiliates or Subcontractors (including liability for any social security or other employment taxes, workers’ compensation claims and premium payments, and contributions applicable to the wages and salaries of such Supplier Personnel), (iii) payment or failure to pay any salary, wages or other cash compensation due and owing to any Supplier Personnel (including Transitioned Employees from and after their Employment Effective Dates), (iv) Supplier’s failure to pay employee pension or other benefits of any Supplier Personnel (including Transitioned Employees for benefits due and owed to any Supplier Personnel and accruing from and after their Employment Effective Dates), (v) other acts or omissions of Supplier, Supplier Affiliates or Subcontractors in their capacity as an employer of Supplier Personnel (including Transitioned Employees) or the termination of such relationship, including claims for wrongful discharge, claims for breach of express or implied employment contract and claims of joint employment, and/or (vi) liability resulting from representations (oral or written) to the employees identified on Schedule M to the Original Agreement by Supplier, Supplier Affiliates or Subcontractors (or their respective officers, directors, employees, representatives or agents), or other acts or omissions with respect to the employees identified on such Schedule M by such persons or entities, including any act, omission or representation made in connection with the interview, selection, hiring and/or transition process, the offers of employment made to such employees, the failure to
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make offers to any such employees, the rescission of such offers of employment, or the terms and conditions of such offers (including compensation and employee benefits), except, in each case, to the extent resulting from the wrongful actions of ABM, the Eligible Recipients, or ABM Third Party Contractors (or their respective officers, directors, employees, representatives or agents, other than the employees identified on Schedule M), errors or inaccuracies in the information provided by ABM and faithfully communicated by Supplier or the failure of ABM, the Eligible Recipients, or ABM Third Party Contractors (or their respective officers, directors, employees, representatives or agents, other than the employees identified on Schedule M) to comply with ABM’s responsibilities under this Agreement.

[FOR THE AVOIDANCE OF DOUBT, THE PARTIES ACKNOWLEDGE AND AGREE THAT, NOTWITHSTANDING THIS SECTION 17.1(J), NO ADDITIONAL AFFECTED EMPLOYEES OR TRANSITIONED EMPLOYEES ARE CONTEMPLATED IN CONNECTION WITH SUPPLIER’S ASSUMPTION OF RESPONSIBILITY FOR DATA CENTER SERVICES UNDER THIS AMENDED AND RESTATED AGREEMENT.]

(k)	WARN Act. Supplier’s breach of its obligations under Section 8.12(b) to the extent such breach results in ABM or an Eligible Recipient being in violation of the WARN Act or the regulations promulgated thereunder.

(l)	Transitioned Employees Claims. Any labor or employment-related liability, action, judgment, costs, expense or violation of any applicable Law, rule, regulation, ordinance or governmental order relating to or brought by any Transitioned Employee which the ABM indemnitees may be subject to incur by reason of any act, omission or matter arising on or after the Employment Effective Date.

[FOR THE AVOIDANCE OF DOUBT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NO ADDITIONAL TRANSITIONED EMPLOYEES ARE CONTEMPLATED IN CONNECTION WITH SUPPLIER’S ASSUMPTION OF RESPONSIBILITY FOR DATA CENTER SERVICES UNDER THIS AMENDED AND RESTATED AGREEMENT.]
17.2	Indemnity by ABM.

ABM agrees to indemnify, defend and hold harmless Supplier and its officers, directors, employees, agents, representatives, successors, and assigns (collectively, the “Supplier Indemnitees”), from any Losses and threatened Losses to the extent due to third party claims arising from or in connection with any of the following:
(a)	Representations, Warranties and Covenants. ABM’s breach of any of the representations, warranties and covenants set forth in Sections 15.6, 15.7 and 15.10(b);

(b)	Licenses, Leases or Contracts. ABM’s failure to observe or perform any duties or obligations to be observed or performed by ABM under any of the applicable Third Party Software licenses, Equipment leases or Third Party Contracts to the extent ABM is financially or operationally responsible under this Agreement;

(c)	Pre-Commencement Date Matters. ABM’s failure to observe or perform any duties or obligations to be observed or performed prior to the Commencement Date by ABM under any of the Third Party Software licenses or Third Party Contracts assigned to Supplier by ABM pursuant to this Agreement;

(d)	Supplier’s Proprietary Information. ABM’s breach of any of the restrictions in Section 13.3 on the disclosure or use of Supplier Proprietary Information;
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(e)	Infringement. Infringement or misappropriation or alleged infringement or alleged misappropriation of a patent, trade secret, copyright or other proprietary rights in contravention of ABM’s representations, warranties and covenants in Section 15.5;

(f)	Government Claims. Claims by government regulators or agencies for fines, penalties, sanctions, underpayments or other remedies to the extent such fines, penalties, sanctions, underpayments or other remedies attributable to ABM’s comply with its obligations under Section 15.10(b);

(g)	Taxes. Taxes, together with interest and penalties, that are the responsibility of ABM under Section 11.4;

(h)	ABM Affiliate, Eligible Recipient or Subcontractor Claims. Any claim, other than an indemnification claim or insurance claim under this Agreement, initiated by an ABM Affiliate, an Eligible Recipient (other than ABM) or an ABM Third Party Contractor asserting rights under this Agreement; and

(i)	Employment Claims. Any claim to the extent resulting from any (i) violation by ABM or its respective officers, directors, employees, representatives or agents, of Federal, state, provincial, local, international or other Laws or regulations or any common law protecting persons or members of protected classes or categories, including laws or regulations prohibiting discrimination or harassment on the basis of a protected characteristic, (ii) payment or failure to pay any salary, wages or other cash compensation owed by ABM to any Transitioned Employee and relating to the period of his or her employment with ABM, (iii) ABM’s failure to pay any accrued employee pension or other benefits owed by ABM to any Transitioned Employee and accruing during the period of his or her employment with ABM, (iv) other acts or omissions of ABM in its capacity as an employer of the Transitioned Employees, but excluding claims covered by Section 17.1(j) (and provided, in no event will ABM be liable for any claim related to a Transitioned Employee’s employment relationship arising after such Transitioned Employee’s Employment Effective Date regardless of a finding by any court or authoritative body that ABM is or was an employer of such Transitioned Employee on or after his or her Employment Effective Date), and/or (v) liability resulting from representations (oral or written) to the Affected Employees identified on Schedule M to the Original Agreement by ABM (or its officers, directors, employees, representatives or agents), except, in each case, to the extent resulting from the wrongful actions of Supplier, Supplier Affiliates or Subcontractors (or their respective officers, directors, employees, representatives or agents), errors or inaccuracies in the information provided by Supplier and faithfully communicated by ABM, or the failure of Supplier, Supplier Affiliates or Subcontractors (or their respective officers, directors, employees, representatives or agents) to COMPLY WITH SUPPLIER’S RESPONSIBILITIES UNDER THIS AGREEMENT.

[FOR THE AVOIDANCE OF DOUBT, THE PARTIES ACKNOWLEDGE AND AGREE THAT, NOTWITHSTANDING THIS SECTION 17.2(I), NO ADDITIONAL AFFECTED EMPLOYEES OR TRANSITIONED EMPLOYEES ARE CONTEMPLATED IN CONNECTION WITH SUPPLIER’S ASSUMPTION OF RESPONSIBILITY FOR DATA CENTER SERVICES UNDER THIS AMENDED AND RESTATED AGREEMENT.]

(j)	Supplier Affected Employees.

Claims by Supplier Personnel employed or considered for employment by ABM or its designee pursuant to Section 4.3(b)(2) of the Agreement following the expiration or termination of all or part of the Services, including the Terminated Services (collectively “Supplier Affected Employees”) with respect to the following:
(A)	In the case of Supplier Affected Employees hired by ABM or its designee (“ABM Hires”), any claim relating to: (i) liability arising or resulting from the employment of
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such ABM Hires by ABM or its designee from and after their ABM or designee Employment Effective Date (including liability for any social security or other employment taxes, workers’ compensation claims and premium payments, and contributions applicable to the wages and salaries of such ABM Hire); (ii) payment or failure to pay any salary, wages or other cash compensation due and owing to such ABM Hires for obligations accruing from and after their ABM or its designee Employment Effective Date, (iii) failure by ABM or its designee to pay any employee pension or other benefits due and owing to such ABM Hires for obligations accruing from and after their ABM or its designee Employment Effective Date, or (iv) other acts or omissions of ABM or its designee in its capacity as an employer of an ABM Hire or the termination of such relationship, including claims for wrongful discharge, claims for breach of express or implied employment contract and claims of joint employment, but excluding claims covered by Section 17.1 of the Agreement, or

(B)	Any claim by Supplier Affected Employees relating to representations (oral or written) to such Supplier Affected Employees by ABM or its designee (or their respective officers, directors, employees, representatives or agents), or other acts or omissions with respect to such Supplier Affected Employees by such persons or entities, including any act, omission or representation made in connection with the interview, selection, hiring and/or transition process, the offers of employment made to such employees, the failure to make offers to any such employees, the rescission of such offers of employment, or the terms and conditions of such offers (including compensation and employee benefits), except, in each case, to the extent resulting from the wrongful actions of Supplier (or its officers, directors, employees, representatives or agents), errors or inaccuracies in the information provided by Supplier (or its officers, directors, employees, representatives or agents) and faithfully and accurately communicated by ABM or the failure of Supplier (or its officers, directors, employees, representatives or agents) to comply with Supplier’s responsibilities under this Agreement. The procedures described in Section 17.5 of the Agreement shall be applicable to claims that are subject to indemnification under this provision.
Notwithstanding the foregoing, ABM’s indemnification obligations with respect to “its designee,” shall not extend to and include AT&T, which served as a Subcontractor to Supplier prior to the Effective Date of this Amended and restated Agreement.
17.3	Additional Indemnities.

Supplier and ABM each agree to indemnify, defend and hold harmless the other, and the Eligible Recipients and their respective Affiliates, officers, directors, employees, agents, representatives, successors, and assigns, from any and all Losses and threatened Losses to the extent they arise from or in connection with any of the following: (a) the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of the indemnitor or the failure of the indemnitor to comply with its obligations under this Agreement; and (b) the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of the indemnitor or the failure of the indemnitor to comply with its obligations under this Agreement.

17.4	Infringement.

In the event that (1) any Materials, Equipment or Software provided by Supplier or its Affiliates or Subcontractors pursuant to this Agreement or for which Supplier is financially responsible under this Agreement (other than for third party Schedule A ABM Software as to which Supplier is financially responsible only for maintenance costs) are found or, are reasonably likely to be found to infringe upon the patent, copyright, trademark, trade secrets, intellectual property or proprietary rights of any third party in any country in which Services are to be performed or received under this Agreement or (2) the continued provision of such Services or use of such Materials, Equipment or Software is enjoined, Supplier shall, in
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addition to defending, indemnifying and holding harmless ABM as provided in Section 17.1(e) and to the other rights ABM may have under this Agreement, promptly and at its own cost and expense and in such a manner as to minimize the disturbance to ABM’s and the Eligible Recipients’ business activities do one of the following:
(a)	Obtain Rights. Obtain for ABM and the Eligible Recipients the right to continue using such Materials, Equipment or Software.

(b)	Modification. Modify the item(s) in question so that it is no longer infringing (provided that such modification does not degrade the performance or quality of the Services or adversely affect ABM’s and the Eligible Recipients’ intended use as contemplated by this Agreement).

(c)	Replacement. Replace such item(s) with a non-infringing functional equivalent acceptable to ABM.

(d)	If, despite Supplier using commercially reasonable efforts, the Parties determine that alternatives (a) — (c) above are not feasible, Supplier may discontinue its use of such infringing or potentially infringing Materials, Equipment or Software. However, this shall not limit or expand ABM’s rights or Supplier’s obligations under the Agreement. Nor shall this excuse any breach by Supplier of its obligation to provide the Services and to do so in a non-infringing manner.
17.5	Indemnification Procedures.

With respect to third party claims (other than those covered by Section 17.1(f) and 17.2(f) and except as provided in Section 17.6), the following procedures shall apply:
(a)	Notice. Promptly after receipt by any entity entitled to indemnification (under Sections 17.1 through 17.4 or any other provisions of this Agreement) of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall notify the indemnitor of such claim. No delay or failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that such indemnitor has suffered actual prejudice by such delay or failure. Within fifteen (15) days following receipt of notice from the indemnitee relating to any claim, but no later than five (5) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee that the indemnitor elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

(b)	Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election within the required notice period, the indemnitor shall assume sole control over the defense and settlement of the claim; provided, however, that (i) the indemnitor shall keep the indemnitee reasonably apprised at all times as to the status of the defense, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim asserting any liability against the indemnitee or imposing any obligations or restrictions on the indemnitee or ceasing to defend against such claim. In addition to defense costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties), the indemnitor shall pay any amounts which a court finally awards to a third party or which are included in a settlement agreed to by the indemnitor. The indemnitor shall not be liable for any legal fees or expenses incurred by the indemnitee following the delivery of a Notice of Election; provided, however, that (i) the indemnitee shall be entitled to employ counsel at its own expense to participate in the handling of the claim, and (ii) the indemnitor shall pay the reasonable fees and expenses associated with such counsel if there is a conflict of interest under applicable rules or with respect to such claim or if the indemnitor has requested the assistance of the indemnitee in the defense of the claim or the indemnitor has failed to defend the claim diligently and the indemnitee is prejudiced or likely to be prejudiced by such
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failure. The indemnitor shall not be obligated to indemnify the indemnitee for any amount paid or payable by such indemnitee in the settlement of any claim if (x) the indemnitor has delivered a timely Notice of Election and such amount was agreed to without the written consent of the indemnitor, (y) the indemnitee has not provided the indemnitor with notice of such claim and a reasonable opportunity to respond thereto, or (z) the time period within which to deliver a Notice of Election has not yet expired.

(c)	Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to any claim for which it is obligated to indemnify the other Party hereunder within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses incurred by the indemnitee, including attorneys’ fees.
17.6	Indemnification Procedures — Governmental Claims.

With respect to claims covered by Sections 17.1(f) and 17.2(f), the following procedures may apply at the sole discretion of the indemnitee:
(a)	Notice. Promptly after receipt by either Party of notice of the commencement or threatened commencement of any action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to Section 17.1(f) or 17.2(f), the Party receiving such notice shall notify the other Party of such claim. No delay or failure to so notify the other Party shall relieve such other Party of its obligations under this Agreement except to the extent that such other Party has suffered actual prejudice by such delay or failure.

(b)	Procedure for Defense. Each Party shall be entitled to have sole control over the defense and settlement of such claim brought against it; provided that such Party shall consult with the other Party on a regular basis regarding claim processing (including actual and anticipated costs and expenses) and litigation strategy and shall obtain the prior written approval of such other Party before entering into any settlement of such claim involving the payment of moneys for which such other Party will ultimately be financially responsible under Section 17.1(f).
17.7	Subrogation.

Except as otherwise provided in Sections 16.1 or 16.2 in the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to Sections 17.1 through 17.4 or any other provision of this Agreement, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

18.	LIABILITY

18.1	General Intent.

Subject to the specific provisions of this Article 18, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement.

18.2	Force Majeure.
(a)	General. Subject to Section 18.2(d), no Party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God; wars, riots, civil disorders, rebellions or revolutions, or any other similar cause beyond the reasonable control of such Party, except to the extent such default or delay is caused by such Party’s failure to perform its obligations under this Agreement, and provided that such default or delay can not
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reasonably be circumvented by the non-performing Party through the use of commercially reasonable alternate sources, workaround plans or other commercially reasonable means. A strike, lockout or labor dispute involving Supplier or a Subcontractor and its own personnel shall not excuse Supplier from its obligations hereunder. In addition, the refusal of a Supplier Personnel to enter a facility that is the subject of a labor dispute shall excuse Supplier from its obligations hereunder only if and to the extent such refusal is based upon a reasonable fear of harm.

(b)	Duration and Notification. In such event the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. To the extent possible, any Party so prevented, hindered or delayed in its performance shall, as quickly as practicable under the circumstances, notify the Party to whom performance is due by telephone (to be confirmed in writing within one (1) day of the inception of such delay) and describe at a reasonable level of detail the circumstances of the force majeure event, the steps being taken to address such force majeure event, and the expected duration of such force majeure event.

(c)	Substitute Services; Termination. If any event described in Section 18.2(a) has substantially prevented, hindered or delayed or is reasonably expected to prevent, hinder or delay the performance by Supplier or one of its Subcontractors of Services necessary for the performance of critical ABM or Eligible Recipient functions for longer than the recovery period specified in the applicable disaster recovery plan, ABM may procure such Services from an alternative source, and Supplier shall be liable for payment for such services from the alternate source for so long as the delay in performance shall continue up to 180 days; provided that, ABM continues to pay the applicable Charges for all Services that it continues to receive from Supplier or an alternate source at Supplier’s expense. In addition, if any event described in Section 18.2(a) substantially prevents, hinders or delays the performance by Supplier, its Subcontractors or an alternate source paid by Supplier of Services necessary for the performance of critical ABM or Eligible Recipient functions (i) for more than five (5) days, ABM, at its option, may terminate any portion of this Agreement so affected (provided that, to the extent ABM terminates on this basis, it shall pay the Wind Down Charges specified in Sections 2(a) and (b) of Schedule N) and the charges payable hereunder shall be equitably adjusted to reflect those terminated Services; or (ii) for more than ten (10) days, ABM, at its option, may terminate this Agreement in its entirety (provided that, to the extent ABM terminates on this basis, it shall pay the Wind Down Charges specified in Sections 2(a) and (b) of Schedule N for the impacted Functional Service Areas and the Wind Down Charges specified in Sections 2(a), (b) and (c) of Schedule N for all other Functional Service Areas). Supplier shall not have the right to additional payments or increased usage charges as a result of any force majeure occurrence affecting Supplier’s ability to perform.

(d)	Disaster Recovery. Upon the occurrence of a force majeure event that constitutes a disaster under the applicable disaster recovery plan, Supplier shall implement promptly, as appropriate, its disaster recovery plan and provide disaster recovery services as described in Schedule E. The occurrence of a force majeure event shall not relieve Supplier of its obligation to implement its disaster recovery plan and provide disaster recovery services except to the extent a force majeure event impacts Supplier’s ability to implement such plan and provide such services.

(e)	Payment Obligation. If Supplier fails to provide Services in accordance with this Agreement due to the occurrence of a force majeure event, all amounts payable to Supplier hereunder shall be equitably adjusted in a manner such that ABM is not required to pay any amounts for Services that it is not receiving whether from Supplier or from an alternate source at Supplier’s expense pursuant to Section 18.2(c).

(f)	Allocation of Resources. Without limiting Supplier’s obligations under this Agreement, whenever a force majeure event or disaster causes Supplier to allocate limited resources between or among Supplier’s customers and Affiliates, ABM and the Eligible Recipients shall receive at least the same treatment with respect to such allocation as comparable Supplier customers.
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18.3	Limitation of Liability.
(a)	Limitations. EXCEPT AS PROVIDED IN THIS SECTION 18.3, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)	Liability Cap. Additionally, except as provided below, the total aggregate liability of either Party, for claims asserted by the other Party under or in connection with this Agreement (excluding claims covered by Section 18.3(c) and 18(g) that are subject to a separate liability cap), regardless of the form or the action of the theory of recovery, shall be limited to the total Charges for the twelve (12) months immediately preceding the last act or omission giving rise to such liability; provided that, for the period ending on the last day of the first Contract Year, such liability cap shall be not less than the amount specified in Schedule J as the “Annual Service Charge” for the first Contract Year. For avoidance of doubt, this liability cap is an aggregate liability cap for the Master Agreement and all Companion Agreements.

(c)	Separate Liability Cap for Supplier Refusal to Perform. If, following its receipt of a termination notice and prior to its completion of all Termination Assistance Services requested by ABM under Section 4.3, Supplier refuses to provide all or a material portion of the Services then required to be provided by Supplier under this Agreement, the limitations of liability set forth in Section 18.3(a) and (b) shall not apply to the liability, damages and losses suffered by ABM and/or the Eligible Recipients as a result of such refusal. The total aggregate liability of Supplier for such liability, damages and losses shall be limited to the total Charges payable to Supplier during the eight (8) month period immediately preceding the last act or omission giving rise to such liability; provided that, for the period beginning on the Effective Date and ending eight (8) months after the Commencement Date, the total aggregate liability of Supplier for such liability, damages and losses shall be limited to the greater of the total anticipated Charges specified in Schedule J for such period or the total actual Charges for the preceding eight (8) months. For purposes of this provision, “refusal” means the intentional cessation by Supplier, in a manner impermissible under this Agreement, of the performance of all or a material portion of the Services then required to be provided by Supplier under this Agreement.

(d)	Cap within Liability Cap for Government Fines, Penalties, Interest and other Remedies. The limitations of liability set forth in Section 18.3(a) shall not apply to fines, penalties, sanctions, underpayments or other remedies for which Supplier is liable under Section 17.1(f). Supplier’s liability for such fines, penalties, sanctions, underpayments or other remedies shall be applied against the liability cap set forth in Section 18.3(b); however, the total aggregate liability of Supplier for all such fines, penalties, sanctions, underpayments and other remedies shall be limited to the greater of $2,200,000 or the total Charges payable to Supplier during the six (6) month period immediately preceding the last act or omission giving rise to such liability (provided that, for the period beginning on the Effective Date and ending six (6) months after the Commencement Date, the total aggregate liability of Supplier for all such fines, penalties, sanctions, underpayments and other remedies shall be limited to the greater of the total anticipated Charges specified in Schedule J for such period or the total actual Charges for the preceding six (6) months).

(e)	Cap within Liability Cap for Government Fines, Penalties, Interest and other Remedies. The limitations of liability set forth in Section 18.3(a) shall not apply to fines, penalties, sanctions, underpayments or other remedies for which ABM is liable under Section 17.2(f). ABM’s liability for such fines, penalties, sanctions, underpayments or other remedies shall be applied against the liability cap set forth in Section 18.3(b); however, the total aggregate liability of ABM for all such fines, penalties, sanctions, underpayments and other remedies shall be limited to the greater of $2,200,000 or the total Charges payable to Supplier during the six (6) month period immediately preceding the last act or omission giving rise to such liability (provided that, for the period
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beginning on the Effective Date and ending six (6) months after the Commencement Date, the total aggregate liability of ABM for all such fines, penalties, sanctions, underpayments and other remedies shall be limited to the greater of the total anticipated Charges specified in Schedule J for such period or the total actual Charges for the preceding six (6) months).

(f)	Limitations on Supplier’s Liability for Damages Suffered by Eligible Recipients Described in Sections 2.1(44)(h) and (i). Supplier shall be liable for damages suffered by an Eligible Recipient described in Sections 2.1(44)(h) and (i) only if and to the extent (i) ABM or an Eligible Recipient described in Sections 2.1(44)(a)-(g) reimburses such Eligible Recipient for such damages, (ii) such damages would have been recoverable from Supplier under the Agreement if ABM had suffered such damages, and (iii) subject to Section 18.3(l), ABM and/or such Eligible Recipient endeavor to mitigate such damages. Supplier’s liability for damages suffered by Eligible Recipients described in Sections 2.1(44)(h) and (i) shall be applied against the liability cap set forth in Section 18.3(b); however, the total aggregate liability of Supplier for all such damages shall be limited to the greater of $2,200,000 or the total Charges payable to Supplier during the six (6) month period immediately preceding the last act or omission giving rise to such liability (provided that, for the period beginning on the Effective Date and ending six (6) months after the Commencement Date, the total aggregate liability of Supplier for all such damages shall be limited to the greater of the total anticipated Charges specified in Schedule J for such period or the total actual Charges for the preceding six (6) months).

(g)	Reserved.

(h)	Exceptions to Limitations of Liability. The limitations of liability set forth in Section 18.3(a) shall not apply with respect to:
(i)	Losses paid pursuant to the indemnification obligations under this Agreement;

(ii)	Liability occasioned by any breach of the restrictions in Sections 13.1 and 13.3 on the disclosure or use of ABM Data, ABM Proprietary Information, or Supplier Confidential Information;

(iii)	Liability occasioned by any breach of a Party’s obligations under Article 13, other than those covered in Section 18.3(h)(ii) (provided that, unless such breach results from gross negligence, recklessness or intentional tortious conduct, such liability shall be subject to the liability caps set forth above; and provided further that, to the extent the breach involves Personal Data, the total aggregate liability of the breaching Party for consequential, incidental or special damages shall be limited to the greater of $2,000,000 or the total Charges payable to Supplier during the three (3) month period immediately preceding the last act or omission giving rise to such liability); ; or

(iv)	Termination Charges assessed under this Agreement.
(i)	Exceptions to Liability Cap. The limitations of liability set forth in Section 18.3(b) shall not apply with respect to:
(i)	Losses paid pursuant to the indemnification obligations under this Agreement;

(ii)	Liability occasioned by a breach of a Party’s representations, warranties or covenants set forth in Sections 15.6, 15.7, 15.9, 15.10(a) (in the case of Supplier) and 15.10(b)( in the case of ABM); or

(iii)	Liability occasioned by any breach of the restrictions in Sections 13.1 and 13.3 on the disclosure or use of ABM Data, ABM Proprietary Information, or Supplier Confidential Information; or
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(iv)	Liability occasioned by any breach of a Party’s obligations under Article 13 (other than those covered in Section 18.3(h)(ii)) resulting from gross negligence, recklessness or intentional tortious conduct.
(j)	Items Not Considered Damages. The following shall not be considered damages subject to, and shall not be subject to the limitations specified in, Section 18.3(a) and shall not be counted toward the liability cap specified in, Section 18.3(b):
(i)	Service Level Credits and Deliverable Credits assessed against Supplier pursuant to this Agreement;

(ii)	invoiced Charges that ABM is not obligated to pay under this Agreement because such Charges are attributable to billing errors or Services not provided by Supplier; and

(iii)	invoiced Charges and other amounts that are due and owing to Supplier for Services under this Agreement.
(k)	Waiver of Liability Cap. In the event (i) either Party incurs liability to the other Party which equals or exceeds eighty (80%) of one or more of the liability caps specified in Sections 18.3(b), (c), (d), (e) or (f) and does not fall within an exception to such liability caps, and (ii) such incurring Party does not waive such liability cap and/or agree to increase it by a mutually agreeable amount within thirty (30) days of its receipt of written notice from the other Party, then the other Party may elect to terminate the Term for convenience. If ABM elects to terminate on this basis, ABM shall not be obligated to pay any Termination Charges, including any Wind Down Charges. If Supplier elects to terminate on this basis, ABM shall pay Wind Down Charges calculated in accordance with Schedule N, but shall not be obligated to pay any Termination Fee.

(l)	Acknowledged Direct Damages. The following shall be considered direct damages and neither Party shall assert that they are indirect, incidental, collateral, consequential or special damages or lost profits to the extent they result directly from either Party’s failure to perform in accordance with this Agreement:
(i)	Costs and expenses of restoring any lost, stolen or damaged ABM Data using generally accepted data restoration techniques;

(ii)	Costs and expenses of implementing a work-around in respect of a failure by Supplier provide the Services or any part thereof in accordance with this Agreement;

(iii)	Costs and expenses of replacing lost, stolen or damaged Equipment, Software, and Materials;

(iv)	Costs and expenses incurred to procure the Services or corrected Services from an alternate source, to the extent in excess of Supplier’s Charges under this Agreement;

(v)	Straight time, overtime or related expenses incurred by either Party, including overhead allocations for employees, wages and salaries of additional employees, travel expenses, overtime expenses, telecommunication charges and similar charges, due to failure of Supplier to provide all or a portion of the Services incurred in connection with (i) through (iv) and only to the extent they would not have been incurred by ABM or an Eligible Recipient had it not been for such failure;

(vi)	Damages of an ABM Affiliate or (subject to Section 18.3(f)) an Eligible Recipient which would be direct damages under this Agreement if they had instead been suffered by ABM (including being so considered under this Section 18.3(k)); and
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(vii)	Costs and expenses incurred to bring the Services in-house or to contract to obtain the Services from an alternate source, including the costs and expenses associated with the retention of external consultants and legal counsel to assist with any re-sourcing of the Services.
(m)	Duty to Mitigate. Each Party shall use appropriate efforts to mitigate its damages to the extent within its reasonable control and consistent with the Parties respective performance obligations under this Agreement; provided, however, this provision is not intended to expand or diminish a Party’s rights or obligations under this Agreement, alter the plain meaning of the provisions contained herein or limit a Party’s rights to act in its own self-interest.
19.	DISPUTE RESOLUTION

19.1	Informal Dispute Resolution.
(a)	If a dispute arises between the Parties relating to this Agreement, other than as provided in Section 19.1(d), the Parties agree to use the following alternative dispute resolution (“ADR”) procedure prior to either Party pursuing other available remedies:
(i)	A meeting shall be held promptly between the Parties, attended by Supplier’s Contract Manager and ABM’s Project Executive, to attempt in good faith to negotiate a resolution of the dispute.

(ii)	If the foregoing individuals are unable to resolve a dispute in an amount of time that either Party deems reasonable under the circumstances, such Party may, upon written notice to the other Party, refer the dispute for resolution to the senior corporate executives specified below: for Supplier: General Manager — Small and Medium Industry ; and for ABM: Senior VP and Chief Administrative Officer.

(iii)	The designated senior corporate executives specified above will confer as often as they deem reasonably necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. Such designated senior corporate executives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. The specific format for the discussions will be left to the discretion of such designated senior corporate executives, but may include the preparation of agreed-upon statements of fact or written statements of position
(b)	During the course of negotiations under Section 19.1(a) above, all reasonable requests made by one Party to another for non-privileged information, reasonably related to the dispute, will be honored in order that each of the Parties may be fully advised of the other’s position. All negotiation and mediation proceedings shall be strictly confidential and used solely for the purposes of settlement. Any materials prepared by one Party for those proceedings shall not be used as evidence by the other Party in any formal proceedings; provided, however, the underlying facts supporting such materials may be subject to discovery.

(c)	Each Party fully understands its specific obligations under the provisions of this Agreement. Neither Party considers such obligations to be vague or in any way unenforceable, and neither Party will contend to the contrary at any future time or in any future proceeding.

(d)	This Section 19.1 shall not be construed to prevent or delay a Party from instituting, and a Party is authorized to institute, formal proceedings to (i) avoid the expiration of any applicable limitations period, (ii) preserve a superior position with respect to other creditors, or (iii) seek injunctive relief in the event (A) Supplier breaches (or attempts or threatens to breach) its obligation to provide Termination Assistance Services as provided in Section 4.3; (B) Supplier breaches (or attempts or threatens to breach) its obligation respecting continued performance in accordance with Section
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19.3; (C) Supplier breaches (or attempts or threatens to breach) its obligation to provide access to computers or files containing ABM Data in accordance with Section 13.4; (D) either Party breaches (or attempts or threatens to breach) its obligation with respect to the other Party’s Proprietary Information under Article 13; (E) either Party infringes or misappropriates (or attempts or threatens to infringe or misappropriate) the other Party’s patents, copyrights, trademarks, trade secrets or other proprietary rights in violation of Article 14; or (F) Supplier breaches (or attempts or threatens to breach) its obligations under Section 20.6.
19.2	Mediation.

If the designated senior corporate executives cannot resolve the dispute within a reasonable period of time, then either Party may initiate third-party mediation. Unless otherwise agreed by the Parties, the location of the mediation shall be San Francisco, California. The Party receiving a notice of mediation shall promptly respond to the notifying Party so that both Parties can jointly select a neutral and impartial mediator and schedule the mediation session. The mediation contemplated by the Parties is intended to be a voluntary process among the Parties to promote understanding and, where possible, to arrive at a mutually acceptable resolution of their dispute. A Party may withdraw from the mediation at any time. The mediation process is confidential, and all such confidential information will be treated as compromise and settlement information for the purposes of any applicable rules of evidence. The Parties will jointly share the cost of the mediation services.

19.3	Jurisdiction.

Each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively in New York City, New York, and each Party irrevocably submits to the sole and exclusive jurisdiction of the courts in New York City, New York in personam, generally and unconditionally with respect to any action, suit or proceeding brought by it or against it by the other Party. Each Party hereby agrees to waive any right it might otherwise have to trial by jury.

19.4	Continued Performance.

Each Party agrees that it shall, unless otherwise directed by the other Party, continue performing its obligations under this Agreement while any dispute is being resolved; provided that this provision shall not operate or be construed as extending the Term of this Agreement or prohibiting or delaying a Party’s exercise of any right it may have to terminate the Term as to all or any part of the Services under Article 20 or Section 4.3(a)(5) Supplier acknowledges and agrees that any interruption to the Service may cause irreparable harm to ABM and/or the Eligible Recipients, in which case an adequate remedy at law would not be available. Supplier expressly acknowledges and agrees that, pending resolution of any dispute or controversy, it shall not deny, withdraw, or restrict Supplier’s provision of the Services to ABM and/or the Eligible Recipients under this Agreement, except as specifically and expressly agreed in writing by ABM and Supplier.

19.5	Governing Law.

This Agreement and performance under it shall be governed by and construed in accordance with the applicable laws of the State of New York, without giving effect to the principles thereof relating to conflicts of laws. The application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

20.	TERMINATION

20.1	Termination for Cause.
(a)	By ABM. If Supplier:
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(i)	fails to meet its Transition Services obligations as provided in Section 4.2(g);

(ii)	commits a material breach of this Agreement, which breach is not cured within thirty (30) days after notice of the breach from ABM (provided, that if Supplier begins promptly and works diligently and in good faith to cure such breach in accordance with this provision and such breach is not capable of being cured within thirty (30) days, Supplier may have up to fifteen (15) additional days to cure such breach if it demonstrates that it is capable of curing such breach within the additional period and the breach does not materially impair the ability of ABM or an Eligible Recipient to conduct its business);

(iii)	commits a material breach of this Agreement which is not capable of being cured within the period specified in subsection (ii) above;

(iv)	commits numerous breaches of its duties or obligations which collectively constitute a material breach of this Agreement;

(v)	becomes liable for or incurs Service Level Credits under this Agreement that, in the aggregate, exceed fifty percent (50%) of the cumulative At Risk Amount during any rolling six (6) month period, provided that ABM exercises its right to terminate on this basis within twelve (12) months after the sequence of months on which the right to terminate is based (e.g., if ABM is entitled to terminate based on Service Level Credits incurred during a six (6) month period ending in June, ABM must exercise its right to terminate on this basis by June 30 of the next year);

(vi)	fails to perform in accordance with the Increased Impact Service Level of the same Critical Performance Indicator for three (3) consecutive months or during four (4) months of any six (6) consecutive month period, provided that ABM exercises its right to terminate on this basis within twelve (12) months after the sequence of months on which the right to terminate is based (e.g., if ABM is entitled to terminate based on Service Level defaults during a six (6) month period ending in June, ABM must exercise its right to terminate on this basis by June 30 of the next year);
then ABM may, by giving notice to Supplier, terminate the Term with respect to all or any part of the Services, in whole or in part, as of a date specified in the notice of termination. Supplier shall not be entitled to any Termination Charges in connection with a termination for cause. If ABM chooses to terminate the Agreement in part, the Charges payable under the Agreement will be adjusted in accordance with the pricing by charge component, as set forth in Schedule J, to reflect such partial termination. For avoidance of doubt, the Parties acknowledge and agree that, to the extent one or more material breaches of a Companion Agreement also constitute a material breach of this Agreement, viewed in its entirety, the right to terminate shall extend to this Master Professional Services Agreement and all Companion Agreements.

The express acknowledgment that a certain amount of Service Level Credits or number of Service Level defaults constitutes grounds for termination under Section 20.1(a)(v) and (vi) does not imply that a lesser amount or number cannot constitute a material breach of this Agreement and therefore grounds for termination under other subsections, and no Party shall contend otherwise in any dispute or controversy between the Parties.

(b)	By Supplier. In the event that ABM fails to pay undisputed Supplier Charges in accordance with Section 12.2 or fails to comply with its obligation to pay disputed amounts above the specified threshold into escrow in accordance with Section 12.4(d), and fails to cure such default within thirty (30) days of notice from Supplier of the possibility of termination for failure to make such payment, Supplier may, by notice to ABM, terminate the Term.
20.2	Termination for Convenience.
ABM/IBM Proprietary Information

ABM may terminate the Term with respect to the entire Agreement, any Functional Services Area(s) or any Companion Agreement(s) for convenience and without cause at any time. If ABM elects to terminate all Services provided under this Master Agreement and all Companion Agreements on this basis, ABM shall give Supplier at least six (6) months prior notice designating the termination date. If ABM elects to terminate less than all Services and/or less than all Companion Agreements, ABM shall give Supplier at least ninety (90) days prior notice designating the termination date. In either event, if ABM elects to terminate on this basis, it shall pay Supplier the applicable Termination Charge in accordance with Schedule N.

20.3	Termination Upon Supplier Change of Control.

In the event of a change in Control of Supplier (or that portion of Supplier providing Services under this Agreement) or the Entity that Controls Supplier (if any), where such Control is acquired, directly or indirectly, in a single transaction or series of related transactions, or all or substantially all of the assets of Supplier (or that portion of Supplier providing all or any material portion of the Services under this Agreement) are acquired by any entity (other than a wholly owned subsidiary of Supplier, and in the case of such a subsidiary, subject to Section 21.1(b)(i)), or Supplier (or that portion of Supplier providing all or any material portion of the Services under this Agreement) is merged with or into another entity (other than a wholly owned subsidiary of Supplier, and in the case of such a subsidiary, subject to Section 21.1(b)(i)) to form a new entity, then at any time within six (6) months after the last to occur of such events, ABM may at its option terminate the Term by giving Supplier at least ninety (90) days prior notice and designating a date upon which such termination shall be effective; provided, however, if such change in Control of Supplier involves a Direct ABM Competitor, ABM may terminate the Term by giving Supplier at least ten (10) days prior notice, and such Direct ABM Competitor (excluding Supplier Personnel) shall be prohibited from any contact with ABM Data, ABM Proprietary Information and any and all other information about the ABM account, including discussions with Supplier Personnel regarding specifics relating to the Services. If ABM elects to terminate on this basis, ABM shall pay a Termination Charge calculated in accordance with Schedule N equal to Wind Down Charges and 50% of the applicable Termination Fee.

20.4	Termination Upon ABM Mergers and Acquisitions.

In the event that, in a single transaction or series of transactions, ABM Industries Incorporated acquires or is acquired by any other Entity (by stock sale, asset sale or otherwise) or merges with any other Entity, then, at any time within six (6) months after the last to occur of such events, ABM may at its option terminate the Term by giving Supplier at least ninety (90) days prior notice and designating a date upon which such termination shall be effective. If ABM elects to terminate on this basis, ABM shall pay a Termination Charge calculated in accordance with Schedule N equal to Wind Down Charges and 50% of the applicable Termination Fee.. Notwithstanding the foregoing, in the event ABM Corporation acquires or is acquired by an Entity that has an existing agreement with Supplier for the provision of services substantially similar to, or broader in scope than, the Services (the “Entity Agreement”), ABM shall not be required to pay any Termination Charges in connection with the termination of this Agreement or the Entity Agreement to the extent it enters into a single agreement with Supplier with respect to the provision of services to the combined Entity.

20.5	Termination for Insolvency.
(a)	In the event that any Party (a) files for bankruptcy, (b) becomes or is declared insolvent, or is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it, (c) makes an assignment for the benefit of all or substantially all of its creditors, or (d) enters into an agreement for the composition, extension, or readjustment of substantially all of its obligations, then the other Party may terminate this Agreement as of a date specified in a termination notice; provided, however, that Supplier will not have the right to exercise such termination under this Section so long as ABM pays for the Services to be received hereunder in advance on a month-to-month basis. If any Party elects to terminate this Agreement
ABM/IBM Proprietary Information

due to the insolvency of the other Party, such termination will be deemed to be a termination for convenience (provided, however, that if ABM elects to terminate on this basis, it shall not be obligated to pay any Termination Charges, including any Wind Down Charges).

(b)	Notwithstanding any other provision of this Agreement to the contrary and to the maximum extent permitted by applicable Laws, in the event that Supplier becomes a debtor under the United States Bankruptcy Code (11 U.S.C. §101 et. seq. or any similar Law in any other country (the “Bankruptcy Code”)) and rejects this Agreement pursuant to Section 365 of the Bankruptcy Code (a “Bankruptcy Rejection”), (i) any and all of the licensee and sublicensee rights of ABM arising under or otherwise set forth in this Agreement, including without limitation the rights of ABM referred to in Section 14.6, shall be deemed fully retained by and vested in ABM and/or the Eligible Recipients as protected intellectual property rights under Section 365(n)(1)(B) of the Bankruptcy Code and further shall be deemed to exist immediately before the commencement of the bankruptcy case in which Supplier is the debtor; (ii) ABM shall have all of the rights afforded to non-debtor licensees and sublicensees under Section 365(n) of the Bankruptcy Code; and (iii) to the extent any rights of ABM under this Agreement which arise after the termination or expiration of this Agreement are determined by a bankruptcy court to not be “intellectual property rights” for purposes of Section 365(n), all of such rights shall remain vested in and fully retained by ABM and/or the Eligible Recipients after any Bankruptcy Rejection as though this Agreement were terminated or expired. ABM shall not be required to terminate this Agreement after a Bankruptcy Rejection in order to enjoy or acquire any of its rights under this Agreement, including without limitation any of the rights of ABM referenced in Section 14.6 unless and to the extent required by applicable Laws.
20.6	ABM Rights Upon Supplier’s Bankruptcy.

In the event of Supplier’s bankruptcy or of the filing of any petition under the federal bankruptcy laws affecting the rights of Supplier which is not stayed or dismissed within thirty (30) days of filing, in addition to the other rights and remedies set forth herein, to the maximum extent permitted by Law, ABM will have the immediate right to retain and take possession for safekeeping all ABM Data, ABM Proprietary Information, ABM licensed Third Party Software, ABM owned Equipment, ABM Owned Materials, ABM owned Developed Materials, and all other Software, Equipment, Systems or Materials to which ABM and/or the Eligible Recipients are or would be entitled during the Term or upon the expiration or termination of this Agreement. At ABM’s request, Supplier shall provide reasonable cooperation and assistance to ABM and assist ABM and the Eligible Recipients in identifying and taking possession of the items listed in the preceding sentence. To the maximum extent permitted by applicable Laws, ABM will have the right to hold such ABM Data, Proprietary Information, Software, Equipment, Systems and Materials until such time as the trustee or receiver in bankruptcy or other appropriate court officer can provide adequate assurances and evidence to ABM that they will be protected from sale, release, inspection, publication, or inclusion in any publicly accessible record, document, material or filing. Supplier and ABM agree that without this material provision, ABM would not have entered into this Agreement or provided any right to the possession or use of ABM Data, ABM Proprietary Information, or ABM Software covered by this Agreement.

21.	GENERAL

21.1	Binding Nature and Assignment.
(a)	Binding Nature. This Agreement will be binding on the Parties and their respective successors and permitted assigns.

(b)	Assignment. Neither Party may, or will have the power to, assign this Agreement without the prior written consent of the other, except in the following circumstances:
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(i)	Either Party may assign its rights and obligations under this Agreement, without the approval of the other Party, to an Affiliate which expressly assumes such Party’s obligations and responsibilities hereunder and is not a Direct Competitor of the other Party; provided, that the assigning Party shall remain fully liable for and shall not be relieved from the full performance of all obligations under this Agreement. Any Party assigning its rights or obligations to an Affiliate in accordance with this Agreement shall, within one (1) business day after such assignment, provide notice thereof to the other Party together with a copy any relevant provisions of the assignment document.

(ii)	ABM may assign its rights and obligations under this Agreement to an Entity acquiring, directly or indirectly, Control of ABM, an Entity into which ABM is merged, or an Entity acquiring all or substantially all of ABM’s assets, without the approval of Supplier. The acquirer or surviving Entity shall agree in writing to be bound by the terms and conditions of this Agreement.
(c)	Impermissible Assignment. Any attempted assignment that does not comply with the terms of this Section shall be null and void.
21.2	Entire Agreement; Amendment.
(a)	This Agreement, including any Schedules and Exhibits referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, promises, covenants, commitments or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements, representations, warranties, promises, covenants, commitments or undertaking, whether written or oral, with respect to the subject matter contained in this Agreement; provided that this Agreement shall not be construed to alter the rights, obligations or liabilities of the Parties with respect to the subject matter of the Original Agreement to the extent that it relates to such rights, obligations or liabilities arising, or based on, the actions of the Parties prior to the Commencement Date (provided that, unless otherwise expressly provided herein, this Agreement shall not supersede any software licenses, maintenance contracts, disaster recovery contracts or other unrelated service contracts between ABM and International Business Machines Corporation). No amendment, modification, change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, modification, change, waiver, or discharge is sought to be enforced.
21.3	Notices.
(a)	Any notice, notification, request, demand, or determination provided by a Party pursuant to the following:
(i)	Section 4.3 [Termination Assistance Services];

(ii)	Section 6.12 [Notices of Default];

(iii)	Section 7.7 [Notice of Adverse Impact];

(iv)	Section 10.2 [Savings Clause]

(v)	Section 11.6 [Extraordinary Events];

(vi)	Section 13.3(d) [Loss of Proprietary Information];

(vii)	Section 17.5 [Indemnification Procedures];
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(viii)	Section 17.6 [Indemnification Procedures — Government Claims]

(ix)	Section 18.2 [Force Majeure];

(x)	Section 18.3(j) [Waiver of Liability Cap];

(xi)	Section 19.1 [Informal Dispute Resolution];

(xii)	Article 20 [Termination];and

(xiii)	Section 21.1 [Binding Nature and Assignment],
shall be in writing and shall be delivered in hard copy using one of the following methods: and shall be deemed delivered upon receipt: (i) by hand, (ii) by an express courier with a reliable system for tracking delivery, or (iii) by registered or certified mail, return receipt requested, postage prepaid. Unless otherwise agreed, the foregoing notices shall be delivered as follows:
In the case of ABM:
ABM Industries, Inc.
160 Pacific Avenue, Suite 222
San Francisco, CA 94111
Attention: VP, Chief Information Officer
With a copy to:
ABM Industries, Inc.
160 Pacific Avenue, Suite 222
San Francisco, CA 94111
Attention: General Counsel
In the case of Supplier:
IBM
19 Channel Road
Toms River, NJ 08753
Attention: Supplier Account Executive; and
With a copy to:
IBM Global Services
Route 100
Somers, NY 10589
Attention: General Counsel.
(b)	All notices, notifications, requests, demands or determinations required or provided pursuant to this Agreement, other than those specified in Section 21.3(a), may be sent in hard copy in the manner specified in Section 21.3(a), or by e-mail transmission (where receipt is acknowledged by the recipient) or facsimile transmission (with acknowledgment of receipt from the recipient’s facsimile machine) to the addresses set forth below:
In the case of ABM:
ABM Industries, Inc.
420 Taylor Street
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San Francisco, CA 94111
Attention: VP, Chief Information Officer
and
In the case of Supplier:
IBM
420 Taylor Street
San Francisco, CA 94111
Attention: Supplier Account Executive
(c)	Notwithstanding the above, for the purpose of service of legal process and receipt of notice or pleadings in judicial proceedings before the federal or state courts of San Francisco, California, as selected by the Parties under Section 19.2 of the Agreement, both Parties to this Agreement and all parties to all Companion Agreements irrevocably appoint the company below as their agent for service of process and receipt of such notice or notification, and further elect domicile at the address of said company in San Francisco, California, as follows:
In the case of ABM:
ABM Industries, Inc.
160 Pacific Avenue, Suite 222
San Francisco, CA 94111
Attention: General Counsel
With a copy to:
ABM Industries, Inc.
160 Pacific Avenue, Suite 222
San Francisco, CA 94111
Attention: Chief Information Officer
and
In the case of Supplier:
IBM Global Services
Route 100
Somers, NY 10589
Attention: General Counsel.
With a copy to:
IBM
420 Taylor Street
San Francisco, CA 94111
Attention: Supplier Account Executive
(d)	A Party may from time to time change its address or designee for notification purposes by giving the other prior notice of the new address or designee and the date upon which it shall become effective.
21.4	Counterparts.

This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.
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21.5	Headings.

The article and section headings and the table of contents used herein are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

21.6	Relationship of Parties.

Supplier, in furnishing services to ABM and the Eligible Recipients hereunder, is acting as an independent contractor, and Supplier has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Supplier under this Agreement. Except as expressly provided in this Agreement, Supplier is not an agent of ABM or the Eligible Recipients and has no right, power or authority, expressly or impliedly, to represent or bind ABM or the Eligible Recipients as to any matters, except as expressly authorized in this Agreement.

21.7	Severability.

In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remaining provisions of this Agreement and the application of the challenged provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision shall be valid and enforceable to the full extent permitted by law.

21.8	Consents and Approval.

Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, confirmation, notice or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

21.9	Waiver of Default; Cumulative Remedies.
(a)	Waiver of Default. A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All waivers must be in writing and signed by the Party waiving its rights.

(b)	Cumulative Remedies. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.
21.10	Survival.

Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect. Additionally, all provisions of this Agreement will survive the expiration or termination of this Agreement to the fullest extent necessary to give the Parties the full benefit of the bargain expressed herein.
ABM/IBM Proprietary Information

21.11	Publicity.

Neither Party shall use the other Party’s name or mark or refer to the other Party directly or indirectly in any media release, public announcement, or public disclosure relating to this Agreement, including in any promotional or marketing materials, customer lists or business presentations without the prior written consent of the other Party to each such use or release, except as required by applicable Law.

21.12	Service Marks.

Supplier agrees that it shall not, without ABM’s prior consent, use any of the names, service marks or trademarks of ABM or the Eligible Recipients in any of its advertising or marketing materials.

21.13	Export.

The Parties acknowledge that certain Equipment, Software and technical data to be provided hereunder and certain transactions hereunder may be subject to export controls under the laws and regulations of the United States and other countries. No Party shall export or re-export any such items or any direct product thereof or undertake any transaction or service in violation of any such laws or regulations. To the extent within Supplier’s control, Supplier shall be responsible for, and shall coordinate and oversee, compliance with such export laws in respect of such items exported or imported hereunder.

21.14	Third Party Beneficiaries.

Except as expressly provided herein, this Agreement is entered into solely between, and may be enforced only by, ABM and Supplier. This Agreement shall not be deemed to create any rights or causes of action in or on behalf of any third parties, including without limitation employees, suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

21.15	Covenant Against Pledging.

Supplier agrees that, without the prior written consent of ABM, it shall not assign, transfer, pledge, hypothecate or otherwise encumber its rights to receive payments from ABM under this Agreement for any reason whatsoever, other than to a Supplier Affiliate. Without limiting the foregoing, in the event of such an assignment, transfer, pledge, hypothecation or other encumbrance of its rights to receive payments from ABM under this Agreement, Supplier shall continue to be ABM’s sole point of contact with respect to this Agreement, including with respect to payment. The person or Entity to which such rights are assigned, transferred, pledged, hypothecated or otherwise encumbered will not be considered a third party beneficiary under this Agreement and will not have any rights or causes of action against ABM.

21.16	Order of Precedence.

In the event of a conflict, this Agreement shall take precedence over the Schedules attached hereto, and the Schedules shall take precedence over any Attachments or Exhibits.

21.17	Hiring of Employees.
(a)	Solicitation and Hiring. Except as expressly set forth herein, during the Term and for a period of twelve (12) months thereafter, Supplier will not solicit for employment directly or indirectly, nor employ, any employees of ABM or an Eligible Recipient without the prior approval of ABM. Except as expressly set forth herein in connection with the expiration or termination of this Agreement, during the Term and for a period of twelve (12) months thereafter, ABM will not solicit for employment directly or indirectly, nor employ, any employee of Supplier involved in the performance of Supplier’s obligations under this Agreement without the prior consent of Supplier. In each case, the prohibition on solicitation and hiring shall extend ninety (90) days after the termination of the employee’s employment or, in the case of Supplier employees, the
ABM/IBM Proprietary Information

cessation of his or her involvement in the performance of Services under this Agreement. This provision shall not operate or be construed to prevent or limit any employee’s right to practice his or her profession or to utilize his or her skills for another employer or to restrict any employee’s freedom of movement or association.

(b)	Liquidated Damages. The Parties recognize that the damages resulting from a breach of this Section 21.17 may not be capable of precise determination. Accordingly, if a Party hires an employee of the other Party in breach of this provision, the breaching Party shall pay the other Party liquidated damages equal to three (3) months of his or her base salary and wages for each employee so hired. The Parties acknowledge and agree that this is a reasonable estimate as of the date of this Agreement of the damages the other Party will suffer.

(c)	Publications. Neither the publication of classified advertisements in newspapers, periodicals, Internet bulletin boards, or other publications of general availability or circulation nor the consideration and hiring of persons responding to such advertisements shall be deemed a breach of this Section 21.17, unless the advertisement and solicitation is undertaken as a means to circumvent or conceal a violation of this provision and/or the hiring party acts with knowledge of this hiring prohibition.
21.18	Further Assurances.

Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each Party shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

21.19	Liens.

Supplier will not file, or by its action or inaction permit, any mechanics or materialman’s liens to be filed on or against property or realty of ABM or any Eligible Recipient. In the event that any such Liens arise as a result of Supplier’s action or inaction, Supplier will obtain a bond to fully satisfy such liens or otherwise remove such liens at its sole cost and expense within ten (10) business days.

21.20	Covenant of Good Faith.

Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it shall act in good faith.

21.21	Acknowledgment.

The Parties each acknowledge that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that such terms and conditions should not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

21.22	Right to Perform Service for Others

Each Party recognizes that Supplier Personnel providing Services to ABM under this Agreement may perform similar services for others and, except as otherwise expressly agreed, this Agreement shall not prevent Supplier from using personnel and equipment provided to ABM under this Agreement for such purposes.

21.23	Eligible Recipients
(a)	Supplier will provide Services to Eligible Recipients, subject to the terms of this Section.
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(b)	ABM is fully responsible for the performance of ABM’s obligations under this Agreement with respect to the Services provided to such Eligible Recipients.

(c)	Nothing in this Section relieves ABM of its obligations or expands Supplier’s obligations under this Agreement.
21.24	Remarketing

Without the prior written consent of Supplier, ABM may not remarket all or any portion of the Services, or make all or any portion of the Services available to any entity, other than to the Eligible Recipients and Authorized Users.

21.25	Freedom of Action

Subject to and without limiting Supplier’s obligations under this Agreement (including its obligations with respect to ABM Data, ABM Proprietary Information and ABM Owned and licensed Materials and Direct ABM Competitors), the Parties acknowledge and agree that Supplier may enter into similar agreements with other customers to provide equipment, software or services similar to the Equipment, Software and Services provided under this Agreement.

21.26	Reference

Unless otherwise directed by ABM, Supplier shall periodically use ABM as a reference for prospective Supplier customers interested in purchasing services that include services the same as or substantially similar to the Services. Supplier shall offer to use ABM as a reference in such circumstances at least once each calendar quarter. In conjunction with the foregoing, ABM’s VP, Chief Information Officer (or equivalent level of ABM management) shall serve as the contact point for such prospective Supplier customers and shall respond to all inquiries in a timely manner. Notwithstanding Section 13.3, Supplier acknowledges and agrees that ABM’s VP, Chief Information Officer (or equivalent level of ABM management) may freely discuss all aspects of Supplier’s performance and ABM’s satisfaction with such performance with prospective Supplier customers. Supplier shall provide such prospective Supplier customers with appropriate ABM contact information. The identity of such prospective Supplier customers and all information related thereto shall be considered Supplier Proprietary Information.
[Signature Page Follows]
ABM/IBM Proprietary Information

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

ABM Industries Incorporated		International Business Machines Corporation

By:	/s/ Doug Gilbert	By:	/s/ Michael Green

Name:	Doug Gilbert	Name:	Michael Green
Title:	Chief Information Officer	Title:	General Manager — GTS Global Business
Date	February 24, 2009	Date	February 24, 2009
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Final Execution Copy
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(continued)
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Page
21.21 Acknowledgment	111

21.22 Right to Perform Service for Others	111

21.23 Eligible Recipients	111

21.24 Remarketing	112

21.25 Freedom of Action	112

21.26 Reference	112
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